                                   $52,500,000

                      AMENDED AND RESTATED CREDIT AGREEMENT

                    Originally dated as of September 23, 1997

                    Amended and Restated as of March 16, 1998

                                      among


                            BINKS SAMES CORPORATION,

                       THE INSTITUTIONS FROM TIME TO TIME
                            PARTIES HERETO AS LENDERS

                                       and

                       THE FIRST NATIONAL BANK OF CHICAGO,
                                    as Agent

                                TABLE OF CONTENTS
SECTION                                                                     PAGE

ARTICLE I: DEFINITIONS
     1.1   Certain Defined Terms . . . . . . . . . . . . . . . . . . . . . . . 1
     1.2   References. . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
     1.3   Supplemental Disclosure . . . . . . . . . . . . . . . . . . . . . .26
     1.4   Amendment and Restatement of Original Credit Agreement. . . . . . .27

ARTICLE II:  THE EXISTING LOANS AND SUPPLEMENTAL LOAN FACILITY
     2.1.  Existing Loans. . . . . . . . . . . . . . . . . . . . . . . . . . .27
     2.2   Supplemental Loans. . . . . . . . . . . . . . . . . . . . . . . . .27
     2.3   [Intentionally Blank] . . . . . . . . . . . . . . . . . . . . . . .28
     2.4   [Intentionally Blank].. . . . . . . . . . . . . . . . . . . . . . .28
     2.5   Optional Payments; Mandatory Prepayments. . . . . . . . . . . . . .28
     2.6   Reduction of Commitments. . . . . . . . . . . . . . . . . . . . . .30
     2.7   Method of Borrowing . . . . . . . . . . . . . . . . . . . . . . . .31
     2.8   Notice of Borrowing; Floating Rate Applicable to All Obligations. .31
     2.9   Minimum Amount of Each Supplemental Advance . . . . . . . . . . . .31
     2.10  [Intentionally Blank] . . . . . . . . . . . . . . . . . . . . . . .31
     2.11  Default Rate. . . . . . . . . . . . . . . . . . . . . . . . . . . .31
     2.12  Method of Payment . . . . . . . . . . . . . . . . . . . . . . . . .31
     2.13  Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
     2.14  Telephonic Notices. . . . . . . . . . . . . . . . . . . . . . . . .32
     2.15  Promise to Pay; Interest; Interest Payment Dates;
              Interest and Fee Basis; Taxes; Loan and Control Accounts . . . .32
     2.16  Notification of Supplemental Advances, Interest Rates,
              Prepayments and Aggregate Supplemental Loan Commitment
              Reductions . . . . . . . . . . . . . . . . . . . . . . . . . . .36
     2.17  Lending Installations . . . . . . . . . . . . . . . . . . . . . . .36
     2.18  Non-Receipt of Funds by the Agent . . . . . . . . . . . . . . . . .36
     2.19  Termination Date. . . . . . . . . . . . . . . . . . . . . . . . . .37
     2.20  Replacement of Certain Lenders. . . . . . . . . . . . . . . . . . .37
     2.21  Collection Account Arrangements . . . . . . . . . . . . . . . . . .38

ARTICLE III: THE LETTER OF CREDIT FACILITY
     3.1   Obligation to Issue Letters of Credit . . . . . . . . . . . . . . .39
     3.2   Types and Amounts of Letters of Credit. . . . . . . . . . . . . . .39
     3.3   Conditions with respect to Letters of Credit. . . . . . . . . . . .39
     3.4   Procedure for Issuance of Letters of Credit . . . . . . . . . . . .40
     3.5   Participation in Letters of Credit. . . . . . . . . . . . . . . . .40
     3.6   Reimbursement Obligation. . . . . . . . . . . . . . . . . . . . . .41
     3.7   Letter of Credit  Fees. . . . . . . . . . . . . . . . . . . . . . .41
     3.8   Issuing Bank Reporting Requirements.. . . . . . . . . . . . . . . .41
     3.9   Indemnification; Exoneration. . . . . . . . . . . . . . . . . . . .42
     3.10  Cash Collateral . . . . . . . . . . . . . . . . . . . . . . . . . .43

ARTICLE IV:  CHANGE IN CIRCUMSTANCES
     4.1   Yield Protection. . . . . . . . . . . . . . . . . . . . . . . . . .43
     4.2   Changes in Capital Adequacy Regulations . . . . . . . . . . . . . .44
     4.3   [Intentionally Blank] . . . . . . . . . . . . . . . . . . . . . . .45
     4.4   [Intentionally Blank].. . . . . . . . . . . . . . . . . . . . . . .45
     4.5   Lender Statements; Survival of Indemnity. . . . . . . . . . . . . .45

ARTICLE V:  CONDITIONS PRECEDENT
     5.1   Initial Supplemental Advances and Letters of Credit . . . . . . . .45
     5.2   Each Supplemental Advance and Letter of Credit. . . . . . . . . . .47

ARTICLE VI:  REPRESENTATIONS AND WARRANTIES
     6.1   Organization; Corporate Powers. . . . . . . . . . . . . . . . . . .47
     6.2   Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . .48
     6.3   No Conflict; Governmental Consents. . . . . . . . . . . . . . . . .48
     6.4   Financial Statements. . . . . . . . . . . . . . . . . . . . . . . .49
     6.5   No Material Adverse Change. . . . . . . . . . . . . . . . . . . . .49
     6.6   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .49
     6.7   Litigation; Loss Contingencies and Violations . . . . . . . . . . .50
     6.8   Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . .50
     6.9   ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .50
     6.10  Accuracy of Information . . . . . . . . . . . . . . . . . . . . . .51
     6.11  Securities Activities . . . . . . . . . . . . . . . . . . . . . . .52
     6.12  Material Agreements . . . . . . . . . . . . . . . . . . . . . . . .52
     6.13  Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . . .52
     6.14  Assets and Properties . . . . . . . . . . . . . . . . . . . . . . .52
     6.15  Statutory Indebtedness Restrictions . . . . . . . . . . . . . . . .52
     6.16  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . .52
     6.17  Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . .53
     6.18  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . .53
     6.19  Solvency. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .54

ARTICLE VII :  COVENANTS
     7.1   Reporting . . . . . . . . . . . . . . . . . . . . . . . . . . . . .54
     7.2   Affirmative Covenants . . . . . . . . . . . . . . . . . . . . . . .59
     7.3   Negative Covenants. . . . . . . . . . . . . . . . . . . . . . . . .63
     7.4   Financial Covenants . . . . . . . . . . . . . . . . . . . . . . . .71
     7.5   Sale Initiative . . . . . . . . . . . . . . . . . . . . . . . . . .73

     ARTICLE VIII:  DEFAULTS
     8.1   Defaults. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .75

ARTICLE IX:  ACCELERATION, DEFAULTING LENDERS; WAIVERS, AMENDMENTS AND REMEDIES
     9.1    Termination of Commitments; Acceleration . . . . . . . . . . . . .79
     9.2    Defaulting Lender. . . . . . . . . . . . . . . . . . . . . . . . .79
     9.3    Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . .81
     9.4    Preservation of Rights . . . . . . . . . . . . . . . . . . . . . .82

ARTICLE X:  GENERAL PROVISIONS
     10.1   Survival of Representations. . . . . . . . . . . . . . . . . . . .83
     10.2   Governmental Regulation. . . . . . . . . . . . . . . . . . . . . .83
     10.3   Performance of Obligations . . . . . . . . . . . . . . . . . . . .83
     10.4   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . .84
     10.5   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . .84
     10.6   Several Obligations; Benefits of this Agreement. . . . . . . . . .84
     10.7   Expenses; Indemnification. . . . . . . . . . . . . . . . . . . . .84
     10.8   Numbers of Documents . . . . . . . . . . . . . . . . . . . . . . .87
     10.9   Accounting . . . . . . . . . . . . . . . . . . . . . . . . . . . .87
     10.10  Severability of Provisions . . . . . . . . . . . . . . . . . . . .87
     10.11  Nonliability of Lenders. . . . . . . . . . . . . . . . . . . . . .87
     10.12  GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . . . .88
     10.13  CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL. . . . . .88
     10.14  No Strict Construction . . . . . . . . . . . . . . . . . . . . . .89

ARTICLE XI:  THE AGENT
     11.1   Appointment; Nature of Relationship. . . . . . . . . . . . . . . .89
     11.2   Powers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .90
     11.3   General Immunity . . . . . . . . . . . . . . . . . . . . . . . . .90
     11.4   No Responsibility for Loans,
                Creditworthiness, Collateral, Recitals, Etc. . . . . . . . . .90
     11.5   Action on Instructions of Required Creditors . . . . . . . . . . .91
     11.6   Employment of Agents and Counsel . . . . . . . . . . . . . . . . .91
     11.7   Reliance on Documents; Counsel . . . . . . . . . . . . . . . . . .91
     11.8   The Agent's Reimbursement and Indemnification. . . . . . . . . . .91
     11.9   Rights as a Lender . . . . . . . . . . . . . . . . . . . . . . . .92
     11.10  Lender Credit Decision . . . . . . . . . . . . . . . . . . . . . .92
     11.11  Successor Agent. . . . . . . . . . . . . . . . . . . . . . . . . .92
     11.12  Collateral Documents . . . . . . . . . . . . . . . . . . . . . . .93

ARTICLE XII:  SETOFF; RATABLE PAYMENTS
     12.1   Setoff . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .93
     12.2   Ratable Payments . . . . . . . . . . . . . . . . . . . . . . . . .93
     12.3   Application of Payments. . . . . . . . . . . . . . . . . . . . . .93
     12.4   Relations Among Lenders. . . . . . . . . . . . . . . . . . . . . .94

ARTICLE XIII:  BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
     13.1  Successors and Assigns. . . . . . . . . . . . . . . . . . . . . . .95
     13.2  Participations. . . . . . . . . . . . . . . . . . . . . . . . . . .95
     13.3  Assignments . . . . . . . . . . . . . . . . . . . . . . . . . . . .96
     13.4  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . .97
     13.5  Dissemination of Information. . . . . . . . . . . . . . . . . . . .99
     13.6  Guaranty Terminations and Pledge Releases . . . . . . . . . . . . .99

ARTICLE XIV:  NOTICES
     14.1  Giving Notice . . . . . . . . . . . . . . . . . . . . . . . . . . .99
     14.2  Change of Address . . . . . . . . . . . . . . . . . . . . . . . . .99

ARTICLE XV:  WAIVERS

ARTICLE XVI:  COUNTERPARTS

                             EXHIBITS AND SCHEDULES


                                    EXHIBITS


EXHIBIT A      --   Existing Obligations and Supplemental Commitments
                    (Definitions)

EXHIBIT B      --   Form of Supplemental Note
                    (Definitions)

EXHIBIT C      --   Form of Borrowing Notice (Section 2.8)

EXHIBIT D      --   Form of Request for Letter of Credit (Section 3.3)

EXHIBIT E      --   Form of Assignment and Acceptance Agreement
                    (Sections 2.20 and 13.3)

EXHIBIT F      --   Form of Borrower's Counsel's Opinion
                    (Section 5.1)

EXHIBIT G      --   List of Closing Documents
                    (Section 5.1)

EXHIBIT H      --   Form of Officer's Certificate
                    (Sections 5.2 and 7.1(A)(iv))

EXHIBIT I      --   Form of Compliance Certificate
                    (Sections 5.2 and 7.1(A)(iv))

EXHIBIT J      --   Form of Borrowing Base Certificate (Definitions)

EXHIBIT K      --   Form of  Waiver and Second Amendment to Note Purchase
                    Agreement (Section 7.3(N))

DISCLOSURE     --   Disclosure Letter (Definitions)
LETTER

                                    SCHEDULES


Schedule 1.1.1      --   Permitted Existing Contingent Obligations (Definitions)

Schedule 1.1.2      --   Permitted Existing Indebtedness (Definitions)

Schedule 1.1.3      --   Permitted Existing Investments (Definitions)

Schedule 1.1.4      --   Permitted Existing Liens (Definitions)

Schedule 1.1.5      --   Mortgages (Definitions)

Schedule 6.3        --   Conflicts; Governmental Consents (Section 6.3)

Schedule 6.7        --   Litigation; Loss Contingencies (Section 6.7)

Schedule 6.8        --   Subsidiaries (Section 6.8)

Schedule 6.9        --   ERISA (Section 6.9)

Schedule 6.16       --   Insurance (Section 6.16)

Schedule 6.18       --   Environmental Matters (Section 6.18)

                      AMENDED AND RESTATED CREDIT AGREEMENT


     This Amended and Restated Credit Agreement dated as of March 16, 1998 is entered into among Binks Sames Corporation, a Delaware corporation, the institutions from time to time parties hereto as Lenders, whether by execution of this Agreement or an Assignment Agreement pursuant to SECTION 13.3, and The First National Bank of Chicago, in its capacity as contractual representative for itself and the other Lenders. The parties hereto agree as follows:


ARTICLE I:  DEFINITIONS

     1.1 CERTAIN DEFINED TERMS. In addition to the terms defined above, the following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined.

     As used in this Agreement:

     "ACCOUNT DEBTOR" means the account debtor or obligor with respect to any of the Receivables and/or the prospective purchaser with respect to any contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with the Borrower or SEI.

     "ACQUISITION" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding equity interests of another Person.

     "AFFECTED LENDER" is defined in SECTION 2.20 hereof.

     "AFFILIATE" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of greater than ten percent (10%) or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

     "AGENT" means First Chicago in its capacity as contractual representative for itself and the Lenders pursuant to ARTICLE XI hereof and any successor Agent appointed pursuant to ARTICLE XI hereof.

     "AGGREGATE SUPPLEMENTAL LOAN COMMITMENT" means the aggregate of the Supplemental Loan Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof. The initial Aggregate Supplemental Loan Commitment is Seven Million and 00/100 Dollars ($7,000,000.00).

     "AGREEMENT" means this Amended and Restated Credit Agreement, as it may be amended, restated or otherwise modified and in effect from time to time.

     "AGREEMENT ACCOUNTING PRINCIPLES" means generally accepted accounting principles as in effect as of the Original Closing Date, applied in a manner consistent with that used in preparing the financial statements referred to in
SECTION 6.4(B)(1) of the Original Credit Agreement, PROVIDED, HOWEVER, that with respect to the calculation of financial ratios and other financial tests required by this Agreement, "Agreement Accounting Principles" means generally accepted accounting principles as in effect as of the date of this Agreement, applied in a manner consistent with that used in preparing the financial statements referred to in SECTION 6.4(A) hereof.

     "ALTERNATE BASE RATE" means, for any day, a fluctuating rate of interest per annum equal to the higher of (i) the Corporate Base Rate for such day and
(ii) the sum of (a) the Federal Funds Effective Rate for such day and (b) one-half of one percent (0.5%) per annum.

     "APPLICABLE FLOATING RATE MARGIN" means (a) with respect to the Supplemental Loans and Reimbursement Obligations, one percent (1.00%) per annum; and (b) with respect to all other Obligations, one-half of one-percent (0.50%) per annum.

     "ARRANGER"means First Chicago Capital Markets, Inc., in its capacity as the arranger for the loan transaction evidenced by this Agreement.

     "ASSET SALE" means, with respect to any Person, the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a sale-leaseback transaction, and including the sale or other transfer of any of the Equity Interests of any Subsidiary of such Person).

     "ASSET SALE PREPAYMENT" is defined in SECTION 2.5(B)(i)(a) hereof.

     "ASSIGNMENT AGREEMENT" means an assignment and acceptance agreement entered into in connection with an assignment pursuant to SECTION 13.3 hereof in substantially the form of EXHIBIT E.

     "AUTHORIZED OFFICER" means any of the President or Chief Financial Officer of the Borrower, acting singly.

     "BENEFIT PLAN" means a defined benefit plan as defined in SECTION 3(35) of ERISA (other than a Multiemployer Plan) in respect of which the Borrower or any other member of the Controlled Group is, or within the immediately preceding six
(6) years was, an "employer" as defined in SECTION 3(5) of ERISA.

     "BLAIR" is defined in SECTION 7.5 hereof.

     "BORROWER" means Binks Sames Corporation, a Delaware corporation, together with its successors and assigns, including a debtor-in-possession on behalf of the Borrower.

     "BORROWING BASE" means, as of any date of calculation, an amount, as set forth on the most current Borrowing Base Certificate delivered to the Agent, equal to: (i) one hundred percent (100%) of the Gross Amount of Eligible Receivables; PLUS (ii) one hundred percent (100%) of the Gross Amount of Eligible Inventory; PLUS (iii) (a) solely for the period from the Effective Date through March 31, 1998, $18,000,000 and (b) thereafter, $20,000,000 MINUS (iv)
the aggregate amount of the Rental Reserve, if any, at such time.

     "BORROWING BASE CERTIFICATE" means a certificate, in substantially the form of EXHIBIT J attached hereto and made a part hereof, setting forth the Borrowing Base and the component calculations thereof (with Inventory reports being updated monthly on an actual basis not later than twenty (20) days after the close of each calendar month and weekly on a cost-of-goods sold basis).

     "BORROWING DATE" means a date on which a Supplemental Advance is made hereunder.

     "BORROWING NOTICE" is defined in SECTION 2.8 hereof.

     "BUSINESS ACTIVITY REPORT" means (A) a Notice of Business Activities Report from the State of Minnesota, Department of Revenue, (B) a Notice of Business Activities Report from the State of New Jersey, Division of Taxation, or (C) any similar report required by any other State relating to the ability of the Borrower or its Subsidiaries to enforce their accounts receivable claims against account debtors located in any such state.

     "BUSINESS DAY" means a day (other than a Saturday or Sunday) on which banks are open for business in Chicago, Illinois and New York, New York.

     "CAPITAL EXPENDITURES" means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including Capitalized Leases and Permitted Purchase Money Indebtedness) by the Borrower and its Subsidiaries during that period that, in conformity with Agreement Accounting Principles, are required to be included in or reflected by the property, plant, equipment or similar fixed asset accounts reflected in the consolidated balance sheet of the Borrower and its Subsidiaries.

     "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership -interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "CAPITALIZED LEASE" of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "CAPITALIZED LEASE OBLIGATIONS" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "CASH EQUIVALENTS" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; (ii) domestic and Eurodollar certificates of deposit and time deposits, bankers' acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations for any such deposits with a term of more than ninety (90)
days); (iii) shares of money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to investment grade securities (i.e., securities rated at least Baa by Moody's Investors Service, Inc. or at least BBB by Standard & Poor's Ratings Group); and (iv) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor's Ratings Group or P-1 (or better) by Moody's Investors Services, Inc.; PROVIDED that the maturities of such Cash Equivalents shall not exceed 365 days.

     "CHANGE" is defined in SECTION 4.2 hereof.

     "CHANGE OF CONTROL" means an event or series of events by which:

          (a) any "person" or "group" (as such terms are used in SECTIONS 13(d) and 14(d) of the Exchange Act), becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the combined voting power of the Borrower's Capital Stock ordinarily having the right to vote at an election of directors; or

          (b) during any period of twelve (12) consecutive calendar months, individuals: (i) who were directors of the Borrower on the first day of such period, or (ii) whose election or nomination for election to the board of directors of the Borrower was recommended or approved by at least a majority of the directors then still in office who were directors of the Borrower on the first day of such period, or whose election or nomination for election was so approved, shall cease to constitute a majority of the board of directors of the Borrower; or

          (c) the Borrower consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its property to any Person, or any corporation consolidates with or merges into the Borrower, in either event pursuant to a transaction in which the outstanding Capital Stock of the Borrower is reclassified or changed into or exchanged for cash, securities or other property.

     "CLAIMS" is defined in Section 10.7(D) hereof.

     "CLOSING DATE" means the date on which this Amended and Restated Credit Agreement is executed by the parties hereto.

     "CODE" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.


     "COLLATERAL" means all property and interests in property now owned or hereafter acquired by the Borrower or any of its Subsidiaries in or upon which a security interest, lien or mortgage is granted to the Agent, for the benefit of the Holders of Secured Obligations, or to the Agent, for the benefit of the Lenders, whether under the Security Agreements, the Mortgages, the Intellectual Property Security Agreements, the Pledge Agreements, under any of the other Collateral Documents or under any of the other Loan Documents.

     "COLLATERAL AGENT" has the meaning ascribed to that term in the Collateral Sharing Agreement.

     "COLLATERAL DOCUMENTS" means all agreements, instruments and documents executed in connection with this Agreement, including, without limitation, the Security Agreements, the Mortgages, the Collection Account Agreements, the Intellectual Property Security Agreements, the Pledge Agreements, the Collateral Sharing Agreement and all other security agreements, subordination agreements, pledges, powers of attorney, assignments, contracts, financing statements and all other written matter whether heretofore, now, or hereafter executed by or on behalf of the Borrower or any of its Subsidiaries and delivered to the Agent or any of the Lenders, together with all agreements and documents referred to therein or contemplated thereby.

     "COLLATERAL SHARING AGREEMENT" means that certain Amended and Restated Collateral Sharing Agreement dated of even date herewith among the Agent, the Lenders and the Noteholder, as the same may from time to time be further amended, modified, supplemented and or restated.

     "COLLECTION ACCOUNT" means each lock-box and blocked depository account maintained by the Borrower and each Subsidiary which has executed a Subsidiary Security Agreement, subject to a Collection Account Agreement, for the collection of Receivables and other proceeds of Collateral.

     "COLLECTION ACCOUNT AGREEMENT" means a written agreement among the Borrower, any of its Subsidiaries, the Collateral Agent, and, as applicable, each of the banks at which the Borrower or such Subsidiary maintains a Collection Account.

     "COLLECTION ACCOUNT BLOCKAGE DATE" means the date, following the occurrence of a Default on which the Collateral Agent or the Required Lenders, in the Collateral Agent's or the Required Lenders' sole discretion, instruct(s) any financial institution party to a Collection Account Agreement as described in the applicable Collection Account Agreement to remit, during the continuance of such Default, all amounts deposited in the Collection Account to the Collateral Agent or as the Collateral Agent shall direct.

     "COMMISSION" means the Securities and Exchange Commission and any Person succeeding to the functions thereof.

     "COMMITMENT" means, for each Lender, collectively, such Lender's Supplemental Loan Commitment.

     "CONFIDENTIAL INFORMATION" is defined in SECTION 13.4 hereof.

     "CONSOLIDATED TANGIBLE ASSETS" means the total assets of the Borrower and its Subsidiaries on a consolidated basis, but excluding therefrom all items that are treated as intangibles under Agreement Accounting Principles.

     "CONSOLIDATED NET WORTH" is defined in SECTION 7.4(A) hereof.

     "CONTAMINANT" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls ("PCBS"), or any constituent of any such substance or waste, and includes but is not limited to these terms as defined in Environmental, Health or Safety Requirements of Law.

     "CONTINGENT OBLIGATION", as applied to any Person, means any Contractual Obligation, contingent or otherwise, of that Person with respect to any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received.

     "CONTRACTUAL OBLIGATION", as applied to any Person, means any material provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject, with obligations in excess of $1,000,000.

     "CONTROLLED GROUP" means the group consisting of (i) any corporation which is a member of the same controlled group of corporations (within the meaning of SECTION 414(b) of the Code) as the Borrower; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of SECTION 414(c) of the Code) with the Borrower; and (iii) a member of the same affiliated service group (within the meaning of SECTION 414(m) of the Code) as the Borrower, any corporation described in CLAUSE (i) above or any partnership or trade or business described in CLAUSE (ii) above.

     "CONTROLLED SUBSIDIARY" of any Person means a Subsidiary of such Person (i) 90% or more of the total Equity Interests or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more wholly-owned Subsidiaries of such Person and (ii) of which such Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by agreement or otherwise.

     "CORPORATE BASE RATE" means the corporate base rate of interest announced by First Chicago from time to time, changing when and as said corporate base rate changes.

     "CURE LOAN" is defined in SECTION 9.2(iii) hereof.

     "CUSTOMARY PERMITTED LIENS" means:

          (i) Liens (other than Environmental Liens and Liens in favor of the IRS or the PBGC) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced) which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles;

          (ii) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other similar Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles;

          (iii) Liens (other than Environmental Liens and Liens in favor of the IRS or the PBGC) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds; PROVIDED that (A) all such Liens do not in the aggregate materially detract from the value of the Borrower's or such Subsidiary's assets or property taken as a whole or materially impair the use thereof in the operation of the businesses taken as a whole, and (B) all Liens securing bonds to stay judgments or in connection with appeals do not secure at any time an aggregate amount exceeding $1,000,000;

          (iv) Liens arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of real property which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

          (v) Liens of attachment or judgment with respect to judgments, writs or warrants of attachment, or similar process against the Borrower or any of its Subsidiaries which do not constitute a Default under SECTION 8.1(H) hereof; and

          (vi) any interest or title of the lessor in the property subject to any operating lease entered into by the Borrower or any of its Subsidiaries in the ordinary course of business.

     "DEFAULT" means an event described in ARTICLE VIII hereof.

     "DESIGNATED PREPAYMENT" is defined in SECTION 2.5(B)(i)(f) hereof.

     "DISCLOSED DISPUTES" has the meaning given that term in SECTION 1(a) of the Disclosure Letter.

     "DISCLOSURE LETTER" means that certain disclosure letter dated of even date herewith issued by the Borrower and acknowledged and consented to by the Agent, the Lenders and the Noteholder, as the same may from time to time be amended, modified, supplemented or restated with the consent of the Required Creditors.

     "DISPUTE RESOLUTION COSTS" has the meaning given than term in SECTION 1(a) of the Disclosure Letter.

     "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Existing Loan Termination Date.

     "DOL" means the United States Department of Labor and any Person succeeding to the functions thereof.

     "DOLLAR" and "$" means dollars in the lawful currency of the United States.

     "EBITDA" is defined in SECTION 7.4(A) hereof.

     "EFFECTIVE DATE" means the date on which all conditions to effectiveness of this Agreement in accordance with the terms of SECTION 5.1 have been satisfied or waived in accordance with the terms hereof.

     "ELIGIBLE ASSIGNEE" means (a) a commercial bank organized under the laws of the United States or any State thereof, and having total assets in excess of $5,000,000,000, or an Affiliate thereof; (b) a savings and loan association or savings bank organized under the laws of the United States or any State thereof, and having total assets in excess of $5,000,000,000; (c) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or of the Cayman Islands or a political subdivision of any of such country, and having total assets in excess of $20,000,000,000, so long as such bank is acting through a branch or agency located in the United States; (d) an insurance company (as defined in Section 2(13) of the Securities Act) that in the aggregate owns and invests on a discretionary basis, at least $100,000,000 in securities of issuers that are not affiliated with such insurance company; or (e) any broker or dealer acquiring such interest as a Transferee for its own account that agrees in writing (for the benefit of the Borrower) that it shall not, directly or indirectly, act to effect a Change of Control or acquire all or substantially all of the assets of the Borrower or any Subsidiary; PROVIDED, HOWEVER, that the foregoing shall not adversely affect the rights of such acquiring entity to exercise any remedies under this Agreement or the other Loan Documents available to the holders of Obligations generally.

     "ELIGIBLE INVENTORY" means Inventory of the Borrower or SEI which is held for sale or lease or furnished under any contract of service by the Borrower or SEI which shall not at any time be rendered ineligible as a result of the criteria set forth below. The following Inventory is not Eligible Inventory:

           (i) (to the extent not provided for by reserves described in the definition of the Gross Amount of Eligible Inventory) Inventory which is
     (a) obsolete, not in good condition or not either usable or saleable in the ordinary course of the Borrower's or SEI's business or (b) does not meet all material standards imposed by any Governmental Authority having regulatory authority over such item of Inventory, its use or its sale but only to the extent such standards materially adversely affect the use or sale of such Inventory and only while such Inventory fails to meet such standards;

          (ii) Inventory consisting of packaging material, supplies or demonstration goods;

          (iii) Inventory which (a) is consigned to a third party for sale or
     (b) is on consignment from a third party to the Borrower or SEI for sale;

          (iv) Inventory which consists of goods in transit;

          (v) Inventory which is subject to a Lien (to the extent of the obligation secured by such Lien) in favor of any Person other than the Collateral Agent unless such Lien is permitted under the terms of this Agreement, is subordinate to the Lien of the Collateral Agent and only for so long as the holder of such Lien has not begun any judicial or non-judicial enforcement of its rights or remedies with respect thereto;

          (vi) Inventory with respect to which the Collateral Agent does not have a first and valid fully-perfected security interest other than solely as a result of an action or failure to act on the part of the Collateral Agent;

          (vii) Inventory which is not located either (a) on the Borrower's or SEI's owned premises in the United States listed on Schedule 2 to the Security Agreement or (b) in other owned or leased premises, warehouses or with bailees or consignees in the United States not listed on Schedule 2 to the Security Agreement or permitted to be established under the Security Agreement, in each case in connection with which the Collateral Agent shall have received landlord, mortgagee, consignee, bailee and/or warehousemen's access and lien waiver agreements, as applicable, in each case in form and substance reasonably acceptable to the Agent;

          (viii) Inventory which is evidenced by a Receivable; and

          (ix) Inventory which is not materially in conformity with the representations and warranties made by the Borrower or SEI to the Agent with respect thereto whether contained in this Agreement or the Security Agreements;

     PROVIDED, HOWEVER, Inventory at leased premises which would be rendered ineligible solely by virtue of the landlord's lien and failure to enter into a landlord's agreement shall be treated as Eligible Inventory so long as there has been reserved against the Borrowing Base an amount equal to three (3) month's rent for such location (the "RENTAL RESERVE"); PROVIDED, it shall be the Borrower's option whether to establish the Rental Reserve with respect to any location or to treat the Inventory at such location in its entirety as ineligible..

     "ELIGIBLE RECEIVABLES" means Receivables created by the Borrower or SEI in the ordinary course of its business arising out of the sale of goods or rendition of services by the Borrower or SEI, which Receivables are not rendered ineligible by the criteria set forth below. The following Receivables are not Eligible Receivables:

          (i) Receivables which remain unpaid 120 days after the date of the original applicable invoice;

          (ii) all Receivables owing by a single Account Debtor (including a Receivable which remains unpaid fewer than 120 days after the date of the original applicable invoice) if 50% of the balance owing by such Account Debtor to the Borrower and SEI, calculated without taking into account any credit balances of such Account Debtor, remains unpaid

     120 days after the date of the original applicable invoice or has otherwise become ineligible;

          (iii) Receivables with respect to which the Account Debtor is a director, officer, employee, Subsidiary or Affiliate of the Borrower or SEI;

          (iv) Receivables with respect to which the Account Debtor is any federal Governmental Authority, the United States of America, or, in each case, any department, agency or instrumentality thereof, unless with respect to any such Account, the Borrower or SEI, as applicable, has complied to the Agent's reasonable satisfaction with the provisions of the Federal Assignment of Claims Act or other applicable statutes, including, without limitation, executing and delivering to Agent all statements of assignment and/or notification which are in form and substance reasonably acceptable to Agent and which are deemed reasonably necessary by Agent to effectuate the assignment to the Collateral Agent of such Accounts on behalf of the Holders of Secured Obligations;

          (v) Receivables with respect to which the Account Debtor is any state or municipal Governmental Authority or any agency or instrumentality thereof;

          (vi) Receivables not denominated in U.S. Dollars or with respect to which the Account Debtor is not a resident of the United States unless the Account Debtor has supplied the Borrower or SEI, as applicable, with an irrevocable letter of credit, issued by a financial institution reasonably satisfactory to the Agent, sufficient to cover such Receivable in form and substance reasonably satisfactory to the Agent;

          (vii) Receivables with respect to which the Account Debtor has (a) asserted a counterclaim, (b) a right of setoff or (c) a receivable owing from the Borrower or SEI but only to the extent of such counterclaim, setoff or receivable;

          (viii) Receivables with respect to which the Collateral Agent does not have a first and valid fully perfected and enforceable security interest other than solely as a result of an action or failure to act on the part of the Collateral Agent;

          (ix) Receivables with respect to which the Account Debtor is the subject of bankruptcy or a similar insolvency proceeding or has made an assignment for the benefit of creditors or whose assets have been conveyed to a receiver, trustee or assignee for the benefit of creditors;

          (x) Receivables with respect to which the Account Debtor's obligation to pay the Receivable is conditional upon the Account Debtor's approval or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval (except with respect to Receivables in connection with which Account Debtors are entitled to return Inventory on the basis of the quality of such Inventory) or consignment basis;

          (xi) Receivables with respect to which the Account Debtor is located in New Jersey or Minnesota (or any other jurisdiction which adopts a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction or is otherwise subject to such jurisdiction's tax law requiring such Person to file a Business Activity Report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction's courts or arising under such jurisdiction's laws); PROVIDED, HOWEVER, such Receivables shall nonetheless be eligible if the Borrower or SEI, as applicable, has filed a Business Activity Report (or other applicable report) with the applicable state office or is qualified to do business in such jurisdiction and, at the time the Receivable was created, was qualified to do business in such jurisdiction or had on file with the applicable state office a current Business Activity Report (or other applicable report);

          (xii) Receivables with respect to which the Account Debtor's obligation does not constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, but only to the extent such Receivable is not legal, valid, binding and enforceable;

          (xiii) Receivables with respect to which the Borrower or SEI has not yet shipped the applicable goods, performed the applicable service or issued the applicable invoice, including, without limitation, Receivables consisting of progress billings;

          (xiv) any Receivable which is not materially in conformity with the representations and warranties made by the Borrower or SEI, as applicable, to the Agent with respect thereto whether contained in this Agreement or the Security Agreements; and

          (xv) Receivables in connection with which the Borrower or SEI, as applicable, has not complied with all material requirements contained in the charter and by-laws or other organizational or governing documents of the Borrower or SEI, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon the Borrower or SEI or any of its property or to which the Borrower or SEI or any of its property is subject, including, without limitation, all laws, rules, regulations and orders of any Governmental Authority or judicial authority relating to truth in lending, billing practices, fair credit reporting, equal credit opportunity, debt collection practices and consumer debtor protection, applicable to such Receivable (or any related contracts) but only to the extent such non-compliance materially adversely affects the collectibility of such Receivables.

     "ENVIRONMENTAL, HEALTH OR SAFETY REQUIREMENTS OF LAW" means all Requirements of Law derived from or relating to foreign, federal, state and local laws or regulations relating to or addressing pollution or protection of the environment, or protection of worker health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 ET SEQ., the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 ET SEQ., and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section

6901 ET SEQ., in each case including any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder, and any state or local equivalent thereof.

     "ENVIRONMENTAL LIEN" means a lien in favor of any Governmental Authority for (a) any liability under Environmental, Health or Safety Requirements of Law, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

     "ENVIRONMENTAL PROPERTY TRANSFER ACT" means any applicable requirement of law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the closure of any property or the transfer, sale or lease of any property or deed or title for any property for environmental reasons, including, but not limited to, any so-called "Industrial Site Recovery Act" or "Responsible Property Transfer Act."

     "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

     "EXCLUDED ASSET SALES" means Asset Sales consisting of any of the following: (a) sales of Receivables sold by the Borrower's foreign Subsidiaries in the ordinary course of such Subsidiary's business and consistent with its past practices, (b) those Asset Sales permitted pursuant to Section 7.3(B)(i) and (ii) and (c) Asset Sales involving the assets of one or more of the Borrower's Subsidiaries in Belgium, Mexico and Italy to the extent the aggregate Net Cash Proceeds thereof do not exceed the approximated amounts set forth with respect thereto in the projections attached as EXHIBIT A to the Disclosure Letter.

     "EXISTING LOANS" means all outstanding Term Loans, Revolving Loans and Swing Line Loans made under the Original Credit Agreement and outstanding on the Effective Date.

     "EXISTING LOAN TERMINATION DATE" means the earlier of (a) September 30, 1999 and (b) the date of acceleration of the Existing Loans pursuant to SECTION
9.1 hereof.

     "EXISTING OBLIGATIONS" means, at any particular time, the outstanding principal amount of the Existing Loans at such time.

     "FEDERAL FUNDS EFFECTIVE RATE" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

     "FINANCING" means, with respect to any Person, the issuance or sale by such Person of any Equity Interests of such Person or any Indebtedness consisting of debt securities of such Person.

     "FIRST CHICAGO" means The First National Bank of Chicago, in its individual capacity, and its successors.

     "FLOATING RATE" means, for any day for all Obligations, a rate per annum equal to the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes, PLUS the Applicable Floating Rate Margin.

     "GOVERNMENTAL ACTS" is defined in SECTION 3.9(A) hereof.

     "GOVERNMENTAL AUTHORITY" means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "GROSS AMOUNT OF ELIGIBLE INVENTORY" means Eligible Inventory valued at the lower of cost determined on a first-in-first-out basis (determined in accordance with Agreement Accounting Principles, consistently applied) or market value less the value of reserves which have been recorded by the Borrower or SEI with respect to obsolete, slow-moving or excess Inventory or are otherwise established by the Borrower or SEI in accordance with Agreement Accounting Principles.

     "GROSS AMOUNT OF ELIGIBLE RECEIVABLES" means the outstanding face amount of Eligible Receivables, determined in accordance with Agreement Accounting Principles, consistently applied, less (i) all finance charges, late fees and other fees that are unearned, (ii) the value of any accrual which has been recorded by the Borrower with respect to downward price adjustments, and (iii) any other reserves established by the Borrower or SEI in accordance with Agreement Accounting Principles.

     "GROSS NEGLIGENCE" means recklessness, or actions taken or omitted with conscious indifference to or the complete disregard of consequences. Gross Negligence does not mean the absence of ordinary care or diligence, or an inadvertent act or inadvertent failure to act. If the term "gross negligence" is used with respect to the Agent or any Lender or any indemnitee in any of the other Loan Documents, it shall have the meaning set forth herein.

     "GUARANTY" means that certain Guaranty dated as of the Original Closing Date and reaffirmed of even date herewith executed by SEI in favor of the Agent, for the ratable benefit of the Lenders, as it may be amended, modified, supplemented and/or restated (including to add new Guarantors), and as in effect from time to time.

     "HEDGING AGREEMENTS" is defined in SECTION 7.3(Q) hereof.

     "HEDGING OBLIGATIONS" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

     "HOLDERS OF SECURED OBLIGATIONS" has the meaning given that term in the Collateral Sharing Agreement.

     "INDEBTEDNESS" of any Person means, without duplication, such Person's (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property or assets now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances or other instruments, (e) Capitalized Lease Obligations, (f) Contingent Obligations, (g) obligations with respect to letters of credit, (h) Hedging Obligations and (i) Off Balance Sheet Liabilities. The amount of Indebtedness of any Person at any date shall be without duplication (i) the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such Contingent Obligations at such date and (ii) in the case of Indebtedness of others secured by a Lien to which the property or assets owned or held by such Person is subject, the lesser of the fair market value at such date of any asset subject to a Lien securing the Indebtedness of others and the amount of the Indebtedness secured.

     "INDEMNIFIED MATTERS"  is defined in SECTION 10.7(B) hereof.

     "INDEMNITEES" is defined in SECTION 10.7(B) hereof.

     "INTELLECTUAL PROPERTY SECURITY AGREEMENTS" means those certain Patent Security Agreements and/or Trademark Security Agreements of even date herewith executed by the Borrower and SEI, respectively, in favor of the Collateral Agent for the benefit of the Holders of Secured Obligations as amended, restated or otherwise modified from time to time.

     "INTEREST EXPENSE" is defined in SECTION 7.4(A) hereof.

     "INVENTORY" means, with respect to any Person, any and all goods, including, without limitation, goods in transit, wheresoever located, whether now owned or hereafter acquired by such Person, which are held for sale or lease, furnished under any contract of service or held as raw materials, work in process or supplies, and all materials used or consumed in such Person's business, and shall include all rights, title and interest of such Person on any property the sale or other disposition of which has given rise to Receivables and which has been returned to or repossessed or stopped in transit by such Person.

     "INVESTMENT" means, with respect to any Person, (i) any purchase or other acquisition by that Person of any Indebtedness, Equity Interests or other securities, or of a beneficial interest in any Indebtedness, Equity Interests or other securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business.

     "IRS" means the Internal Revenue Service and any Person succeeding to the functions thereof.

     "ISSUANCE PREPAYMENTS" is defined in Section 2.5(B)(i)(b) hereof.

     "ISSUING BANKS" means First Chicago, LaSalle National Bank and any other Lender which, at the Borrower's request, agrees, in each such Lender's sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit, and their respective successors and assigns, in each case in such Lender's separate capacity as an issuer of Letters of Credit pursuant to SECTION
3.1. The designation of any Lender as an Issuing Bank after the date hereof shall be subject to the prior written consent of the Agent.

     "L/C DRAFT" means a draft drawn on an Issuing Bank pursuant to a Letter of Credit.

     "L/C INTEREST" shall have the meaning ascribed to such term in SECTION 3.5 hereof.

     "L/C OBLIGATIONS" means, without duplication, an amount equal to the sum of
(i) the aggregate of the amount then available for drawing under each of the Letters of Credit, (ii) the face amount of all outstanding L/C Drafts corresponding to the Letters of Credit, which L/C Drafts have been accepted by the applicable Issuing Bank, (iii) the aggregate outstanding amount of all Reimbursement Obligations at such time and (iv) the aggregate face amount of all Letters of Credit requested by the Borrower but not yet issued (unless the request for an unissued Letter of Credit has been denied).

     "LENDERS" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

     "LENDING INSTALLATION" means, with respect to a Lender or the Agent, any office, branch, subsidiary or affiliate of such Lender or the Agent.

     "LETTER OF CREDIT" means the letters of credit to be issued by the Issuing Banks pursuant to SECTION 3.1 hereof.

     "LIEN" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

     "LOAN(S)" means, with respect to a Lender, (a) such Lender's Existing Loans and (b) such Lender's portion of any Supplemental Advance made pursuant to
SECTION 2.2 hereof, as applicable, and collectively all Existing Loans and Supplemental Loans.

     "LOAN ACCOUNT" is defined in SECTION 2.15(F) hereof.

     "LOAN DOCUMENTS" means this Agreement, the Notes, the Guaranty, the Collateral Documents and all other documents, instruments and agreements executed in connection therewith or contemplated thereby, as the same may be amended, restated or otherwise modified and in effect from time to time.

     "MARGIN STOCK" shall have the meaning ascribed to such term in Regulation
U.

     "MASTER NOTE AGREEMENT" means that certain Master Note Agreement dated as of November 30, 1993 pursuant to which the Borrower issued the Senior Notes, as amended by the Waiver and First Amendment dated September 22, 1997 and by the Waiver and Second Amendment dated as of the date hereof, as the same may from time to time be further amended, modified, supplemented or restated in compliance with the terms of this Agreement.

     "MATERIAL ADVERSE EFFECT" means a material adverse effect upon (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries, taken as a whole,
(b) the ability of the Borrower or any of its Subsidiaries to perform their respective obligations under the Loan Documents in any material respect, (c) the ability of the Lenders or the Agent to enforce in any material respect the Obligations or (d) the ability of the Lenders, or the Agent to enforce in any material respect the Obligations or their rights with respect to a material amount of the Collateral.

     "MATERIAL SUBSIDIARIES" means, on the date of any determination thereof, each Subsidiary having (i) assets as of the immediately preceding "Subsidiary Test Date" (as defined herein) with a book value equal to or greater than $15,000,000 or (ii) gross revenues for the period of 12 consecutive months ended as of the immediately preceding Subsidiary Test Date equal to or greater than $15,000,000. "Subsidiary Test Date" means the last day of each fiscal quarter and the last day of each fiscal year, calculated as of the date of delivery of the financial statements required to be delivered pursuant to SECTION 7.1(A)(ii) and SECTION 7.1(A)(iii).

     "MAXIMUM AMOUNT" means (i) $67,500,000 minus (ii) the sum of Designated Prepayments (other than Tax Prepayments).

     "MORTGAGES" means collectively the fee mortgages and leasehold mortgages granted to the Collateral Agent with respect to certain real estate of the Borrower, as further identified in SCHEDULE 1.1.5 to this Agreement, together with any additional fee or leasehold mortgages executed and delivered pursuant to the terms of this Agreement or the Security Agreements.

     "MULTIEMPLOYER PLAN" means a "Multiemployer Plan" as defined in SECTION 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either the Borrower or any member of the Controlled Group.

     "NET CASH PROCEEDS" means, with respect to any Asset Sale by any Person,
(a) cash (freely convertible into United States dollars) received by such Person or any Subsidiary of such Person from such Asset Sale (including cash received as consideration for the assumption or incurrence of liabilities incurred in connection with or in anticipation of such Asset Sale), after (i) provision for all income or other taxes measured by or resulting from such Asset Sale which such Person pays in cash or reasonably estimates to be payable in cash during the applicable tax year (after taking into account the entire tax filing posture of the recipient of the proceeds from such Asset Sale), (ii) payment of all brokerage commissions and other fees and expenses related to such Asset Sale,
(iii) repayment of Indebtedness secured by a Lien on any asset disposed of in such Asset Sale or which is or may be required (by the express terms of the instrument governing such Indebtedness or by applicable law) to be repaid in connection with such Asset Sale (including payments made to obtain or avoid the need for the consent of any holder of such Indebtedness), and (iv) deduction of appropriate amounts to be provided by such Person or a Subsidiary of such Person as a reserve, in accordance with Agreement Accounting Principles, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by such Person or a Subsidiary of such Person after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale; and (b) cash payments in respect of any other consideration received by such Person or any Subsidiary of such Person from such Asset Sale upon receipt of such cash payments by such Person or such Subsidiary.

     "NET INCOME" is defined in SECTION 7.4(A) hereof.

     "NON PRO RATA LOAN" is defined in SECTION 9.2 hereof.

     "NOTEHOLDER" means Equitable Life Assurance Society of the United States, as the signatory to the Master Note Agreement, and its successors and assigns.

     "NOTES" means (a) the Revolving Notes and Term Notes issued pursuant to the Original Credit Agreement and (b) the Supplemental Loan Notes issued pursuant to this Agreement, in each case as the same may from time to time be amended, modified, supplemented or restated.

     "NOTICE OF ASSIGNMENT" is defined in SECTION 13.3(B) hereof.

     "OBLIGATIONS" means all Loans, L/C Obligations, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Agent, any Lender, the Arranger, any Affiliate of the Agent or any Lender, or any Indemnitee, of any kind or nature, present or future, arising under this Agreement, the Notes or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements, paralegals' fees (in each case whether or not allowed), and any other sum chargeable to the Borrower under this Agreement or any other Loan Document.

     "OFF BALANCE SHEET LIABILITIES" of a Person means (a) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries,
(b) any liability under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (c) any liability under any financing lease or so-called "synthetic" lease transaction, or (d) any obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries.

     "ORIGINAL CLOSING DATE" means September 23, 1997.

     "ORIGINAL CREDIT AGREEMENT" means the Credit Agreement dated as of September 23, 1997 among the Borrower, the financial institutions parties thereto and the Agent.

     "OTHER TAXES" is defined in SECTION 2.15(E)(ii) hereof.

     "PARTICIPANTS" is defined in SECTION 13.2(A) hereof.

     "PAYMENT DATE" means the 15th day of each month.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

     "PERMITTED EXISTING CONTINGENT OBLIGATIONS" means the Contingent Obligations of the Borrower and its Subsidiaries identified as such on SCHEDULE 1.1.1.

     "PERMITTED EXISTING INDEBTEDNESS" means the Indebtedness of the Borrower and its Subsidiaries identified as such on SCHEDULE 1.1.2 to this Agreement.

     "PERMITTED EXISTING INVESTMENTS" means the Investments of the Borrower and its Subsidiaries identified as such on SCHEDULE 1.1.3 to this Agreement.

     "PERMITTED EXISTING LIENS" means the Liens on assets of the Borrower and its Subsidiaries identified as such on SCHEDULE 1.1.4 to this Agreement.

     "PERMITTED PURCHASE MONEY INDEBTEDNESS" is defined in SECTION 7.3(A)(viii) hereof.

     "PERMITTED REFINANCING INDEBTEDNESS" means any replacement, renewal, refinancing or extension of any Indebtedness permitted by this Agreement that
(i) does not exceed the aggregate principal amount (plus accrued interest and any applicable premium and associated fees and expenses) of the Indebtedness being replaced, renewed, refinanced or extended, (ii) does not have a Weighted Average Life to Maturity at the time of such replacement, renewal, refinancing or extension that is less than the Weighted Average Life to Maturity of the Indebtedness being replaced, renewed, refinanced or extended, (iii) does not rank at the time of such replacement, renewal, refinancing or extension senior to the Indebtedness being replaced, renewed, refinanced or extended, and (iv) does not contain terms (including, without limitation, terms relating to security, amortization, interest rate, premiums, fees, covenants, event of default and remedies) materially less favorable to the Borrower or to the Lenders than those applicable to the Indebtedness being replaced, renewed, refinanced or extended.

     "PERSON" means any individual, corporation, firm, enterprise, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or other entity of any kind, or any government or political subdivision or any agency, department or instrumentality thereof.

     "PLAN" means an employee benefit plan defined in SECTION 3(3) of ERISA in respect of which the Borrower or any member of the Controlled Group is, or within the immediately preceding six (6) years was, an "employer" as defined in
SECTION 3(5) of ERISA.

     "PLEDGE AGREEMENTS" means (a) the Shares Accounts Pledge Agreement dated as of November 21, 1997 executed by the Borrower in favor of the Collateral Agent, with respect to 65% of the outstanding Capital Stock of Sames, S.A., (b) the Equitable Share Charge dated as of November 21, 1997 executed by the Borrower in favor of the Collateral Agent, with respect to 65% of the outstanding Capital Stock of Binks-Sames Limited, (c) the Pledge Agreement dated the date hereof executed by the Borrower in favor of the Collateral Agent with respect to 65% of the outstanding Capital Stock of Binks Sames Canada, Ltd. and (d) the Pledge Agreement dated the date hereof executed by the Borrower in favor of the Collateral Agent with respect to 100% of the outstanding Capital Stock of Sames Electrostatic, Inc., in each case as the same may from time to time be amended, modified, supplemented or restated.

     "PRIORITY OBLIGATIONS" is defined in the Collateral Sharing Agreement.

     "PRO RATA SHARE" means, with respect to any Lender, the percentage obtained by dividing (A) the sum of such Lender's Existing Loans and Supplemental Loan Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) by (B) the sum of the aggregate amount of all of the Existing Loans and the Aggregate Supplemental Loan Commitment at such time; PROVIDED, HOWEVER, if all of the Commitments are terminated pursuant to the terms of this Agreement, then "Pro Rata Share" means the percentage obtained by dividing (x) the sum of such Lender's Loans and L/C Obligations, by (y) the aggregate amount of all Loans and L/C Obligations.

     "PURCHASERS" is defined in SECTION 13.3(A) hereof.

     "RATABLE OBLIGATIONS" is defined in the Collateral Sharing Agreement.

     "RECEIVABLE(S)" means, with respect to any Person, all of such Person's presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of such Person to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

     "REGISTER" is defined in SECTION 13.3(C) hereof.

     "REGULATION G" means Regulation G of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by nonbank, nonbroker lenders for the purpose of purchasing or carrying margin stock (as defined therein).

     "REGULATION T" means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by and to brokers and dealers of securities for the purpose of purchasing or carrying margin stock (as defined therein).

     "REGULATION U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.

     "REGULATION X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

     "REIMBURSEMENT OBLIGATION" is defined in SECTION 3.6 hereof.

     "RELEASE" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water or groundwater.

     "RELEASEES" is defined in SECTION 10.7(D) hereof.

     "RELEASORS" is defined in SECTION 10.7(D) hereof.

     "RENTAL RESERVE" is defined in the definition of Eligible Inventory above.

     "REPLACEMENT LENDER" is defined in SECTION 2.20 hereof.

     "REPORTABLE EVENT" means a reportable event as defined in SECTION 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of SECTION 4043(a) of ERISA that it be notified within 30 days after such event occurs, PROVIDED, HOWEVER, that a failure to meet the minimum funding standards of SECTION 412 of the Code and of SECTION 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either SECTION 4043(a) of ERISA or SECTION 412(d) of the Code.

     "REQUIRED CREDITORS" has the meaning given that term in the Collateral Sharing Agreement.

     "REQUIRED LENDERS" means Lenders whose Pro Rata Shares, in the aggregate, are greater than fifty percent (50%); PROVIDED, HOWEVER, that, if any of the Lenders shall have failed to fund its Pro Rata Share of (i) any Supplemental Loan requested by the Borrower or (ii) any Supplemental Loan required to be made in connection with reimbursement for any L/C Obligations and any such failure has not been cured, then for so long as such failure continues, "REQUIRED LENDERS" means Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares of such Supplemental Loans has not been so cured) whose Pro Rata Shares represent greater than fifty percent (50%) of the aggregate Pro Rata Shares of such Lenders; PROVIDED FURTHER, HOWEVER, that, if the Commitments have been terminated pursuant to the terms of this Agreement, "REQUIRED LENDERS" means Lenders (without regard to such Lenders' performance of their respective obligations hereunder) whose aggregate Pro Rata Shares are greater than fifty percent (50%).

     "REQUIREMENTS OF LAW" means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, Regulations G, T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit or environmental, labor, employment, occupational safety or health law, rule or regulation, including Environmental, Health or Safety Requirements of Law.

     "RESTRICTED PAYMENT" means (i) any dividend or other distribution, direct or indirect, on account of any Equity Interests of the Borrower now or hereafter outstanding, except a dividend payable solely in the Borrower's Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock, (ii) any redemption, retirement, purchase or other acquisition for value, direct or indirect, of any Equity Interests of the Borrower or any of its Subsidiaries now or hereafter outstanding, other than in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Borrower) of other Equity Interests of the Borrower (other than Disqualified Stock), (iii) any redemption, purchase, retirement, defeasance, prepayment or other acquisition for value, direct or indirect, of any Indebtedness other than the Obligations, and (iv) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any Indebtedness (other than the Obligations) or any Equity Interests of the Borrower or any of the Borrower's Subsidiaries, or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission.

     "RESTRUCTURING EXPENSES" is defined in SECTION 7.4(A) hereof.

     "RISK-BASED CAPITAL GUIDELINES" is defined in SECTION 4.2 hereof.

     "SALE INITIATIVE" is defined in SECTION 7.5 hereof.

     "SALE INITIATIVE PREPAYMENT" is defined in SECTION 2.5(B)(i)(a) hereof.

     "SECURED OBLIGATIONS" is defined in the Credit Agreement.

     "SECURITY AGREEMENTS" means those certain Security Agreements of even date herewith executed by the Borrower and SEI, respectively, in favor of the Collateral Agent for the benefit of the Holders of Secured Obligations as amended, restated or otherwise modified from time to time.

     "SEI" means Sames Electrostatic, Inc., a Connecticut corporation, together with its successors and assigns, including a debtor-in-possession on behalf of Sames Electrostatic, Inc.

     "SENIOR NOTES" means those certain Senior Notes due December 6, 2008, issued by the Borrower in the aggregate principal amount of $15,000,000 pursuant to the Master Note Agreement.

     "SHARING PERIOD" means the period from the Effective Date until the first date on which the aggregate amount of "Asset Sale Prepayments", "Subsidiary Prepayments" and "Issuance Prepayments" (each as defined in SECTION 2.5) equals or exceeds $1,000,000

     "SINGLE EMPLOYER PLAN" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

     "SOLVENT" means, when used with respect to any Person, that at the time of determination:

          (i) the fair value of its assets (both at fair valuation and at present fair saleable value) is equal to or in excess of the total amount of its liabilities, including, without limitation, contingent liabilities; and

          (ii) it is then able and expects to be able to pay its debts as they mature; and

          (iii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

With respect to contingent liabilities (such as litigation, guarantees and pension plan liabilities), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can be reasonably be expected to become an actual or matured liability.

     "SPECIFIED DEFAULTS" is defined in ARTICLE XV hereof.

     "SUBSIDIARY" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" means a Subsidiary of the Borrower.

     "SUBSIDIARY PREPAYMENTS" is defined in SECTION 2.5(B)(i)(c) hereof.

     "SUPPLEMENTAL ADVANCE" means a borrowing hereunder consisting of the aggregate amount of the several Supplemental Loans made by the Lenders to the Borrower.

     "SUPPLEMENTAL CREDIT AVAILABILITY" means, at any particular time, the least of (A) the amount by which the Aggregate Supplemental Loan Commitment at such time exceeds the Supplemental Credit Obligations at such time; (B) the amount by which the Borrowing Base at such time exceeds the sum of (i) the Supplemental Credit Obligations at such time, (ii) the Existing Obligations at such time and
(iii) the outstanding principal amount of the Senior Notes at such time and (C) the amount by which the Maximum Amount at such time exceeds the sum of (i) the Supplemental Credit Obligations at such time, (ii) the outstanding principal balance of the Existing Loans at such time and (iii) the outstanding principal amount of the Senior Notes at such time.

     "SUPPLEMENTAL CREDIT OBLIGATIONS" means, at any particular time, the sum of
(i) the outstanding principal amount of the Supplemental Loans at such time, PLUS (ii) the outstanding L/C Obligations at such time.

     "SUPPLEMENTAL LOAN" is defined in SECTION 2.2 hereof.

     "SUPPLEMENTAL LOAN COMMITMENT" means, for each Lender, the obligation of such Lender to make Supplemental Loans and to purchase participations in Letters of Credit not exceeding the amount set forth on EXHIBIT A to this Agreement opposite its name thereon under the heading "Supplemental Loan Commitment" or the signature page of the assignment and acceptance by which it became a Lender, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable assignment and acceptance.

     "SUPPLEMENTAL LOAN TERMINATION DATE" means the earlier of (a) September 30, 1999 and (b) the date of termination of the Aggregate Supplemental Loan Commitment pursuant to SECTION 2.6 hereof or pursuant to SECTION 9.1 hereof.

     "SUPPLEMENTAL NOTE" means a promissory note, in substantially the form of EXHIBIT B hereto, duly executed by the Borrower and payable to the order of a Lender in the amount of its Supplemental Loan Commitment, including any amendment, restatement, modification, renewal or replacement of such Supplemental Note.

     "TAX PREPAYMENT" is defined in SECTION 2.5(B)(i)(d) hereof.

     "TAXES" is defined in Section 2.15(E)(i) hereof.

     "TERMINATION EVENT" means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Borrower or any member of the Controlled Group from a Benefit Plan during a plan year in which the Borrower or such Controlled Group member was a "substantial employer" as defined in SECTION 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of twenty percent (20%) of Benefit Plan participants who are employees of the Borrower or any member of the Controlled Group; (iii) the imposition of an obligation on the Borrower or any member of the Controlled Group under SECTION 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in
SECTION 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan; (v) any event or condition which might constitute grounds under SECTION 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; or (vi) the partial or complete withdrawal of the Borrower or any member of the Controlled Group from a Multiemployer Plan.

     "TRANSFER DEFAULT" means:

     (a) the occurrence of any Default under any of clauses (A) or (E) through
(K) of SECTION 8.1;

     (b) the occurrence of any Default under SECTION 8.1(B)(ii) as a result of the Borrower's breach of SECTION 7.1(I) and such breach shall continue unremedied for ten (10) Business Days after notice thereof is given to the Borrower by the Agent or any Lender (such 10-day period ending on the 10th day following the giving of such notice whether or not such notice was given prior to the expiration of the two Business Day grace period contained in SECTION 8.1(B)(ii));

     (c) the occurrence of any Default under SECTION 8.1(B)(iii);

     (d) the occurrence of any Default under SECTION 8.1(C) arising out of any breach of the representations and warranties made under SECTION 6.4 or SECTION 6.10; or

     (e) the occurrence of any Default under SECTION 8.1(D) arising out of any breach of the provisions of SECTION 7.1(A) and such breach shall continue unremedied for thirty (30) days after notice thereof is given to the Borrower by the Agent or any Lender (such 30-day period ending on the 30th day following the giving of such notice whether or not such notice was given prior to the expiration of the 30-day grace period contained in SECTION 8.1(D)).

     "TRANSFEREE" is defined in SECTION 13.5 hereof.

     "UNFUNDED LIABILITIES" means (i) in the case of Single Employer Plans, the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans, and (ii) in the case of Multiemployer Plans, the withdrawal liability that would be incurred by the Controlled Group if all members of the Controlled Group completely withdrew from all Multiemployer Plans.

     "UNMATURED DEFAULT" means an event which, but for the lapse of time or the giving of notice, or both, would constitute a Default.

     "WEIGHTED AVERAGE LIFE TO MATURITY" means when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with generally accepted accounting principles in existence as of the date hereof.

     1.2 REFERENCES. The existence throughout the Agreement of references to the Borrower's Subsidiaries is for a matter of convenience only. Any references to Subsidiaries of the Borrower set forth herein shall not in any way be construed as consent by the Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder.

     1.3 SUPPLEMENTAL DISCLOSURE. At any time at the request of the Agent and at such additional times as the Borrower determines, the Borrower shall supplement each schedule or representation herein or in the other Loan Documents with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such schedule or as an exception to such representation or which is necessary to correct any information in such schedule or representation which has been rendered inaccurate thereby. Unless any such supplement to such schedule or representation discloses the existence or occurrence of events, facts or circumstances which are not prohibited by the terms of this Agreement or any other Loan Documents, such supplement to such schedule or representation shall not be deemed an amendment thereof unless expressly consented to in writing by Agent and the Required Lenders, and no such amendments, except as the same may be consented to in a writing which expressly includes a waiver, shall be or be deemed a waiver by the Agent or any Lender of any Default disclosed therein.

     1.4 AMENDMENT AND RESTATEMENT OF ORIGINAL CREDIT AGREEMENT. The Borrower, the Lenders, the Agent and the Issuing Banks agree that, upon (i) the execution and delivery of this Agreement by each of the parties hereto and (ii) satisfaction (or waiver by the Agent and all of the Lenders) of the conditions precedent set forth in SECTION 5.1, the terms and provisions of the Original Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation of the Original Credit Agreement or the indebtedness created thereunder. All outstanding Letters of Credit shall continue as Letters of Credit under (and shall be governed by the terms of) this Agreement. All Existing Loans made to the Borrower under the Original Credit Agreement which remain outstanding on the Effective Date shall constitute and shall continue as Loans under (and shall be governed by the terms of) this Agreement. The commitments of each Lender that is a party to the Original Credit Agreement shall, on the Effective Date, automatically be deemed amended to constitute such Lender's Commitment hereunder.

ARTICLE II:  THE EXISTING LOANS AND SUPPLEMENTAL LOAN FACILITY

     2.1. EXISTING LOANS. Pursuant to the terms of the Original Credit Agreement each Lender made Loans to the Borrower, which Loans remain outstanding as of the date of this Agreement in the amount for each Lender as set forth the amount set forth on EXHIBIT A to this Agreement opposite its name thereon under the heading "Existing Loans". On the Existing Loan Termination Date, the Borrower shall repay in full the outstanding principal balance of the Existing Loans. In addition to the scheduled payment of the Existing Loans on the Existing Loan Termination Date, the Borrower (a) may make the voluntary prepayments described in SECTION 2.5(A) for credit against the Existing Loans pursuant to SECTION 2.5(A) and (b) shall make the mandatory prepayments prescribed in SECTION 2.5(B) for credit against the Existing Loans, if applicable, pursuant to SECTION 2.5(B). No repayment or prepayments of any Existing Loan shall be reborrowed once repaid.

     2.2 SUPPLEMENTAL LOANS. Upon the satisfaction of the conditions precedent set forth in SECTIONS 5.1 and 5.2, from and including the date of this Agreement and prior to the Supplemental Loan Termination Date, each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make revolving loans to the Borrower from time to time, in Dollars, in an amount not to exceed such Lender's Pro Rata Share of Supplemental Credit Availability at such time (each individually, a "SUPPLEMENTAL LOAN" and, collectively, the "SUPPLEMENTAL LOANS"); PROVIDED, HOWEVER, (a) at no time shall the Supplemental Credit Obligations exceed the Aggregate Supplemental Commitment; (b) at no time shall the sum of (i) the Existing Obligations, (ii) the Supplemental Credit Obligations and (iii) the outstanding principal balance of the Senior Notes exceed the Borrowing Base at such time and (c) at no time shall the sum of (i) the Existing Obligations, (ii) the Supplemental Credit Obligations and (iii) the outstanding principal balance of the Senior Notes exceed the Maximum Amount at such time. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Supplemental Loans at any time prior to the Supplemental Loan Termination Date. On the Supplemental Loan Termination Date, the Borrower shall repay in full the outstanding principal balance of the Supplemental Loans. Each Supplemental Advance under this SECTION 2.2 shall consist of Supplemental Loans made by each Lender ratably in proportion to such Lender's respective Pro Rata Share.

     2.3  [Intentionally Blank]

     2.4  [Intentionally Blank].

     2.5  OPTIONAL PAYMENTS; MANDATORY PREPAYMENTS.

     (A) OPTIONAL PAYMENTS. The Borrower may from time to time repay or prepay, without penalty or premium all or any part of outstanding Supplemental Loans and Existing Loans; PROVIDED, that any prepayment of the Existing Loans shall constitute a permanent reduction and may not be reborrowed.

     (B)  MANDATORY PREPAYMENTS.

     (i)  MANDATORY PREPAYMENTS OF SECURED OBLIGATIONS.

          (a) Upon the consummation of any Asset Sale, other than Excluded Asset Sales, by the Borrower or any Subsidiary of the Borrower where such Asset Sale results in Net Cash Proceeds individually for such transaction equal to or greater than $50,000 or where all such Asset Sales results in Net Cash Proceeds in the aggregate for all such transactions since the date hereof equal to or greater than $150,000, except as provided in the second sentence of this SECTION 2.5(B)(i)(a), within five (5) Business Days after the Borrower's or any of its Subsidiaries' (i) receipt of any Net Cash Proceeds from any such Asset Sale, or (ii) conversion to cash or Cash Equivalents of non-cash proceeds (whether principal or interest and including securities, release of escrow arrangements or lease payments) received from any Asset Sale, the Borrower shall make a mandatory prepayment of the Secured Obligations ("ASSET SALE PREPAYMENTS") in an amount equal to (1) fifty percent (50%) of such Net Cash Proceeds or such proceeds converted from non-cash to cash or Cash Equivalents received during the Sharing Period and (2) ninety percent (90%) of such Net Cash Proceeds or such proceeds converted from non-cash to cash or Cash Equivalents received after the Sharing Period. Net Cash Proceeds of Asset Sales of equipment with respect to which the Borrower or any Subsidiary shall have given the Agent written notice of its intention to replace the equipment sold within four (4) months following such sale shall not be subject to the prepayment requirements of the first sentence of this
     SECTION 2.5(B)(i)(a) unless and to the extent that such applicable period shall have expired without such equipment replacement having been made or unless prior to such time a Default shall have occurred and is continuing. The provisions of this clause

     (a) shall govern only those asset sales of a type and magnitude currently permitted under the terms of this Agreement. To the extent that the Borrower shall seek and obtain the consent of the Required Creditors pursuant to SECTION 7.5(g) permitting any other sale, transfer or other disposition of any Subsidiary of the Borrower, or any business line of the Borrower or other material transaction in connection with the Sale Initiative, the Borrower shall make a mandatory prepayment of the Secured Obligations in an amount equal to one-hundred percent (100%) of the Net Cash Proceeds from such sale, transfer or other disposition or such lesser amount as shall be required to pay the Secured Obligations in full ("SALE INITIATIVE PREPAYMENTS").

          (b) Upon the consummation of any Financing by the Borrower or SEI, within five (5)Business Days after the Borrower's or SEI's receipt of any Net Cash Proceeds from such Financing, the Borrower shall make a mandatory prepayment ("ISSUANCE PREPAYMENTS") of the Secured Obligations in an amount equal to (1) fifty percent (50%) of such Net Cash Proceeds received during the Sharing Period and (2) ninety percent (90%) of such Net Cash Proceeds received after the Sharing Period.

          (c) Except as set forth in clauses (i) through (v) below, upon the receipt by the Borrower of any funds from any repatriation or other payment of monies from any of the Borrower's foreign subsidiaries (whether as a dividend, loan, return of capital or otherwise), within five (5) Business Days after the Borrower's receipt of such funds, the Borrower shall make a mandatory prepayment ("SUBSIDIARY PREPAYMENT") of the Secured Obligations in an amount equal to (1) fifty percent (50%) of such amounts received during the Sharing Period and (2) ninety percent (90%) of such amounts received after the Sharing Period; PROVIDED, no such mandatory prepayment of the Secured Obligations shall be required out of (i) the approximately $4,250,000 which the Borrower has previously received or which the Borrower anticipates will be received from Sames S.A., (ii) amounts received by the Borrower as a reimbursement for expenses incurred by the Borrower on behalf of a Subsidiary, (iii) payments received from a Subsidiary as a result of its repayment, in the ordinary course, of intercompany Receivables incurred in the ordinary course of its business; (iv) amounts received from intercompany management or guaranty fees in amounts not in excess of the amount set forth in the financial information attached as EXHIBIT A to the Disclosure Letter; and (v) amounts received from the liquidation of Binks International (Italia) S.r.l. in the amount of approximately $500,000.

          (d) Upon the receipt by the Borrower or SEI of the proceeds of any federal, state or local tax refunds, the Borrower shall make a mandatory prepayment of the Secured Obligations in an amount equal to one-hundred (100%) of the amount so received ("TAX PREPAYMENTS").

          (e) Nothing in this SECTION 2.5(B)(i) shall be construed to constitute the Lenders' consent to any transaction referred to in CLAUSES
     (a) through (c) above which is not expressly permitted by the terms of this Agreement.

          (f) Each mandatory prepayment required by CLAUSES (a) through (d) of this SECTION 2.5(B) shall be referred to herein as a "DESIGNATED PREPAYMENT". Designated Prepayments shall be paid to the Collateral Agent for application in accordance with the terms of the Collateral Sharing Agreement. Proceeds from Designated Prepayments paid by the Collateral Agent to the Agent shall be allocated and applied in the following order of priority so long as (1) no Default has occurred hereunder, (2) no Event of Default (as defined in the Master Note Agreement) has occurred under the Master Note Agreement and (3) no "Agreement Default" (as defined in the Collateral Sharing Agreement) has occurred under the terms of any agreement governing any other Priority Obligations:

               (I) ratably to the accrued and unpaid interest on the Supplemental Loans, interest on the Reimbursement Obligations and to accrued and unpaid fees on account of Letters of Credit;

               (II) ratably to the unpaid principal amount of the Supplemental Loans and to principal on the Reimbursement Obligations (which prepayment, other than as a result of a Tax Prepayment, shall result in a permanent reduction by such amount in the Aggregate Supplemental Loan Commitment and ratably to each Lender's Supplemental Loan Commitment);

               (III) to the extent any L/C Obligations are contingent, deposited with the Agent as cash collateral in respect of such L/C Obligations; and

               (IV) to the other Secured Obligations in the order set forth in the Collateral Sharing Agreement;

     PROVIDED, if such Designated Prepayment is made after the occurrence and during the continuance of any such Default, Event of Default or other "Agreement Default" (as defined in the Collateral Sharing Agreement), such Designated Prepayment shall be applied in accordance with the terms of the Collateral Sharing Agreement.

     (ii) MANDATORY PREPAYMENTS OF SUPPLEMENTAL LOANS. In addition to repayments under SECTION 2.5(B)(i), if at any time and for any reason the (a) the Supplemental Credit Obligations exceed the Aggregate Supplemental Commitment or (b) the sum of (i) the Existing Obligations, (ii) the Supplemental Credit Obligations and (iii) the outstanding principal balance of the Senior Notes exceed either the Borrowing Base or the Maximum Amount, the Borrower shall immediately make a mandatory prepayment of the Supplemental Credit Obligations (or if the Supplemental Obligations have been paid in full, the other Secured Obligations) in an amount equal to such excess. In addition, if Supplemental Credit Availability is at any time less than the amount of contingent L/C Obligations outstanding at any time, the Borrower shall deposit cash collateral with the Agent in an amount equal to the amount by which such L/C Obligations exceed such Supplemental Credit Availability.

     2.6 REDUCTION OF COMMITMENTS. The Borrower may permanently reduce the Aggregate Supplemental Loan Commitment in whole, or in part ratably among the Lenders, in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount (unless the Aggregate Supplemental Loan Commitment is reduced in whole), upon at least one Business Day's written notice to the Agent, which notice shall specify the amount of any such reduction; PROVIDED, HOWEVER, that the amount of the Aggregate Supplemental Loan Commitment may not be reduced below the aggregate principal amount of the outstanding Supplemental Credit Obligations. In addition, the Aggregate Supplemental Loan Commitment shall be automatically reduced in connection with Designated Prepayments on the terms set forth in
SECTION 2.5 above.

     2.7 METHOD OF BORROWING. Not later than 2:00 p.m. (Chicago time) on each Borrowing Date, each Lender shall make available its Supplemental Loan, in funds immediately available in Chicago to the Agent at its address specified pursuant to ARTICLE XIV. The Agent will promptly make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address.

     2.8 NOTICE OF BORROWING; FLOATING RATE APPLICABLE TO ALL OBLIGATIONS. The Borrower shall give the Agent irrevocable notice in substantially the form of EXHIBIT C hereto (a "BORROWING NOTICE") not later than 12:00 noon (Chicago time) on the Borrowing Date of each Supplemental Advance specifying: (i) the Borrowing Date (which shall be a Business Day) of such Supplemental Advance and
(ii) the aggregate amount of such Supplemental Advance. From and after the Effective Date, all Obligations shall bear interest from and including the date of the making of the applicable Supplemental Advance (or from the Effective Date for the Existing Obligations) or incurrence of the Obligation to (but not including) the date of repayment thereof at the Floating Rate, changing when and as such Floating Rate changes. Changes in the rate of interest on the Obligations will take effect simultaneously with each change in the Alternate Base Rate.

     2.9 MINIMUM AMOUNT OF EACH SUPPLEMENTAL ADVANCE. Each Supplemental Advance (other than a Supplemental Advance to repay a Reimbursement Obligation) shall be in the minimum amount of $250,000 (and in multiples of $100,000 if in excess thereof), PROVIDED, HOWEVER, that any Supplemental Advance may be in the amount of the remaining Supplemental Credit Availability.

     2.10  [Intentionally Blank]

     2.11 DEFAULT RATE. After the occurrence and during the continuance of a Default, at the option of the Agent or at the direction of the Required Lenders, the interest rate(s) applicable to the Obligations and the fees payable under
SECTION 3.7 with respect to Letters of Credit shall be increased by two percent (2.0%) per annum above the Floating Rate, as applicable.

     2.12 METHOD OF PAYMENT. All payments of principal, interest, fees, commissions and L/C Obligations hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to ARTICLE XIV, or at any other Lending Installation of the Agent specified in writing by the Agent tothe Borrower, by 2:00 p.m. (Chicago time) on the date when due and shall be made ratably among the Lenders (unless such amount is not to be shared ratably in accordance with the terms hereof). Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds which the Agent received at its address specified pursuant to ARTICLE XIV or at any Lending Installation specified in a notice received by the Agent from such Lender. The Borrower authorizes the Agent to charge the account of the Borrower maintained with First Chicago for each payment of principal, interest, fees, commissions and L/C Obligations as it becomes due hereunder.

     2.13 NOTES. Each Lender is authorized to record the principal amount of each of its Loans and each repayment with respect to its Loans on the schedule attached to its respective Notes; PROVIDED, HOWEVER, that the failure to so record shall not affect the Borrower's obligations under any such Note.

     2.14 TELEPHONIC NOTICES. The Borrower authorizes the Lenders and the Agent to extend Supplemental Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Agent a written confirmation, signed by an Authorized Officer, if such confirmation is requested by the Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, (i) the telephonic notice shall govern absent manifest error and (ii) the Agent or the Lender, as applicable, shall promptly notify the Authorized Officer who provided such confirmation of such difference.

     2.15 PROMISE TO PAY; INTEREST; INTEREST PAYMENT DATES; INTEREST AND FEE BASIS; TAXES; LOAN AND CONTROL ACCOUNTS.

     (A) PROMISE TO PAY. The Borrower unconditionally promises to pay when due the principal amount of each Loan and all other Obligations incurred by it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the Notes.

     (B) INTEREST PAYMENT DATES. Interest accrued on each Loan shall be payable on each Payment Date, commencing with April 15, 1998 and at maturity (whether by acceleration or otherwise). Interest accrued on the principal balance of all other Obligations shall be payable in arrears (i) on the last day of each calendar month, commencing on the first such day following the incurrence of such Obligation, (ii) upon repayment thereof in full or in part, and (iii) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).

     (C)  FEES.

     (i) CLOSING FEE. On the Effective Date, the Borrower shall pay to the Agent, for the account of the Lenders in accordance with their Pro Rata Shares, a closing fee in the amount set forth in SECTION 1 of SCHEDULE 2.15 to the Disclosure Letter.

     (ii) DEFERRED CLOSING FEE. In addition, the Borrower shall pay to the Agent, for the account of the Lenders in accordance with their Pro Rata Shares, a deferred closing fee at the times and in the amounts set forth in SECTION 2 of
SCHEDULE 2.15 to the Disclosure Letter.

     (iii)  DEFERRED FACILITY FEE.    In addition, the Borrower shall pay to the
Agent, for the account of the Lenders in accordance with their Pro Rata Shares, a deferred facility fee at the times and in the amounts set forth in SECTION 3 of SCHEDULE 2.15 to the Disclosure Letter.

     (iv) The Borrower agrees to pay to the Agent for the sole account of the Agent and the Arranger (unless otherwise agreed between the Agent and the Arranger and any Lender) the fees set forth in the letter agreement between the Agent and the Borrower dated July 23, 1997, payable at the times and in the amounts set forth therein.

     (D) INTEREST AND FEE BASIS. Interest and fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received prior to 2:00 p.m. (Chicago time) at the place of payment. If any payment of principal of or interest on a Loan or any payment of any other Obligations shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions.

     (E)  TAXES.

     (i) Any and all payments by the Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings or any liabilities with respect thereto including those arising after the date hereof as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of each Lender and the Agent, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by such Lender's or Agent's, as the case may be, income by the United States of America or any Governmental Authority of the jurisdiction under the laws of which such Lender or Agent, as the case may be, is organized or maintains a Lending Installation (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities which the Agent or a Lender determines to be applicable to this Agreement, the other Loan Documents, the Supplemental Loan Commitments, the Loans or the Letters of Credit being hereinafter referred to as "TAXES"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the other Loan Documents to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this SECTION 2.15(E)) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and
(iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. If a withholding tax of the United States of America or any other Governmental Authority shall be or become applicable (y) after the date of this Agreement, to such payments by the Borrower made to the Lending Installation or any other office that a Lender may claim as its Lending Installation, or (z) after such Lender's selection and designation of any other Lending Installation, to such payments made to such other Lending Installation, such Lender shall use reasonable efforts to make, fund and maintain its Loans through another Lending Installation of such Lender in another jurisdiction so as to reduce the Borrower's liability hereunder, if the making, funding or maintenance of such Loans through such other Lending Installation of such Lender does not, in the judgment of such Lender, otherwise adversely affect such Loans, or obligations under the Supplemental Loan Commitments or such Lender.

     (ii) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, from the issuance of Letters of Credit hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, the Supplemental Loan Commitments, the Loans or the Letters of Credit (hereinafter referred to as "OTHER TAXES").

     (iii) The Borrower indemnifies each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this
SECTION 2.15(E)) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days after the date such Lender or the Agent (as the case may be) makes written demand therefor. A certificate as to any additional amount payable to any Lender or the Agent under this SECTION 2.15(E) submitted to the Borrower and the Agent (if a Lender is so submitting) by such Lender or the Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto. With respect to such deduction or withholding for or on account of any Taxes and to confirm that all such Taxes have been paid to the appropriate Governmental Authorities, the Borrower shall promptly (and in any event not later than thirty (30) days after receipt) furnish to each Lender and the Agent such certificates, receipts and other documents as may be required (in the judgment of such Lender or the Agent) to establish any tax credit to which such Lender or the Agent may be entitled.

     (iv) Within thirty (30) days after the date of any payment of Taxes or Other Taxes by the Borrower, the Borrower shall furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof.

     (v) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this SECTION 2.15(E) shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

     (vi) Without limiting the obligations of the Borrower under this SECTION 2.15(E), each Lender that is not created or organized under the laws of the United States of America or a political subdivision thereof shall deliver to the Borrower and the Agent on or before the Effective Date, or, if later, the date on which such Lender becomes a Lender pursuant to SECTION 13.3, a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender, in a form satisfactory to the Borrower and the Agent, to the effect that such Lender is capable under the provisions of an applicable tax treaty concluded by the United States of America (in which case the certificate shall be accompanied by two executed copies of Form 1001 of the IRS) or under SECTION 1442 of the Code (in which case the certificate shall be accompanied by two copies of Form 4224 of the IRS) of receiving payments of interest hereunder without deduction or withholding of United States federal income tax. Each such Lender further agrees to deliver to the Borrower and the Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender substantially in a form satisfactory to the Borrower and the Agent, before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Borrower and the Agent pursuant to this SECTION 2.15(E)(vi). Further, each Lender which delivers a certificate accompanied by Form 1001 of the IRS covenants and agrees to deliver to the Borrower and the Agent within fifteen (15) days prior to January 1, 1998, and every third (3rd) anniversary of such date thereafter on which this Agreement is still in effect, another such certificate and two accurate and complete original signed copies of Form 1001 (or any successor form or forms required under the Code or the applicable regulations promulgated thereunder), and each Lender that delivers a certificate accompanied by Form 4224 of the IRS covenants and agrees to deliver to the Borrower and the Agent within fifteen (15) days prior to the beginning of each subsequent taxable year of such Lender during which this Agreement is still in effect, another such certificate and two accurate and complete original signed copies of IRS Form 4224 (or any successor form or forms required under the Code or the applicable regulations promulgated thereunder). Each such certificate shall certify as to one of the following:

          (a) that such Lender is capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax;

          (b) that such Lender is not capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax as specified therein but is capable of recovering the full amount of any such deduction or withholding from a source other than the Borrower and will not seek any such recovery from the Borrower; or

          (c) that, as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority after the date such Lender became a party hereto, such Lender is not capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax as specified therein and that it is not capable of recovering the full amount of the same from a source other than the Borrower.

Each Lender shall promptly furnish to the Borrower and the Agent such additional documents as may be reasonably required by the Borrower or the Agent to establish any exemption from or reduction of any Taxes or Other Taxes required to be deducted or withheld and which may be obtained without undue expense to such Lender.

     (F) LOAN ACCOUNT. Each Lender shall maintain in accordance with its usual practice an account or accounts (a "LOAN ACCOUNT") evidencing the Obligations of the Borrower to such Lender owing to such Lender from time to time, including the amount of principal and interest payable and paid to such Lender from time to time hereunder and under the Notes.

     (G)  CONTROL ACCOUNT.  The Register maintained by the Agent pursuant to
SECTION 13.3(C) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Supplemental Advance, (ii) the effective date and amount of each Assignment Agreement delivered to and accepted by it and the parties thereto pursuant to SECTION 13.3, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder or under the Notes, (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender's share thereof, and (v) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.

     (H) ENTRIES BINDING. The entries made in the Register and each Loan Account shall be presumptive evidence, absent manifest error, unless the Borrower objects in writing to information contained in the Register and each Loan Account within sixty (60) days of the Borrower's receipt of such information in written form.

     2.16 NOTIFICATION OF SUPPLEMENTAL ADVANCES, INTEREST RATES, PREPAYMENTS AND AGGREGATE SUPPLEMENTAL LOAN COMMITMENT REDUCTIONS. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Supplemental Loan Commitment reduction notice, Borrowing Notice, and repayment notice received by it hereunder. The Agent will give each Lender prompt notice of each change in the Alternate Base Rate.

     2.17 LENDING INSTALLATIONS. Each Lender may book its Loans or Letters of Credit at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or facsimile notice to the Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments and/or payments of L/C Obligations are to be made.

     2.18 NON-RECEIPT OF FUNDS BY THE AGENT. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the Floating Rate.

     2.19 TERMINATION DATE. This Agreement shall be effective until the later to occur of the Existing Loan Termination Date and the Supplemental Loan
Termination Date.   Notwithstanding the termination of this Agreement, until all of the Obligations (other than contingent indemnity obligations) shall have been fully and indefeasibly paid and satisfied, all financing arrangements among the Borrower and the Lenders shall have been terminated and all of the Letters of Credit shall have expired, been canceled or terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive and the Agent and/or Collateral Agent shall be entitled to retain its security interest in and to all existing and future Collateral for the benefit of itself and the Holders of Secured Obligations.

     2.20 REPLACEMENT OF CERTAIN LENDERS. In the event a Lender ("AFFECTED LENDER") shall have: (i) failed to fund its Pro Rata Share of any Supplemental Advance requested by the Borrower, or to fund a Supplemental Advance in order to repay Reimbursement Obligations, which such Lender is obligated to fund under the terms of this Agreement and which failure has not been cured, (ii) requested compensation from the Borrower under SECTIONS 2.15(E), 4.1 or 4.2 to recover Taxes, Other Taxes or other additional costs incurred by such Lender which are not being incurred generally by the other Lenders or (iii) has invoked SECTION 10.2, then, in any such case, the Borrower or the Agent may make written demand on such Affected Lender (with a copy to the Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Agent) for the Affected Lender to assign, and such Affected Lender shall use its best efforts to assign pursuant to one or more duly executed Assignments Agreements five (5) Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of SECTION 13.3(A) which the Borrower or the Agent, as the case may be, shall have engaged for such purpose ("REPLACEMENT LENDER"), all of such Affected Lender's rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Supplemental Loan Commitment, all Loans owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit hereunder) in accordance with
SECTION 13.3. The Agent agrees, upon the occurrence of such events with respect to an Affected Lender and upon the written request of the Borrower, to use its reasonable efforts to obtain the commitments from one or more financial institutions to act as a Replacement Lender. The Agent is authorized to execute one or more of such assignment agreements as attorney-in-fact for any Affected Lender failing to execute and deliver the same within five (5) Business Days after the date of such demand. Further, with respect to such assignment the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under SECTIONS 2.15(E),

4.1, and 4.2 with respect to such Affected Lender and compensation payable under
SECTION 2.15(C) in the event of any replacement of any Affected Lender under CLAUSE (ii) of this SECTION 2.20; PROVIDED that upon such Affected Lender's replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of SECTIONS 2.15(E), 4.1, 4.2, 4.4, and 10.7, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under SECTION 11.8. Upon the replacement of any Affected Lender pursuant to this SECTION 2.20, the provisions of SECTION 9.2 shall continue to apply with respect to Loans which are then outstanding with respect to which the Affected Lender failed to fund its Pro Rata Share and which failure has not been cured.

          2.21 COLLECTION ACCOUNT ARRANGEMENTS. (a) All collections of Receivables included in the Collateral and other proceeds of Collateral shall be deposited in (i) a deposit account with the Agent over which the Collateral Agent has dominion and control following a Collection Account Blockage Date or (b) a Collection Account with any other financial institution which is subject to a Collection Account Agreement or pursuant to another similar arrangement for the collection of such amounts established by the Borrower or SEI, as applicable, and the Collateral Agent, and all amounts in such accounts shall be transferred in accordance with the provisions of the respective Collection Account Agreements. The Borrower and SEI shall at all times maintain lock-box services agreements with the Collateral Agent or banks which are parties to Collection Account Agreements and to which lock-boxes Account Debtors with respect to the Borrower's or SEI's Receivables shall directly remit all payments on Receivables. Any of the foregoing collections received by the Borrower or SEI and not so deposited, shall be deemed to have been received by the Borrower or SEI, as applicable, as the Collateral Agent's trustee and, upon such entity's receipt thereof, the Borrower shall or shall cause SEI to immediately transfer all such amounts into a Collection Account in their original form. Such deposits in the Collection Accounts shall be remitted to the Collateral Agent, the Borrower or its Subsidiaries or as the Collateral Agent may direct, all in accordance with the provisions of the Collection Account Agreements.

          (b) Following the Collection Account Blockage Date and during the continuance of a Default giving rise thereto, (i) all payments received by the Collateral Agent, all collections of Receivables included in the Collateral received by the Collateral Agent, and all proceeds of other Collateral received by the Collateral Agent, whether through payment or otherwise, will be the sole property of the Collateral Agent for the benefit of the Holders of Secured Obligations and will be deemed received by the Collateral Agent for application to the Secured Obligations in accordance with the terms of the Collateral Sharing Agreement, and amounts received by the Agent pursuant to the terms of the Collateral Sharing Agreement for application to the Obligations will be deemed received by the Agent for application to the Obligations in accordance with the terms of this Agreement and the Collateral Sharing Agreement.

          (c) Notwithstanding anything herein or in the Security Agreement to the contrary, the Borrower shall have a period of 30 days following the date hereof to (i) enter into a Collection Account Agreement with Centennial Bank, 625 East Gibbs Avenue, Cottage

     Grove, Oregon 97424 or transfer the collections and collection account arrangements with respect thereto from such bank to another which is party to a Collection Account Agreement.


ARTICLE III: THE LETTER OF CREDIT FACILITY

     3.1 OBLIGATION TO ISSUE LETTERS OF CREDIT. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of the Borrower herein set forth, each Issuing Bank hereby agrees to issue for the account of the Borrower through such Issuing Bank's branches as it and the Borrower may jointly agree, one or more Letters of Credit denominated in Dollars in accordance with this ARTICLE III, from time to time after the date hereof.

     3.2 TYPES AND AMOUNTS OF LETTERS OF CREDIT. No Issuing Bank shall have any obligation to and no Issuing Bank shall:

          (i) issue any Letter of Credit if on the date of issuance, before or after giving effect to the Letter of Credit requested hereunder, (a) the Supplemental Credit Obligations at such time would exceed the Aggregate Supplemental Commitment; (b) the sum of (i) the Existing Obligations, (ii) the Supplemental Credit Obligations and
     (iii) the outstanding principal balance of the Senior Notes at such time would exceed the Borrowing Base at such time, (c) the sum of (i) the Existing Obligations, (ii) the Supplemental Credit Obligations and
     (iii) the outstanding principal balance of the Senior Notes at such time would exceed the Maximum Amount at such time, or (d) the aggregate outstanding amount of the L/C Obligations would exceed $5,000,000; or

          (ii) issue any Letter of Credit which has an expiration date later than the date which is the earlier of one (1) year after the date of issuance thereof or five (5) Business Days immediately preceding the Supplemental Loan Termination Date.

     3.3 CONDITIONS WITH RESPECT TO LETTERS OF CREDIT. In addition to being subject to the satisfaction of the conditions contained in SECTIONS 5.1 and 5.2, the obligation of an Issuing Bank to issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

          (i) the Borrower shall have delivered to the applicable Issuing Bank at such times and in such manner as such Issuing Bank may reasonably prescribe, a request for issuance of such Letter of Credit in substantially the form of EXHIBIT D hereto, duly executed applications for such Letter of Credit, and such other documents, instructions and agreements as may be required pursuant to the terms thereof, and the proposed Letter of Credit shall be reasonably satisfactory to such Issuing Bank as to form and content; and

          (ii) as of the date of issuance no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the applicable Issuing Bank from issuing such Letter of Credit and no law, rule or regulation applicable to such Issuing Bank and no request or directive (whether or not having the force of law) from a Governmental Authority with jurisdiction over such Issuing Bank shall prohibit or request that such Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of that Letter of Credit.

     3.4 PROCEDURE FOR ISSUANCE OF LETTERS OF CREDIT. (a) Subject to the terms and conditions of this ARTICLE III and provided that the applicable conditions set forth in SECTIONS 5.1 and 5.2 hereof have been satisfied, the applicable Issuing Bank shall, on the requested date, issue a Letter of Credit on behalf of the Borrower in accordance with such Issuing Bank's usual and customary business practices and, in this connection, such Issuing Bank may assume that the applicable conditions set forth in SECTION 5.2 hereof have been satisfied unless it shall have received notice to the contrary from the Agent or a Lender or has knowledge that the applicable conditions have not been met.

     (b) The applicable Issuing Bank shall give the Agent written or telex notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Letter of Credit, PROVIDED, HOWEVER, that the failure to provide such notice shall not result in any liability on the part of such Issuing Bank.

     (c) No Issuing Bank shall extend or amend any Letter of Credit unless the requirements of this SECTION 3.4 are met as though a new Letter of Credit was being requested and issued.

     3.5 PARTICIPATION IN LETTERS OF CREDIT. Immediately upon the issuance of each Letter of Credit hereunder, each Lender shall be deemed to have automatically, irrevocably and unconditionally purchased and received from the applicable Issuing Bank an undivided interest and participation in and to each such Letter of Credit, the obligations of the Borrower in respect thereof, and the liability of such Issuing Bank thereunder ( a "L/C INTEREST") in an amount equal to the amount available for drawing under such Letter of Credit multiplied by such Lender's Pro Rata Share. The applicable Issuing Bank shall give to each Lender notice in the event that the Borrower fails to reimburse the applicable Issuing Bank with respect to any L/C Draft or any other draw on a Letter of Credit pursuant to the provisions SECTION 3.6, and each Lender shall promptly and unconditionally pay to the Agent for the account of the applicable Issuing Bank, in immediately available funds, an amount equal to such Lender's Pro Rata Share of the amount of such payment or draw. The obligation of each Lender to reimburse the Issuing Banks under this SECTION 3.5 shall be unconditional, continuing, irrevocable and absolute. In the event that any Lender fails to make payment to the Agent of any amount due under this SECTION 3.5, the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied; PROVIDED, HOWEVER, that nothing contained in this sentence shall relieve such Lender of its obligation to reimburse the applicable Issuing Bank for such amount in accordance with this SECTION 3.5.

     3.6 REIMBURSEMENT OBLIGATION. The Borrower agrees unconditionally, irrevocably and absolutely to pay immediately to reimburse the applicable Issuing Bank for the amount of each drawing under or pursuant to a Letter of Credit or an L/C Draft related thereto (such obligation of the Borrower to reimburse the Agent for an advance made under a Letter of Credit or L/C Draft being hereinafter referred to as a "REIMBURSEMENT OBLIGATION" with respect to such Letter of Credit or L/C Draft), each such reimbursement to be made by the Borrower no later than the Business Day on which the applicable Issuing Bank makes payment of each such L/C Draft or, in the case of any other draw on a Letter of Credit, the date specified in the demand of such Issuing Bank. If the Borrower at any time fails to repay a Reimbursement Obligation pursuant to this
SECTION 3.6, the Borrower shall be deemed to have elected to borrow Supplemental Loans from the Lenders, as of the date of the advance giving rise to the Reimbursement Obligation, equal in amount to the amount of the unpaid Reimbursement Obligation. Such Supplemental Loans shall be made as of the date of the payment giving rise to such Reimbursement Obligation, automatically, without notice and without any requirement to satisfy the conditions precedent otherwise applicable to a Supplemental Advance. The proceeds of such Supplemental Loans shall be used to repay such Reimbursement Obligation. If, for any reason, the Borrower fails to repay a Reimbursement Obligation on the day such Reimbursement Obligation arises and, for any reason, the Lenders are unable to make or have no obligation to make Supplemental Loans, then such Reimbursement Obligation shall bear interest from and after such day, until paid in full, at the Floating Rate applicable to Supplemental Loans.

     3.7  LETTER OF CREDIT  FEES.  The Borrower agrees to pay:

          (i) monthly, in arrears, to the Agent for the ratable benefit of the Lenders, except as set forth in SECTION 9.2, a letter of credit fee at a rate per annum equal to one and three-quarters percent (1.75%) on the average daily outstanding face amount available for drawing under all Letters of Credit;

          (ii) monthly, in arrears, to the Agent for the sole account of each Issuing Bank, a letter of credit fronting fee at such percentage rate as may be agreed between the Borrower and each Issuing Bank on the average daily outstanding face amount available for drawing under all Letters of Credit issued by such Issuing Bank; and

          (iii) to the Agent for the benefit of each Issuing Bank, all customary fees and other issuance, amendment, document examination, negotiation and presentment expenses and related charges in connection with the issuance, amendment, presentation of L/C Drafts, and the like customarily charged by such Issuing Banks with respect to standby and commercial Letters of Credit, including, without limitation, standard commissions with respect to commercial Letters of Credit, payable at the time of invoice of such amounts.

     3.8 ISSUING BANK REPORTING REQUIREMENTS. In addition to the notices required by SECTION 3.4(b), each Issuing Bank shall, no later than the tenth Business Day following the last day of each month, provide to the Agent, upon the Agent's request, schedules, in form and substance reasonably satisfactory to the Agent, showing the date of issue, account party, amount, expiration date and the reference number of each Letter of Credit issued by it outstanding at any time during such month and the aggregate amount payable by the Borrower during such month. In addition, upon the request of the Agent, each Issuing Bank shall furnish to the Agent copies of any Letter of Credit and any application for or reimbursement agreement with respect to a Letter of Credit to which the Issuing Bank is party and such other documentation as may reasonably be requested by the Agent. Upon the request of any Lender, the Agent will provide to such Lender information concerning such Letters of Credit.

     3.9 INDEMNIFICATION; EXONERATION. (A) In addition to amounts payable as elsewhere provided in this ARTICLE III, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Agent, each Issuing Bank and each Lender from and against any and all liabilities and costs which the Agent, such Issuing Bank or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than, in the case of the applicable Issuing Bank, as a result of its Gross Negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, or (ii) the failure of the applicable Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future DE JURE or DE FACTO Governmental Authority (all such acts or omissions herein called "GOVERNMENTAL ACTS").

     (B) As among the Borrower, the Lenders, the Agent and the Issuing Banks, the Borrower assumes all risks of the acts and omissions of, or misuse of such Letter of Credit by, the beneficiary of any Letters of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit applications and Letter of Credit reimbursement agreements executed by the Borrower at the time of request for any Letter of Credit, neither the Agent, any Issuing Bank nor any Lender shall be responsible (in the absence of Gross Negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction): (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or other similar form of teletransmission or otherwise; (v) for errors in interpretation of technical trade terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Agent, the Issuing Banks and the Lenders, including, without limitation, any Governmental Acts. None of the above shall affect, impair, or prevent the vesting of any Issuing Bank's rights or powers under this SECTION 3.9.

     (C) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Issuing Bank under or in connection with the Letters of Credit or any related certificates shall not, in the absence of Gross Negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, put the applicable Issuing Bank, the Agent or any Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to any such Person.

     (D) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this SECTION 3.9 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

     3.10 CASH COLLATERAL. Notwithstanding anything to the contrary herein or in any application for a Letter of Credit, after the occurrence and during the continuance of a Default, the Borrower shall, upon the Agent's demand, deliver to the Agent for the benefit of the Lenders and the Issuing Banks, cash, or other collateral of a type satisfactory to the Required Lenders, having a value, as reasonably determined by such Lenders, equal to the aggregate outstanding L/C Obligations. In addition, if the Supplemental Credit Availability is at any time less than the amount of contingent L/C Obligations outstanding at any time, the Borrower shall deposit cash collateral with the Agent in an amount equal to the amount by which such L/C Obligations exceed such Supplemental Credit Availability. Any such collateral shall be held by the Agent in a separate account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by the Agent for the benefit of the Lenders and the Issuing Banks as collateral security for the Borrower's obligations in respect of this Agreement and each of the Letters of Credit and L/C Drafts. Such amounts shall be applied to reimburse the Issuing Banks for drawings or payments under or pursuant to Letters of Credit or L/C Drafts or if no such reimbursement is required, to payment of such of the other Secured Obligations as the Agent shall determine in accordance with the terms of the Collateral Sharing Agreement. If no Default shall be continuing, amounts remaining in any cash collateral account established pursuant to this SECTION
3.10 which are not to be applied to reimburse an Issuing Bank for amounts actually paid or to be paid by such Issuing Bank in respect of a Letter of Credit or L/C Draft, shall be returned to the Borrower (after deduction of the Agent's expenses incurred in connection with such cash collateral account).

ARTICLE IV:  CHANGE IN CIRCUMSTANCES

     4.1 YIELD PROTECTION. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted after the date of this Agreement and having general applicability to all banks within the jurisdiction in which such Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the date of this Agreement), or any interpretation or application thereof by any Governmental Authority charged with the interpretation or application thereof, or the compliance of any Lender therewith,

          (i) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal taxation of the overall net income of any Lender or applicable Lending Installation), or changes the basis of taxation of payments to any Lender in respect of its Loans, its L/C Interests, the Letters of Credit or other amounts due it hereunder, or

          (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation with respect to its Loans, L/C Interests or the Letters of Credit, or

          (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining the Loans, the L/C Interests or the Letters of Credit or reduces any amount received by any Lender or any applicable Lending Installation in connection with Loans or Letters of Credit, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Loans or L/C Interests held or interest received by it or by reference to the Letters of Credit, by an amount deemed material by such Lender;

and the result of any of the foregoing is to increase the cost to that Lender of making, renewing or maintaining its Loans, L/C Interests or Letters of Credit or to reduce any amount received under this Agreement, then, within thirty (30) days after receipt by the Borrower of written demand by such Lender pursuant to
SECTION 4.5, the Borrower shall, upon receipt of a written statement setting forth the basis for calculating such additional amounts, pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans, L/C Interests, Letters of Credit and its Supplemental Loan Commitment.

     4.2 CHANGES IN CAPITAL ADEQUACY REGULATIONS. If a Lender determines (i) the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a "Change" (as defined below), and (ii) such increase in capital will result in an increase in the cost to such Lender of maintaining its Loans, L/C Interests, the Letters of Credit or its obligation to make Loans hereunder, then, within 15 days after receipt by the Borrower of written demand by such Lender pursuant to SECTION 4.5, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender reasonably determines is attributable to this Agreement, its Loans, its L/C Interests, the Letters of Credit or its obligation to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy). "CHANGE" means (i) any change after the date of this Agreement in the "Risk-Based Capital Guidelines" (as defined below) excluding, for the avoidance of doubt, the effect of any phasing in of such Risk-Based Capital Guidelines or any other capital requirements passed prior to the date hereof, or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement and having general applicability to all banks and financial institutions within the jurisdiction in which such Lender operates which affects the amount of capital required or expected to be maintained by any Lender or any Lending

Installation or any corporation controlling any Lender. "RISK-BASED CAPITAL GUIDELINES" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

     4.3  [Intentionally Blank].

     4.4  [Intentionally Blank].

     4.5 LENDER STATEMENTS; SURVIVAL OF INDEMNITY. Each Lender requiring compensation pursuant to SECTION 2.15(E) or to this ARTICLE IV shall use its reasonable efforts to notify the Borrower and the Agent in writing of any Change, law, policy, rule, guideline or directive giving rise to such demand for compensation not later than ninety (90) days following the date upon which the responsible account officer of such Lender knows or should have known of such Change, law, policy, rule, guideline or directive. Any demand for compensation pursuant to this ARTICLE IV shall be in writing and shall state the amount due, if any, under SECTION 4.1 or 4.2 and shall set forth in reasonable detail the calculations upon which such Lender determined such amount. Such written demand shall be rebuttably presumed correct for all purposes. The obligations of the Borrower under SECTIONS 4.1 and 4.2 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE V:  CONDITIONS PRECEDENT

     5.1 INITIAL SUPPLEMENTAL ADVANCES AND LETTERS OF CREDIT. The Lenders shall not be required to make the initial Supplemental Loans or issue any Letters of Credit unless the Borrower has furnished to the Agent each of the following, with sufficient copies for the Lenders, all in form and substance satisfactory to the Agent and the Lenders:

          (1) Copies of the Articles of Incorporation of the Borrower, together with all amendments and a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of incorporation;

          (2) Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its By-Laws and of its Board of Directors' resolutions (and resolutions of other bodies, if any are deemed necessary by counsel for any Lender) authorizing the execution of the Loan Documents;

          (3) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents and to make loans hereunder, upon which certificate the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

          (4) A certificate, in form and substance satisfactory to the Agent, signed by the chief financial officer of the Borrower, stating that on Effective Date, after taking into account the waivers set forth herein, no Default or Unmatured Default has occurred and is continuing;

          (5) A written opinion of the Borrower's and SEI's counsel, addressed to the Agent and the Lenders, in form and substance reasonably satisfactory to the Agent and the Lenders (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents and perfection of the liens) together with such corporate resolutions, certificates and other documents as the Agent shall reasonably require;

          (6) Supplemental Notes payable to the order of each of the applicable Lenders;

          (7) The Waiver and Second Amendment to the Master Note Agreement, in form and substance reasonably satisfactory to the Agent and the Lenders;

          (8) Payment of all accrued interest and fees under the Original Credit Agreement as of the date hereof on the Existing Loans;

          (9) Payment of all fees payable to the Agent on behalf of the Lenders as of the Effective Date;

          (10) Reimbursement of all expenses incurred prior to the Effective Date payable by the Borrower to the Agent and the Lenders;

          (11) Fully executed copies of the Collateral Sharing Agreement on terms acceptable to the Agent and the Lenders;

          (12) Satisfactory evidence that the Collateral Agent holds a perfected, first priority lien in substantially all of the Collateral which may be perfected by filing a UCC financing statement, by possession, by recording the fee Mortgages or by obtaining a certificate of insurance and loss payable endorsement, subject to no other liens except for liens permitted under the Credit Agreement and Note Purchase Agreement.

          (13) Documentation pursuant to which the Master Factoring Agreement entered into on February 11, 1998 between Reservoir Capital Corporation and the Borrower is terminated, all "Assigned Accounts" are reassigned to the Borrower and all liens on any assets of the Borrower by Reservoir Capital Corporation are released (it being understood that the initial Supplemental Loans shall be used to repay amounts owing to Reservoir Capital Corporation).

          (14) Evidence that Binks Sames Ltd. shall have further amended its Articles of Association in the manner contemplated by Section 4.1 of the Equitable Share Charge between Borrower and the Agent dated as of November 21, 1997.

          (15) A Borrowing Base Certificate for the week ended March 6, 1998.

          (16) The monthly financial statements of the Borrower and its consolidated Subsidiaries for the month ended January 31, 1998.

          (17) Such other documents as the Agent or any Lender or its counsel may have reasonably requested, including, without limitation all of the documents reflected on the List of Closing Documents attached as EXHIBIT G to this Agreement.

     5.2 EACH SUPPLEMENTAL ADVANCE AND LETTER OF CREDIT. The Lenders shall not be required to make any Supplemental Advance or issue any Letter of Credit, unless on the applicable Borrowing Date, or in the case of a Letter of Credit, the date on which the Letter of Credit is to be issued, after taking into account the waivers set forth in ARTICLE XV hereof:

          (i)  There exists no Default or Unmatured Default; and

          (ii) The representations and warranties contained in ARTICLE VI are true and correct as of such Borrowing Date except for changes in the Schedules to this Agreement reflecting transactions permitted by this Agreement.

     Each Borrowing Notice with respect to each such Supplemental Advance and the letter of credit application with respect to a Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in SECTIONS 5.2(i) and (ii) have been satisfied. Any Lender may require a duly completed officer's certificate in substantially the form of EXHIBIT H hereto and/or a duly completed compliance certificate in substantially the form of EXHIBIT I hereto as a condition to making a Supplemental Advance.


ARTICLE VI:  REPRESENTATIONS AND WARRANTIES

     In order to induce the Agent and the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrower and to issue the Letters of Credit described herein, the Borrower represents and warrants as follows to each Lender and the Agent as of the Closing Date, and thereafter on each date as required by SECTION 5.2:

     6.1 ORGANIZATION; CORPORATE POWERS. The Borrower, SEI and each of their respective Material Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect, and (iii) has all requisite corporate power and authority to own, operate and encumber its property and to conduct its business as presently conducted and as proposed to be conducted other than any failure under CLAUSE (i) or (iii) the effect of which is not reasonably likely to impair in any material respect the conduct of the Borrower's business, or the business of the Borrower and its Subsidiaries taken as a whole or the ability of the Borrower's or its Subsidiaries' ability to perform their obligations under the Loan Documents.

     6.2  AUTHORITY.

     (A) The Borrower and each of its Subsidiaries that is a party thereto has the requisite corporate power and authority to execute, deliver and perform each of the Loan Documents.

     (B) The execution, delivery and performance of each of the Loan Documents and the consummation of the transactions contemplated thereby, have been duly approved by the respective boards of directors and, if necessary, the shareholders of the Borrower and each of its Subsidiaries that is a party thereto, and such approvals have not been rescinded. No other corporate action or proceedings on the part of the Borrower or such Subsidiaries are necessary to consummate such transactions.

     (C) Each of the Loan Documents to which the Borrower or any of its Subsidiaries is a party has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally), and no unmatured default, default or breach of any covenant by any such party exists thereunder.

     6.3 NO CONFLICT; GOVERNMENTAL CONSENTS. The execution, delivery and performance of each of the Loan Documents to which the Borrower or any of its Subsidiaries is a party do not and will not (i) conflict with the certificate or articles of incorporation or by-laws of the Borrower or any such Subsidiary,
(ii) constitute a tortious interference with any Contractual Obligation of any Person or conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law (including, without limitation, any Environmental Property Transfer Act) or Contractual Obligation of the Borrower or any such Subsidiary, or require termination of any Contractual Obligation, except such interference, breach, default or termination which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, (iii) with respect to the Loan Documents, constitute a tortious interference with any Contractual Obligation of any Person or conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law (including, without limitation, any Environmental Property Transfer Act) or Contractual Obligation of the Borrower or any such Subsidiary, or require termination of any Contractual Obligation, except such interference, breach, default or termination which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, (iv) result in or require the creation or imposition of any Lien whatsoever upon any of the property or assets of the Borrower or any such Subsidiary, other than Liens permitted or created by the Loan Documents, or (v) require any approval of the Borrower's or any such Subsidiary's Board of Directors or shareholders except such as have been obtained. Except as set forth on SCHEDULE 6.3 to this Agreement, the execution, delivery and performance of each of the Transaction Documents to which the Borrower or any of its Subsidiaries is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, including under any Environmental Property Transfer Act, except filings, consents or notices which have been made, obtained or given, or which, if not made, obtained or given, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

     6.4  FINANCIAL STATEMENTS.

     (A) Attached as EXHIBIT B to the Disclosure Letter are the Borrower's consolidated unaudited financial statements for the Borrower's fiscal year ended November 30, 1997. Such historical financial statements were prepared in accordance with generally accepted accounting principles consistently applied and fairly present the financial condition of the Borrower and its Subsidiaries as of the dates thereof and the results of operations for the periods covered thereby.

     (B) The projections and assumptions expressed in the projections attached as EXHIBIT A to the Disclosure Letter were prepared in good faith and represent management's opinion based on the information available to the Borrower at the time so furnished.

     6.5 NO MATERIAL ADVERSE CHANGE. Since the Closing Date, there has occurred no change in the business, properties, condition (financial or otherwise) or results of operations of the Borrower or the Borrower and its Subsidiaries taken as a whole or any other event which has had or could reasonably be expected to have a Material Adverse Effect.

     6.6  TAXES.

     (A) TAX EXAMINATIONS. Except as described in SECTION 4 of the Disclosure Letter, all material deficiencies which have been asserted against the Borrower or any of the Borrower's Subsidiaries as a result of any federal, state, local or foreign tax examination for each taxable year in respect of which an examination has been conducted have been fully paid or finally settled or are being contested in good faith, and as of the Closing Date no issue has been raised by any taxing authority in any such examination which, by application of similar principles, reasonably can be expected to result in assertion by such taxing authority of a material deficiency for any other year not so examined which has not been reserved for in the Borrower's consolidated financial statements to the extent, if any, required by Agreement Accounting Principles. Except as permitted pursuant to SECTION 7.2(D), neither the Borrower nor any of the Borrower's Subsidiaries anticipates any material tax liability with respect to the years which have not been closed pursuant to applicable law.

     (B) PAYMENT OF TAXES. All tax returns and reports of the Borrower and its Subsidiaries required to be filed have been timely filed, and all material taxes, assessments, fees and other governmental charges thereupon and upon their respective property, assets, income and franchises which are shown in such returns or reports to be due and payable have been paid except those items which are being contested in good faith and have been reserved for in accordance with

Agreement Accounting Principles. The Borrower has no knowledge of any proposed tax assessment against the Borrower or any of its Subsidiaries that will have or could reasonably be expected to have a Material Adverse Effect.

     (C) For purposes of this SECTION 6.6, "material" means any noncompliance or basis for liability which could reasonably be likely to subject the Borrower or the Borrower's Subsidiaries to liability, individually or in the aggregate for the Borrower and its Subsidiaries in excess of $1,000,000.

     6.7  LITIGATION; LOSS CONTINGENCIES AND VIOLATIONS.  Except as set forth in
SCHEDULE 6.7 to this Agreement, there is no action, suit, proceeding, arbitration or (to the Borrower's knowledge) investigation before or by any Governmental Authority or private arbitrator pending or, to the Borrower's knowledge, threatened against the Borrower or any of its Subsidiaries or any property of any of them which will have or could reasonably be expected to have a Material Adverse Effect. Except as set forth in SCHEDULE 6.7, there is no material loss contingency within the meaning of Agreement Accounting Principles which has not been reflected in the consolidated financial statements of the Borrower prepared and delivered pursuant to SECTION 6.4(A) or SECTION 7.1(A) for the fiscal period during which such material loss contingency was incurred. Neither the Borrower nor any of its Subsidiaries is (A) in violation of any applicable Requirements of Law which violation will have or could reasonably be expected to have a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which will have or could reasonably be expected to have a Material Adverse Effect.

     6.8 SUBSIDIARIES. SCHEDULE 6.8 to this Agreement (i) contains a description of the corporate structure of the Borrower, its Subsidiaries and any other Person in which the Borrower or any of its Subsidiaries holds an Equity Interest; and (ii) accurately sets forth (A) the correct legal name, the jurisdiction of incorporation and the jurisdictions in which each of the Borrower and the direct and indirect domestic Subsidiaries and Material Subsidiaries which are foreign Subsidiaries of the Borrower is qualified to transact business as a foreign corporation, (B) for every domestic Subsidiary and for each foreign Subsidiary which is a Material Subsidiary, the authorized, issued and outstanding shares of each class of Capital Stock of each of such Subsidiaries and the owners of such shares (both as of the Closing Date and on a fully-diluted basis), (C) for each foreign Subsidiary which is not a Material Subsidiary, the percentage of ownership by the Borrower of such Subsidiary's Capital Stock, and (D) a summary of the direct and indirect partnership, joint venture, or other Equity Interests, if any, of the Borrower and each Subsidiary of the Borrower in any Person that is not a corporation. The outstanding Capital Stock of the Borrower and each of the Borrower's Material Subsidiaries is duly authorized, validly issued, fully paid and nonassessable.

     6.9 ERISA. Except as disclosed on SCHEDULE 6.9, no Benefit Plan has incurred any accumulated funding deficiency (as defined in SECTIONS 302(a)(2) of ERISA and 412(a) of the Code) whether or not waived. Neither the Borrower nor any member of the Controlled Group has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid.

SCHEDULE B to the most recent annual report filed with the IRS with respect to each Benefit Plan is complete and accurate. Since the date of each such SCHEDULE B, there has been no material adverse change in the funding status or financial condition of the Benefit Plan relating to such SCHEDULE B. Neither the Borrower nor any member of the Controlled Group has (i) failed to make a required contribution or payment to a Multiemployer Plan or (ii) made a complete or partial withdrawal under SECTIONS 4203 or 4205 of ERISA from a Multiemployer Plan. Neither the Borrower nor any member of the Controlled Group has failed to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or other payment. Neither the Borrower nor any member of the Controlled Group is required to provide security to a Benefit Plan under SECTION 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the plan year. Except for benefits provided to a select group of management employees which in any event are not material, neither the Borrower nor any of its Subsidiaries maintains or contributes to any employee welfare benefit plan within the meaning of SECTION 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA. Each Plan which is intended to be qualified under Section 401(a) of the Code as currently in effect is so qualified, and each trust related to any such Plan is exempt from federal income tax under Section 501(a) of the Code as currently in effect. The Borrower and all Subsidiaries are in compliance in all material respects with the responsibilities, obligations and duties imposed on them by ERISA and the Code with respect to all Plans. Neither the Borrower nor any of its Subsidiaries nor any fiduciary of any Plan has engaged in a nonexempt prohibited transaction described in SECTIONS 406 of ERISA or 4975 of the Code which could reasonably be expected to subject the Borrower to liability in excess of $1,000,000. Neither the Borrower nor any member of the Controlled Group has taken or failed to take any action which would constitute or result in a Termination Event, which action or inaction could reasonably be expected to subject the Borrower and its Subsidiaries to liability, individually or in the aggregate, in excess of $1,000,000. Neither the Borrower nor any Subsidiary is subject to any liability under SECTIONS 4063, 4064, 4069, 4204 or 4212(c) of ERISA and no other member of the Controlled Group is subject to any liability under SECTIONS 4063, 4064, 4069, 4204 or 4212(c) of ERISA which could reasonably be expected to subject the Borrower and its Subsidiaries to liability, individually or in the aggregate, in excess of $1,000,000. Neither the Borrower nor any of its Subsidiaries has, by reason of the transactions contemplated hereby, any obligation to make any payment to any employee pursuant to any Plan or existing contract or arrangement.

     6.10 ACCURACY OF INFORMATION. The information, exhibits and reports (other than those marked "Draft" "Subject to Review" or words of similar intent or meaning) furnished by or on behalf of the Borrower and any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, the representations and warranties of the Borrower and its Subsidiaries contained in the Loan Documents, and all certificates and documents delivered to the Agent and the Lenders pursuant to the terms thereof, taken as a whole, do not contain as of the date furnished any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading.

     6.11 SECURITIES ACTIVITIES. Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

     6.12 MATERIAL AGREEMENTS. Neither the Borrower nor any Subsidiary is a party to any Contractual Obligation or subject to any charter or other corporate restriction which individually or in the aggregate will have or could reasonably be expected to have a Material Adverse Effect. Except as set forth in SCHEDULE 6.7, has received notice or has knowledge that (i) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it, or (ii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation, in each case, except where such default or defaults, if any, individually or in the aggregate will not have or could not reasonably be expected to have a Material Adverse Effect.

     6.13 COMPLIANCE WITH LAWS. The Borrower and its Subsidiaries are in compliance with all Requirements of Law applicable to them and their respective businesses, in each case where the failure to so comply individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

     6.14 ASSETS AND PROPERTIES. The Borrower and each of its Subsidiaries has good and marketable title to substantially all of its assets and properties (tangible and intangible, real or personal) owned by it or a valid leasehold interest in substantially all of its leased assets (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), and all such assets and property are free and clear of all Liens, except Liens permitted under SECTION 7.3(C). Substantially all of the assets and properties owned by, leased to or used by the Borrower and/or each such Subsidiary of the Borrower are in adequate operating condition and repair, ordinary wear and tear excepted. Neither this Agreement nor any other Transaction Document, nor any transaction contemplated under any such agreement, will affect any right, title or interest of the Borrower or such Subsidiary in and to any of such assets in a manner that would have or could reasonably be expected to have a Material Adverse Effect.

     6.15 STATUTORY INDEBTEDNESS RESTRICTIONS. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other federal or state statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated hereby.

     6.16 INSURANCE. SCHEDULE 6.16 to this Agreement accurately sets forth as of the date hereof all insurance policies and programs currently in effect with respect to the respective properties and assets and business of the Borrower and SEI, specifying for each such policy and program, (i) the amount thereof,
(ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof, (v) the expiration date thereof, (vi) the annual premium with respect thereto and (vii) describes any reserves, relating to any self-insurance program that is in effect. Such insurance policies and programs and the other policies and programs maintained with respect to the Borrower's other Subsidiaries reflect coverage that is reasonably consistent with prudent industry practice.

     6.17  LABOR MATTERS.

     As of the Closing Date, no attempt to organize the employees of the Borrower, and no labor disputes, strikes or walkouts affecting the operations of the Borrower or any of its Subsidiaries, is pending, or, to the Borrower's knowledge, threatened, planned or contemplated.

     6.18 ENVIRONMENTAL MATTERS. (A) Except as disclosed on SCHEDULE 6.18 to this Agreement and except to the limited extent set forth in SECTION 3 of the Disclosure Letter:

          (i) the operations of the Borrower and its Subsidiaries comply in all material respects with Environmental, Health or Safety Requirements of Law;

          (ii) the Borrower and its Subsidiaries have all permits, licenses or other authorizations required under Environmental, Health or Safety Requirements of Law and are in material compliance with such permits;

          (iii) neither the Borrower, any of its Subsidiaries nor any of their respective present property or operations, or, to the best of, the Borrower's or any of its Subsidiaries' knowledge, any of their respective past property or operations, are subject to or the subject of, any investigation known to the Borrower or any of its Subsidiaries, any judicial or administrative proceeding, order, judgment, decree, settlement or other agreement respecting: (A) any material violation of Environmental, Health or Safety Requirements of Law; (B) any material remedial action; or (C) any material claims or liabilities arising from the Release or threatened Release of a Contaminant into the environment;

          (iv) there is not now, nor to the best of the Borrower's or any of its Subsidiaries' knowledge has there ever been on or in the property of the Borrower or any of its Subsidiaries, in material violation of Environmental, Health or Safety Requirements of Law, any landfill, waste pile, underground storage tanks, aboveground storage tanks, surface impoundment or hazardous waste storage facility of any kind, any polychlorinated biphenyls (PCBs) used in hydraulic oils, electric transformers or other equipment, or any asbestos containing material which in any such instance or all such instances in the aggregate is in material violation of Environmental, Health or Safety Requirements of Law; and

          (v) neither the Borrower nor any of its Subsidiaries has any material liability in connection with any Release or threatened Release of a Contaminant into the environment.

     (B) For purposes of this SECTION 6.18 "material" means any noncompliance or basis for liability which could reasonably be likely to subject the Borrower or the Borrower's Subsidiaries to liability, individually or in the aggregate, in excess of $5,000,000.

     6.19 SOLVENCY. After giving effect to (i) the Loans to be made on the Closing Date or such other date as Loans requested hereunder are made, (ii) the other transactions contemplated by this Agreement and (iii) the payment and accrual of all transaction costs with respect to the foregoing, the Borrower and its Subsidiaries taken as a whole are Solvent.


ARTICLE VII :  COVENANTS

     The Borrower covenants and agrees that so long as any Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than contingent indemnity obligations) and termination of all Letters of Credit, unless the Required Lenders shall otherwise give prior written consent:

     7.1  REPORTING.  The Borrower shall:

     (A)  FINANCIAL REPORTING. Furnish to the Lenders:

          (i) MONTHLY REPORTS. As soon as practicable and in any event within thirty (30) days after the end of each month (other than the months ending February 28, May 31, August 31 and November 30), the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal month and for the period from the beginning of the then current fiscal year to the end of such fiscal month, certified by the chief financial officer of the Borrower on behalf of the Borrower as fairly presenting the consolidated and consolidating financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in accordance with Agreement Accounting Principles, subject to normal year-end adjustments.

          (ii) QUARTERLY REPORTS. As soon as practicable, and in any event within forty-five (45) days after the end of each of the first three fiscal quarters in each fiscal year, the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such period and the related consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, certified by the chief financial officer of the Borrower on behalf of the Borrower as fairly presenting the consolidated and consolidating financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in accordance with Agreement Accounting Principles, subject to normal year-end adjustments.

          (iii) ANNUAL REPORTS. As soon as practicable, and in any event within (i) five (5) Business Days of the date hereof with respect to the fiscal year ended November 30, 1997 and (ii) for each other fiscal year, within ninety (90) days after the end of each such fiscal year, (a) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end end of such fiscal year and the related consolidated statements of income, stockholders' equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, and in comparative form the corresponding figures for the previous fiscal year along with consolidating schedules in form and substance sufficient to calculate the financial covenants set forth in
     SECTION 7.4 and (b) an audit report on the items listed in CLAUSE (a) hereof (other than the consolidating schedules) of independent certified public accountants of recognized national standing, which audit report shall be unqualified and shall state that such financial statements fairly present the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with Agreement Accounting Principles and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards. The deliveries made pursuant to this CLAUSE (iii) shall be accompanied by (x) any management letter identifying material weaknesses in internal accounting controls prepared by the above-referenced accountants and available at the time of delivery of the financial statements delivered under this CLAUSE (iii), (y) a certificate of such accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof; PROVIDED, notwithstanding the foregoing, the certificate required under clause (y) with respect to the fiscal year ended November 30, 1997 shall be required to be made within five (5) Business Days of the date hereof. In the event any management letter identifying material weaknesses in internal accounting controls prepared by the above-referenced accountants is delivered to the Borrower at any other time, the Borrower shall promptly, but in any event within ten (10) Business Days of the delivery thereof to the Borrower, deliver a copy thereof to the Agent and the Lenders.

          (iv) OFFICER'S CERTIFICATE. Together with each delivery of any financial statement (a) pursuant to CLAUSES (i), (ii) and (iii) of this
     SECTION 7.1(A), an Officer's Certificate of the Borrower, substantially in the form of EXHIBIT H attached hereto and made a part hereof, stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof and (b) a compliance certificate, substantially in the form of EXHIBIT I attached hereto and made a part hereof, signed by the Borrower's Chief Financial Officer or Treasurer, setting forth calculations for the period then ended for SECTION 2.5(B), if applicable, which demonstrate compliance with the provisions of
     SECTION 7.3(B) and SECTION 7.4.

          (v) BUDGETS; BUSINESS PLANS; FINANCIAL PROJECTIONS. As soon as practicable and in any event not later than thirty (30) days after the beginning of each fiscal year commencing with the fiscal year beginning December 1, 1998, a copy of the plan and forecast (including a projected balance sheet, income statement and a statement of cash flow) of the Borrower and its Subsidiaries for the upcoming fiscal year.

     (B) NOTICE OF DEFAULT. Promptly upon any of the chief executive officer, chief operating officer, chief financial officer, treasurer or controller of the Borrower obtaining knowledge (i) of any condition or event which constitutes a Default or Unmatured Default, or becoming aware that any Lender or Agent has given any written notice with respect to a claimed Default or Unmatured Default under this Agreement, or (ii) that any Person has given any written notice to the Borrower or any Subsidiary of the Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in SECTION 8.1(E), deliver to the Agent and the Lenders an Officer's Certificate specifying (a) the nature and period of existence of any such claimed default, Default, Unmatured Default, condition or event, (b) the notice given or action taken by such Person in connection therewith, and (c) what action the Borrower has taken, is taking and proposes to take with respect thereto.

     (C) LAWSUITS. (i) Promptly upon the Borrower obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries not previously disclosed pursuant to SECTION 6.7, which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which expose, in the Borrower's reasonable judgment, the Borrower or any of its Subsidiaries to liability in an amount aggregating $1,000,000 or more (exclusive of claims covered by insurance policies of the Borrower or any of its Subsidiaries unless the insurers of such claims have disclaimed coverage or reserved the right to disclaim coverage on such claims and exclusive of claims covered by the indemnity of a financially responsible indemnitor in favor of the Borrower or any of its Subsidiaries unless the indemnitor has disclaimed or reserved the right to disclaim coverage thereof), give written notice thereof to the Agent and the Lenders and provide such other information as may be reasonably available to enable each Lender and the Agent and its counsel to evaluate such matters; (ii) promptly upon obtaining knowledge thereof, advise the Agent and the Lenders of any material developments in any such actions, suits, proceedings, governmental investigations, arbitrations or threatened actions covered by a report delivered pursuant to clause (i) (provided such disclosure would not jeopardize any attorney-client privilege) and (iii) in addition to the requirements set forth in CLAUSE (i) and CLAUSE (ii) of this SECTION 7.1(C), upon request of the Agent or the Required Lenders, promptly give written notice of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to CLAUSE (i) above and provide such other information as may be reasonably available to it that would not jeopardize any attorney-client privilege by disclosure to the Lenders to enable each Lender and the Agent and its counsel to evaluate such matters.

     (D) ERISA NOTICES. Deliver or cause to be delivered to the Agent and the Lenders, at the Borrower's expense, the following information and notices as soon as reasonably possible, and in any event:

          (i) (a) within fifteen (15) Business Days after the Borrower obtains knowledge that a Termination Event has occurred, a written statement of the chief financial officer of the Borrower describing such Termination Event and the action, if any, which the Borrower has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto and (b) within fifteen (15) Business Days after any member of the Controlled Group obtains knowledge that a Termination Event has occurred which could reasonably be expected to subject the Borrower to liability in excess of $1,000,000, a written statement of the chief financial officer of the Borrower describing such Termination Event and the action, if any, which the member of the Controlled Group has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

          (ii) within fifteen (15) Business Days after the Borrower or any of its Subsidiaries obtains knowledge that a prohibited transaction (defined in SECTIONS 406 of ERISA and SECTION 4975 of the Code) has occurred, a statement of the chief financial officer of the Borrower describing such transaction and the action which the Borrower or such Subsidiary has taken, is taking or proposes to take with respect thereto;

          (iii) within fifteen (15) Business Days after the material increase in the benefits of any existing Plan or the establishment of any new Benefit Plan or the commencement of, or obligation to commence, contributions to any Benefit Plan or Multiemployer Plan to which the Borrower or any member of the Controlled Group was not previously contributing, notification of such increase, establishment, commencement or obligation to commence and the amount of such contributions;

          (iv) within fifteen (15) Business Days after the Borrower or any of its Subsidiaries receives notice of any unfavorable determination letter from the IRS regarding the qualification of a Plan under SECTION 401(a) of the Code, copies of each such letter;

          (v) within fifteen (15) Business Days after the establishment of any foreign employee benefit plan or the commencement of, or obligation to commence, contributions to any foreign employee benefit plan to which the Borrower or any Subsidiary was not previously contributing, notification of such establishment, commencement or obligation to commence and the amount of such contributions;

          (vi) within fifteen (15) Business Days of request of any Lender, copies of each annual report (form 5500 series), including SCHEDULE B thereto, filed with respect to each Benefit Plan;

          (vii) within fifteen (15) Business Days of request of any Lender, each actuarial report for any Benefit Plan or Multiemployer Plan and each annual report for any Multiemployer Plan, copies of each such report;

          (viii) within fifteen (15) Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by the Borrower or a member of the Controlled Group with respect to such request;

          (ix) within fifteen (15) Business Days after receipt by the Borrower or any member of the Controlled Group of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;

          (x) within fifteen (15) Business Days after receipt by the Borrower or any member of the Controlled Group of a notice from a Multiemployer Plan regarding the imposition of withdrawal liability, copies of each such notice;

          (xi) within fifteen (15) Business Days after the Borrower or any member of the Controlled Group fails to make a required installment or any other required payment under SECTION 412 of the Code on or before the due date for such installment or payment, a notification of such failure; and

          (xii) within fifteen (15) Business Days after the Borrower or any member of the Controlled Group knows or has reason to know that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under SECTION 4042 of ERISA to terminate a Multiemployer Plan.

     (E) LABOR MATTERS. Notify the Agent and the Lenders in writing, promptly upon the Borrower's learning thereof, of (i) any material labor dispute to which the Borrower or any of its Material Subsidiaries may become a party, including, without limitation, any strikes, lockouts or other disputes relating to such Persons' plants and other facilities and (ii) any Worker Adjustment and Retraining Notification Act liability incurred with respect to the closing of any plant or other facility of the Borrower or any of its Material Subsidiaries.

     (F) OTHER INDEBTEDNESS. Deliver to the Agent (i) a copy of each regular report, notice or communication regarding potential or actual defaults (including any accompanying officer's certificate) delivered by or on behalf of the Borrower or any of its Subsidiaries to the holders of funded Indebtedness which has an outstanding principal balance of $5,000,000 or more pursuant to the terms of the agreements governing such Indebtedness, such delivery to be made at the same time and by the same means as such notice or other communication is delivered to such holders, and (ii) a copy of each notice received by the Borrower or any of its Subsidiaries from the holders of funded Indebtedness pursuant to the terms of such Indebtedness, such delivery to be made promptly after such notice or other communication is received by the Borrower or Subsidiary, as applicable.

     (G) OTHER REPORTS. Deliver or cause to be delivered to the Agent and the Lenders copies of all financial statements, reports and notices, if any, sent or made available generally by the Borrower to its securities holders or filed with the Commission by the Borrower, all press releases made available generally by the Borrower or any of the Borrower's Subsidiaries to the public concerning material developments in the business of the Borrower or any such Subsidiary and all notifications received from the Commission by the Borrower or its Subsidiaries pursuant to the Securities Exchange Act of 1934 and the rules promulgated thereunder.

     (H)  ENVIRONMENTAL NOTICES. As soon as possible and in any event within ten
(10) days after receipt by the Borrower, deliver to the Agent and the Lenders a copy of (i) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the Release by the Borrower, any of its Subsidiaries, or any other Person of any Contaminant into the environment, and (ii) any notice alleging any violation of any Environmental, Health or Safety Requirements of Law by the Borrower or any of its Subsidiaries if, in either case, such notice or claim relates to an event which could reasonably be expected to subject the Borrower and its Subsidiaries to liability individually or in the aggregate in excess of $1,000,000.

     (I) BORROWING BASE CERTIFICATE. As soon as practicable, and in any event within three (3) Business Days after the close of each calendar week, the Borrower shall provide the Agent and the Lenders with a Borrowing Base Certificate, together with such supporting documents as the Agent reasonably deems desirable, all certified as being true and correct by the chief financial officer or treasurer of the Borrower.

     (J) OTHER INFORMATION. Other than in connection with the Sale Initiative which shall be governed exclusively by the provisions of SECTION 7.5 below, promptly upon receiving a request therefor from the Agent, prepare and deliver to the Agent and the Lenders such other information with respect to the Borrower, any of its Subsidiaries, or the Collateral, including, without limitation, schedules identifying and describing the Collateral and any dispositions thereof or any Asset Sale or Financing (and the use of the Net Cash Proceeds thereof), as from time to time may be reasonably requested by the Agent.

     7.2  AFFIRMATIVE COVENANTS.

     (A) CORPORATE EXISTENCE, ETC. Except as permitted pursuant to SECTION 7.3(I), the Borrower shall, and shall cause each of its Subsidiaries to, at all times maintain its corporate existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses; PROVIDED HOWEVER, that nothing in this SECTION 7.2(A) shall prevent the Borrower from discontinuing the operation and corporate existence of, and liquidating its Subsidiaries in Italy and Mexico.

     (B) CORPORATE POWERS; CONDUCT OF BUSINESS. The Borrower shall, and shall cause each of its Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified and where the failure to be so qualified will have or could reasonably be expected to have a Material Adverse Effect. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted; PROVIDED HOWEVER, that nothing in this SECTION 7.2(B) shall prevent the Borrower from discontinuing the operation and corporate existence of, and liquidating its Subsidiaries in Italy and Mexico.

     (C) COMPLIANCE WITH LAWS, ETC. The Borrower shall, and shall cause its Subsidiaries to, (a) comply with all Requirements of Law and all restrictive covenants affecting such Person or the business, properties, assets or operations of such Person unless failure to comply could not reasonably be expected to have a Material Adverse Effect and (b) obtain as needed all permits necessary for its operations and maintain such permits in good standing unless failure to obtain such permits could not reasonably be expected to have a Material Adverse Effect.

     (D) PAYMENT OF TAXES AND CLAIMS; TAX CONSOLIDATION. The Borrower shall pay, and cause each of its Subsidiaries to pay, (i) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and (ii) all material claims (including, without limitation, claims for labor, services, materials and supplies, but excluding claims in connection with the Disclosed Disputes which shall be governed by the terms of the Disclosure Letter) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by SECTION 7.3(C)) upon any of the Borrower's or such Subsidiary's property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; PROVIDED, HOWEVER, that no such taxes, assessments and governmental charges referred to in CLAUSE (i) above or claims referred to in CLAUSE (ii) above (and interest, penalties or fines relating thereto) need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with Agreement Accounting Principles shall have been made therefor.

     (E) INSURANCE. The Borrower shall maintain for itself and its Subsidiaries, or shall cause each of its Subsidiaries to maintain in full force and effect, the insurance policies and programs required by SECTION 6.16 of this Agreement as reflect coverage that is reasonably consistent with prudent industry practice.

     (F) INSPECTION OF PROPERTY; BOOKS AND RECORDS; DISCUSSIONS. The Borrower shall permit and cause each of the Borrower's Subsidiaries to permit, any authorized representative(s) designated by either the Agent or any Lender to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers and upon prior written notice to Borrower, independent certified public accountants, all upon reasonable notice (provided no prior notice shall be required if the Agent or any of the Lenders has a good faith reason to believe that the books and records of the Borrower or its Subsidiaries are not being maintained in accordance with the requirements of this Agreement) and at such reasonable times during normal business hours, as often as may be reasonably requested; PROVIDED, HOWEVER, the terms of this CLAUSE (F) shall not be applicable to information regarding the Sale Initiative, which shall be governed exclusively by the provisions of
SECTION 7.5. The Borrower shall keep and maintain, and cause each of the Borrower's Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities. If a Default has occurred and is continuing, the Borrower, upon the Agent's request, shall turn over copies of any such records to the Agent or its representatives and, upon any Lender's request, the Agent shall turn over copies of any such records to such Lender or its representatives.

     (G) ERISA COMPLIANCE. The Borrower shall, and shall cause each of the Borrower's Subsidiaries to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Code, all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans.

     (H) MAINTENANCE OF PROPERTY. The Borrower shall cause all property used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; PROVIDED, HOWEVER, that nothing in this SECTION 7.2(H) shall prevent the Borrower from discontinuing the operation or maintenance of any of such property if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any material respect to the Agent or the Lenders.

     (I) ENVIRONMENTAL COMPLIANCE. Except as set forth on SCHEDULE 6.18 the Borrower and its Subsidiaries shall comply with all Environmental, Health or Safety Requirements of Law, except where noncompliance will not have or is not reasonably likely to subject the Borrower or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $5,000,000.

     (J) USE OF PROCEEDS. The Borrower shall use the proceeds of the Supplemental Loans and Letters of Credit to (i) repay indebtedness to Reservoir Capital Corporation, (ii) for the ordinary course working capital and other ordinary course business needs of the Borrower and SEI, (iii) for Capital Expenditures to the extent permitted under this Agreement; (iv) for the Borrower's and SEI's ordinary course spot F/X needs and (v) for the payment of Dispute Resolution Costs in an aggregate amount for all Disclosed Disputes not to exceed the amount specified in SECTION 1(a) of the Disclosure Letter. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Loans to purchase or carry any Margin Stock or to consummate any Acquisition.

     (K)  INSURANCE MATTERS

     (i) INSURANCE AND CONDEMNATION PROCEEDS. The Borrower directs (and shall cause SEI to direct) all insurers under policies of property damage, boiler and machinery and business interruption insurance and payors of any condemnation claim or award relating to its property to pay all proceeds payable under such policies or with respect to such claim or award for any loss with respect to the Collateral directly to the Collateral Agent, for the benefit of the Collateral Agent and the Holders of the Secured Obligations. Each such policy shall contain a long-form loss-payable endorsement naming the Collateral Agent as loss payee, which endorsement shall be in form and substance reasonably acceptable to the Agent. The Collateral Agent shall, upon receipt of such proceeds apply such proceeds in accordance with the terms of the Collateral

Sharing Agreement and upon receipt from the Collateral Agent the Agent shall apply any amounts received by it as though it was a Designated Prepayment in the order indicated in SECTION 2.5(B) provided the amount thereof shall not reduce the Aggregate Supplemental Loan Commitment; PROVIDED, that the Collateral Agent shall pay to the Borrower or SEI, as applicable, such portion of the proceeds (up to an aggregate amount not to exceed $500,000) as may be reasonably necessary to restore or repair the affected business or property which may be used by the Borrower or SEI for such purposes; PROVIDED FURTHER, however, that
(i) the Collateral Agent shall not pay over such proceeds if a Default has occurred and (ii) if, after receiving any of such proceeds but prior to restoring or repairing such affected property or business a Default shall occur, the Borrower shall pay over (or cause SEI to pay over) such proceeds to the Collateral Agent for application as though a Designated Prepayment was received.

     (ii) INSURANCE REPORTING. Presently the Borrower and SEI maintain their property insurance programs on a contract year commencing July of each year.
Not later than August of each year (or such other date that is one-month after the beginning of the applicable insurance contract year) commencing August 1998, deliver to the Agent and the Lenders (i) a report in form and substance reasonably satisfactory to the Agent and the Lenders outlining all material property, business interruption and liability insurance coverage maintained as of the date of such report by the Borrower and its Subsidiaries and the duration of such coverage and (ii) a certificate of the chief financial officer or treasurer of the Borrower that all premiums with respect to such coverage have been paid when due.

     (iii) The Borrower shall maintain for itself and its Subsidiaries, or shall cause each of its Subsidiaries to maintain in full force and effect the insurance policies and programs listed on SCHEDULE 6.16 to this Agreement or substantially similar policies and programs or other policies and programs as reflect coverage that is reasonably consistent with prudent industry practice. The Borrower shall deliver to the Agent endorsements (y) to all "All Risk" physical damage insurance policies on all of the tangible real and personal property and assets constituting part of the Collateral and business interruption insurance policies naming the Collateral Agent loss payee, and (z) to all general liability and other liability policies naming the Collateral Agent an additional insured. In the event the Borrower or any of its Subsidiaries, at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Agent deems advisable. All sums so disbursed by the Agent shall constitute part of the Secured Obligations, payable as provided in this Agreement and the Collateral Sharing Agreement.

     (L) POST-CLOSING EFFORTS. The Borrower and SEI shall use their reasonable best efforts during the period from the date hereof through the date that is 30 days hereafter to attempt to obtain the landlord consents to the leasehold Mortgages and the landlord waivers, bailee waivers and consignee waivers for the Borrower's and SEI's collateral locations from the third parties which have been sent such agreements prior to the date hereof.

     7.3  NEGATIVE COVENANTS.

     (A) INDEBTEDNESS. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

          (i)  the Obligations;

          (ii)  Indebtedness evidenced by the Senior Notes;

          (iii) Permitted Existing Indebtedness and Permitted Refinancing Indebtedness;

          (iv) Indebtedness in respect of obligations secured by Customary Permitted Liens;

          (v)  Indebtedness constituting Contingent Obligations permitted by
     SECTION 7.3(E);

          (vi) Indebtedness arising from intercompany loans (a) from any Subsidiary to the Borrower or any wholly-owned Subsidiary and (b) intercompany loans from the Borrower to its Subsidiaries permitted under
     SECTION 7.3(S);

          (vii)  Indebtedness in respect of Hedging Obligations permitted under
     SECTION 7.3(Q);

          (viii) secured or unsecured purchase money Indebtedness (including Capitalized Leases) incurred by the Borrower or any of its Subsidiaries after the Original Closing Date to finance the acquisition of fixed assets, if (1) at the time of such incurrence, no Default or Unmatured Default has occurred and is continuing or would result from such incurrence, (2) such Indebtedness has a scheduled maturity and is not due on demand, (3) such Indebtedness does not exceed the lower of the fair market value or the cost of the applicable fixed assets on the date acquired, (4) such Indebtedness does not exceed (a) $500,000 in the aggregate outstanding at any time for the Borrower and SEI and (b) $3,500,000 in the aggregate outstanding at any time for the Borrower's Subsidiaries other than SEI, and (5) any Lien securing such Indebtedness is permitted under SECTION 7.3(C) (such Indebtedness being referred to herein as "PERMITTED PURCHASE MONEY INDEBTEDNESS");

          (ix) Indebtedness with respect to surety, appeal and performance bonds obtained by the Borrower or any of its Subsidiaries in the ordinary course of business;

          (x) (a) Indebtedness in respect of judgments or awards other than in connection with the Disclosed Disputes which have been in force for less than the applicable appeal period so long as execution is not levied thereunder (or in respect of which the Borrower or its Subsidiary, as applicable, shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review) and which does not, in the aggregate, exceed

     $1,000,000 and (b) Indebtedness in respect of judgments or awards in connection with the Disclosed Disputes to the extent permitted in SECTION 1(b) of the Disclosure Letter; and

          (xi) Indebtedness incurred by the Borrower's foreign Subsidiaries in addition to that referred to elsewhere in this SECTION 7.3(A) in an outstanding principal amount not to exceed $5,000,000 in the aggregate at any time for the Borrowers' foreign Subsidiaries.

     (B) SALES OF ASSETS. Neither the Borrower nor any of its Subsidiaries shall sell, assign, transfer, lease, convey or otherwise dispose of any property, whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so, except:

          (i) sales of Inventory and other assets in the ordinary course of business;

          (ii) the disposition in the ordinary course of business of equipment that is obsolete, excess or no longer useful in the Borrower's or its Subsidiaries' business;

          (iii) the sale of Binks de Mexico, S.A. de C.V.'s Mexico City facility;

          (iv) the disposition of assets of Binks International (Italia) S.r.l. in connection with its liquidation;

          (v)  the sale of the real property of the Borrower's Belgian
     Subsidiary;

          (vi) sales of Inventory which consists of obsolete Inventory, excess Inventory or Inventory relating to discontinued lines of business;

          (vii) sales, assignments or other transfers of Receivables by one or more of the Borrower's foreign Subsidiaries in the ordinary course of its business consistent with past practice;

          (viii) sales, assignments, transfers, leases, conveyances or other dispositions of other assets (other than Receivables by Borrower or SEI or the stock or substantially all of the assets of Sames S.A.) to Persons which are not Affiliates of the Borrower if the value of such assets (which, for these purposes, shall mean the greater of such assets' book value at the time of sale or other disposition or the proceeds realized by the Borrower or its Subsidiaries from the sale or disposition of such assets), when added to the value of all other assets sold or disposed of by the Company and its Subsidiaries under this CLAUSE (viii) (or clause (v) of this Section under the Original Credit Agreement) after the Original Date, does not exceed ten percent (10%) of the Borrower's Consolidated Tangible Assets determined at the end of the fiscal year immediately preceding that in which such transaction is proposed to be entered into; and

          (ix) sales of a portion of the Borrower's business or assets and/or one or more of the Borrower's Subsidiaries or their assets consented to by the Required Creditors in connection with the Sale Initiative pursuant to the terms of SECTION 7.5(g) and permitted under the terms of the Note Purchase Agreement.

     (C) LIENS. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective property or assets except:


          (i) Liens in favor of the Collateral Agent to secure the Secured Obligations;

          (ii)  Permitted Existing Liens;

          (iii)  Customary Permitted Liens;

          (iv) purchase money Liens (including the interest of a lessor under a Capitalized Lease and Liens to which any property is subject at the time of the Borrower's acquisition thereof) securing Permitted Purchase Money Indebtedness; PROVIDED that such Liens shall not apply to any property of the Borrower or its Subsidiaries other than that purchased or subject to such Capitalized Lease;

          (v) mortgages, pledges or security interests on the properties or assets of a Subsidiary in favor of the Borrower or in favor of any other Subsidiary;

          (vi) Liens created pursuant to applications or reimbursement arrangements pertaining to Letters of Credit which encumber only the goods, or documents of title covering the goods, which are sold or shipped in the transaction for which such Letters of Credit were issued;

          (vii) any attachment or judgment Liens (a) with respect to a judgments other than in connection with the Disclosed Disputes not exceeding $1,000,000 in the aggregate, unless the judgment(s) it secures shall not, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 30 days after the expiration of any such stay and (b) with respect to attachment or judgment Liens in connection with the Disclosed Disputes in an amount not to exceed in the aggregate the amount set forth in SECTION 1(b)of the Disclosure Letter provided such judgments are stayed or not being enforced and any judgment or attachment Lien in connection therewith is subordinate to the Lien of the Collateral Agent and is stay and not being enforced; and

          (viii) other Liens securing Indebtedness not to exceed $500,000 in the aggregate.

In addition, neither the Borrower nor any of its Subsidiaries shall become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets with an aggregate fair market value of $1,000,000 or more in favor of the Collateral Agent for the benefit of itself and the Holders of Secured Obligations, as collateral for the Obligations; PROVIDED that any agreement, note, indenture or other instrument in connection with Permitted Purchase Money Indebtedness (including Capitalized Leases) may prohibit the creation of a Lien in favor of the Collateral Agent for the benefit of itself and the Holders of Secured Obligations on the items of property obtained with the proceeds of such Permitted Purchase Money Indebtedness.

     (D) INVESTMENTS. Except to the extent permitted pursuant to PARAGRAPH (G) below, neither the Borrower nor any of its Subsidiaries shall directly or indirectly make or own any Investment except:

          (i)  Investments in Cash Equivalents;

          (ii) Permitted Existing Investments in an amount not greater than the amount thereof on the Original Closing Date;

          (iii) Investments in trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

          (iv) Investments consisting of deposit accounts maintained by the Borrower;

          (v) Investments consisting of non-cash consideration from a sale, assignment, transfer, lease, conveyance or other disposition of property permitted by SECTION 7.3(B);

          (vi) Investments consisting of (a) intercompany loans from any Subsidiary to the Borrower or any other Subsidiary permitted by SECTION 7.3(A)(vi) and (b) intercompany loans from the Borrower to its Subsidiaries permitted under SECTION 7.3(S);

          (vii) Investments resulting from the conversion by the Borrower of intercompany loans made by it to its Belgian Subsidiary and previously reserved for on the Borrower's financial statements to equity in an aggregate amount not to exceed $2,000,000;

          (viii) Investments resulting from leasehold improvements not to exceed an aggregate amount of $1,000,000;

          (ix) Investments resulting from advances to employees made in the ordinary course of business which are (a) outstanding as of the date hereof and shown on SCHEDULE 1.1.3 (but not any relending of such amounts once repaid) and (b) additional advances, not to exceed an aggregate of $100,000, made from time to time after the date hereof; and

          (x)  Investments in addition to those referred to elsewhere in this
     SECTION 7.3(D) in an amount not to exceed $1,000,000 in the aggregate at any time outstanding;

PROVIDED, HOWEVER, that the Investments described in CLAUSES (vi)(b), (vii),
(ix) and (x) above shall not be permitted to be made at a time when either a Default or an Unmatured Default shall have occurred and be continuing or would result therefrom.

     (E) CONTINGENT OBLIGATIONS. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create or become or be liable with respect to any Contingent Obligation, except: (i) recourse obligations resulting from endorsement of negotiable instruments for collection in the ordinary course of business; (ii) Permitted Existing Contingent Obligations; (iii) obligations, warranties, and indemnities, not relating to Indebtedness of any Person, which have been or are undertaken or made in the ordinary course of business and, except for product warranties extended to Subsidiaries or Affiliates of the Borrower in the ordinary course of business and consistent with warranties given to non-Affiliated parties, not for the benefit of or in favor of an Affiliate of the Borrower or such Subsidiary; (iv) additional Contingent Obligations which do not exceed $1,000,000 in the aggregate at any time; (v) Contingent Obligations with respect to surety, appeal and performance bonds obtained by the Borrower or any Subsidiary in the ordinary course of business; (vi) Contingent Obligations of Borrower in respect of any Subsidiary; and (vii) contingent obligations arising from any guaranty executed by a Subsidiary of the indebtedness evidenced by the Senior Notes if such Subsidiary has also executed a Guaranty in connection with the Obligations and provided the obligations under such guaranty shall be governed by the terms of the Collateral Sharing Agreement.

     (F) RESTRICTED PAYMENTS. Neither the Borrower nor any of its Subsidiaries shall declare or make any Restricted Payment, except:

          (i) Restricted Payments made in connection with the defeasance, redemption or repurchase of any Indebtedness with the Net Cash Proceeds of Permitted Refinancing Indebtedness;

          (ii) mandatory payments of interest, principal or premium, if any, due on the Senior Notes in accordance with repayment provisions in effect with respect to such Indebtedness as of the Closing Date;

          (iii) Restricted Payments made in connection with the Disclosed Disputes in an amount which when aggregated with all other Dispute Resolution Costs paid do not, in the aggregate, exceed the amount set forth in Section 1(a) of the Disclosure Letter provided no Default or Unmatured Default has occurred and is continuing at the date of declaration or payment thereof or would result therefrom;

          (iv) Restricted Payments of any Subsidiary of the Borrower to the Borrower or to another Subsidiary of the Borrower; and

          (v) Restricted Payments with respect to Indebtedness of any foreign Subsidiary of the Borrower consisting of regularly scheduled payments and mandatory prepayments.

     (G) CONDUCT OF BUSINESS; SUBSIDIARIES. Neither the Borrower nor any of its Subsidiaries shall engage in any business other than the businesses engaged in by the Borrower on the date hereof and any business or activities which are substantially similar, related or incidental thereto. Except as permitted pursuant to SECTION 7.3(D)(viii), the Borrower shall not create, acquire or capitalize any Subsidiary after the date hereof. The Borrower shall not and shall not permit any Subsidiaries to enter into or make any Acquisitions.


     (H) TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES. Neither the Borrower nor any of its Subsidiaries shall directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder or holders of any of the Equity Interests of the Borrower holding in excess of 5.0% of the fully-diluted aggregate amount of Equity Interests outstanding, or with any Affiliate of the Borrower which is not its Subsidiary, on terms that are less favorable to the Borrower or any of its Subsidiaries, as applicable, than those that might be obtained in an arm's length transaction at the time from Persons who are not such a holder or Affiliate, except for Restricted Payments permitted by SECTION 7.3(F) and Investments permitted by SECTION 7.3(D).

     (I) RESTRICTION ON FUNDAMENTAL CHANGES. Except as set forth in SECTION 4 of the Disclosure Letter and except as permitted pursuant to a transaction approved by the Required Creditors under SECTION 7.5(g), neither the Borrower nor any of its Subsidiaries shall enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of the Borrower's or any such Subsidiary's business or property, whether now or hereafter acquired, except (i) transactions permitted under SECTIONS 7.3(B) or 7.3(G), (ii) mergers, consolidations, or amalgamations of a Subsidiary of the Borrower with and into the Borrower (with the Borrower as the surviving corporation) or with another Subsidiary of the Borrower, (iii) any liquidation of any Subsidiary of the Borrower into the Borrower or another Subsidiary of the Borrower and (iv) the liquidation of Binks International (Italia) S.r.l.

     (J) SALES AND LEASEBACKS. Neither the Borrower nor any of its Subsidiaries shall become liable, directly, by assumption or by Contingent Obligation, with respect to any lease, whether an operating lease or a Capitalized Lease, of any property (whether real or personal or mixed) (i) which it or one of its Subsidiaries sold or transferred or is to sell or transfer to any other Person, or (ii) which it or one of its Subsidiaries intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by it or one of its Subsidiaries to any other Person in connection with such lease, unless in either case the sale involved is not prohibited under SECTION 7.3(B) and the lease involved is not prohibited under
SECTION 7.3(A).

     (K) MARGIN REGULATIONS. Neither the Borrower nor any of its Subsidiaries, shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock.

     (L)  ERISA.  The Borrower shall not

           (i) engage, or permit any of its Subsidiaries to engage, in any prohibited transaction described in SECTIONS 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

          (ii) permit to exist any accumulated funding deficiency (as defined in SECTIONS 302 of ERISA and 412 of the Code), with respect to any Benefit Plan, whether or not waived;

          (iii) fail, or permit any Controlled Group member to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

          (iv) terminate, or permit any Controlled Group member to terminate, any Benefit Plan which would result in any liability of the Borrower or any Controlled Group member under Title IV of ERISA which liability could reasonably be expected to have a Material Adverse Effect;

          (v) fail to make any contribution or payment to any Multiemployer Plan which the Borrower or any Controlled Group member may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

          (vi) fail, or permit any Controlled Group member to fail, to pay any required installment or any other payment required under SECTION 412 of the Code on or before the due date for such installment or other payment; or

          (vii) amend, or permit any Controlled Group member to amend, a Plan resulting in an increase in current liability for the plan year such that the Borrower or any Controlled Group member is required to provide security to such Plan under SECTION 401(a)(29) of the Code.

     (M) CORPORATE DOCUMENTS. Neither the Borrower nor any of its Material Subsidiaries shall amend, modify or otherwise change any of the terms or provisions in any of their respective constituent documents as in effect on the date hereof in any manner adverse to the interests of the Lenders, without the prior written consent of the Required Creditors, which consent shall not be unreasonably withheld or delayed.

     (N) OTHER INDEBTEDNESS. The Borrower shall not amend, supplement or otherwise modify the terms of the Senior Notes or the Master Note Agreement in any way that would be materially less advantageous to the Borrower or materially adverse to the Lenders, including, without limitation, with respect to amount, maturity, amortization, interest rate, premiums, fees, covenants, events of default, remedies and dividend provisions, except for the Waiver and Second Amendment to the Master Note Agreement substantially in the form of EXHIBIT K to be entered into as of the Closing Date.

     (O) FISCAL YEAR. The Borrower shall not change its fiscal year for accounting or tax purposes from a period consisting of the 12-month period ending on the last day of November of each year.

     (P) SUBSIDIARY COVENANTS. The Borrower will not, and will not permit any Subsidiary to, create or otherwise cause to become effective any material consensual encumbrance or material restriction of any kind on the ability of any Subsidiary to pay dividends or make any other distribution on its stock, or make any other Restricted Payment, pay any Indebtedness or other Obligation owed to the Borrower or any other Subsidiary, make loans or advances or other Investments in the Borrower or any other Subsidiary, or sell, transfer or otherwise convey any of its property to the Borrower or any other Subsidiary; PROVIDED nothing herein shall restrict the ability of any foreign Subsidiary to capitalize retained earnings in the ordinary course of business if required in connection with the incurrence of Indebtedness provided the maximum amount of retained earnings capitalized from and after the Original Closing Date shall not exceed $7,500,000 in the aggregate for all of the Borrower's foreign Subsidiaries..

     (Q) HEDGING OBLIGATIONS. The Borrower shall not and shall not permit any of its Subsidiaries to enter into any interest rate, commodity or foreign currency exchange, swap, collar, cap or similar agreements evidencing Hedging Obligations, other than interest rate, foreign currency or commodity exchange, swap, collar, cap or similar agreements entered into by the Borrower or its Subsidiaries pursuant to which the Borrower or such Subsidiary has hedged its actual interest rate, foreign currency or commodity exposure. Such permitted hedging agreements entered into by the Borrower and its Subsidiaries and any Lender or any affiliate of any Lender are sometimes referred to herein as "HEDGING AGREEMENTS." In the event a Lender or any of its Affiliates elects to enter into any Hedging Agreement with the Borrower or any of its Subsidiaries, the obligations of the Borrower and such Subsidiaries with respect to such Hedging Agreement shall be Secured Obligations secured by the Collateral.

     (R) CHANGE OF DEPOSIT ACCOUNTS. The Borrower shall not, and shall not permit SEI to, establish or maintain any deposit account with any bank or other financial institution other than (i) the Agent and its Affiliates, (ii) those which have entered into a Collection Account Agreement in form and substance acceptable to the Agent, (iii) for the first 30 days following the date hereof, the account maintained with Centennial Bank, 625 East Gibbs Avenue, Cottage Grove, Oregon 97424, and (iv) other disbursement accounts maintained by the Borrower or SEI PROVIDED the maximum amount of any individual account shall not exceed [$100,000] and the maximum amount of all such accounts shall not exceed [$300,000].

     (S) INTERCOMPANY LOANS FROM THE BORROWER TO ITS SUBSIDIARIES. The Borrower shall not and shall not permit SEI to make any loans to or Investments in any of its Subsidiaries other than (i) loans by the Borrower to SEI or by SEI to the Borrower; (ii) intercompany loans by the Borrower or SEI to any other Subsidiary of the Borrower in the amount outstanding as of the date hereof and
set forth on SCHEDULE 6.3(S).   Other than the loans outstanding on the date
hereof from the Borrower to its Belgian Subsidiary, all loans by the Borrower to its Subsidiaries or by SEI to the Borrower or any other Subsidiary shall be evidenced by promissory notes pledged to the Collateral Agent pursuant to the terms of the Security Agreement executed by the Borrower which provide that (i) a Default under this Agreement shall constitute a default under such promissory note entitling the Borrower to accelerate the payment thereof and (ii) if any acceleration of the Obligations under this Agreement shall occur, the obligations under such promissory note shall immediately become due and payable without any election or action on the part of the Borrower or SEI, as applicable.

     7.4  FINANCIAL COVENANTS.  The Borrower shall comply with the following:

     (A) DEFINED TERMS FOR FINANCIAL COVENANTS. The following terms used in this Agreement shall have the following meanings (such meanings to be applicable, except to the extent otherwise indicated in a definition of a particular term, both to the singular and the plural forms of the terms defined):

     "CONSOLIDATED NET WORTH" means, at a particular date, for any Person, (a) all amounts which would be included under shareholders' equity for such Person and its consolidated Subsidiaries, calculated without giving effect to any foreign currency translation adjustments, PLUS (b) [the sum of (i)] the liabilities recognized relating to the Dispute Resolution Costs to the extent permitted under SECTION 1 of the Disclosure Letter but only to the extent such amounts exceed the projected amounts therefor contained in the projections attached as EXHIBIT A to the Disclosure Letter, and (ii) Restructuring Expenses incurred during the period from December 1, 1997 through September 30, 1999 in a maximum amount not to exceed $7,750,000 to the extent such amount exceeds $6,420,000 and to the extent deducted in computing Net Income, in each case determined in accordance with Agreement Accounting Principles

     "EBITDA" means, for any period, on a consolidated basis for the Borrower and its Subsidiaries, the sum of the amounts for such period, WITHOUT DUPLICATION, of (i) Net Income, PLUS (ii) Interest Expense, PLUS (iii) charges against income for foreign, federal, state and local taxes to the extent deducted in computing Net Income, PLUS (iv) depreciation expense to the extent deducted in computing Net Income, PLUS (v) amortization expense, including, without limitation, amortization of goodwill and other intangible assets to the extent deducted in computing Net Income, PLUS (vi) other non-cash charges classified as long-term deferrals in accordance with Agreement Accounting Principles to the extent deducted in computing Net Income, PLUS (vii) other extraordinary non-cash charges to the extent deducted in computing Net Income MINUS (viii) extraordinary non-cash gains to the extent included in computing Net Income, PLUS (ix) Restructuring Expenses incurred during the period from December 1, 1997 through September 30, 1999 in a maximum amount not to exceed $7,750,000 to the extent deducted in computing Net Income, PLUS (x) the non-cash charges relating to the Dispute Resolution Costs, to the extent permitted under the terms of SECTION 1 of the Disclosure Letter and to the extent deducted in computing Net Income.

     "INTEREST EXPENSE" means, for any period, the total interest expense of the Borrower and its consolidated Subsidiaries, whether paid or accrued (including the interest component of Capitalized Leases, commitment and letter of credit fees), but excluding interest expense not payable in cash (including amortization of discount), all as determined in conformity with Agreement Accounting Principles.

     "NET INCOME" means, for any period, the net earnings (or loss) after taxes of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with Agreement Accounting Principles.

     "RESTRUCTURING EXPENSES" means the expenses of the types and in the amounts not to exceed those set forth in EXHIBIT E to the Disclosure Letter.

     (B) MINIMUM CUMULATIVE EBITDA. Borrower shall maintain EBITDA, as determined as of the last day of each fiscal quarter of the Borrower set forth below for the cumulative period beginning December 1, 1997 and ending on such date, of at least the amount set forth below opposite the date in which such quarter ends:


            Applicable Period                         Minimum EBITDA
 ------------------------------------------------------------------------------
 December 1, 1997 through February 28, 1998              ($1,500,000)
 ------------------------------------------------------------------------------
    December 1, 1997 through May 31, 1998                     $0
 ------------------------------------------------------------------------------
   December 1, 1997 through August 31, 1998               $2,000,000
 ------------------------------------------------------------------------------
  December 1, 1997 through November 31, 1998              $8,500,000
 ------------------------------------------------------------------------------
  December 1, 1997 through February 28, 1999              $9,000,000
 ------------------------------------------------------------------------------
    December 1, 1997 through May 31, 1999                $11,000,000
 ------------------------------------------------------------------------------
   December 1, 1997 through August 31, 1999              $14,500,000


     (C) MINIMUM BORROWER CONSOLIDATED NET WORTH. The Borrower shall not permit the Consolidated Net Worth of the Borrower and its consolidated Subsidiaries at any time during any of the applicable months set forth below to be less than the amount set forth opposite such month below:

 ------------------------------------------------------------------------------
               Applicable Month            Minimum Consolidated  Net Worth
 ------------------------------------------------------------------------------
               February 1998                            $27,100,000
 ------------------------------------------------------------------------------
                March 1998                              $25,600,000
 ------------------------------------------------------------------------------
                April 1998                              $23,000,000
 ------------------------------------------------------------------------------
                 May 1998                               $21,800,000
 ------------------------------------------------------------------------------
                 June 1998                              $21,300,000
 ------------------------------------------------------------------------------
                 July 1998                              $21,100,000
 ------------------------------------------------------------------------------

 ------------------------------------------------------------------------------
               Applicable Month            Minimum Consolidated  Net Worth
 ------------------------------------------------------------------------------
                August 1998                             $21,300,000
 ------------------------------------------------------------------------------
              September 1998                            $20,975,000
 ------------------------------------------------------------------------------
               October 1998                             $21,930,000
 ------------------------------------------------------------------------------
               November 1998                            $23,750,000
 ------------------------------------------------------------------------------
               December 1998                            $22,800,000
 ------------------------------------------------------------------------------
               January 1999                             $22,600,000
 ------------------------------------------------------------------------------
               February 1999                            $22,500,000
 ------------------------------------------------------------------------------
                March 1999                              $22,300,000
 ------------------------------------------------------------------------------
                April 1999                              $22,800,000
 ------------------------------------------------------------------------------
                 May 1999                               $23,500,000
 ------------------------------------------------------------------------------
                 June 1999                              $23,850,000
 ------------------------------------------------------------------------------
                 July 1999                              $24,500,000
 ------------------------------------------------------------------------------
                August 1999                             $25,500,000
 ------------------------------------------------------------------------------
              September 1999                            $26,900,000
 ------------------------------------------------------------------------------


     (D) MINIMUM SAMES S.A. NET WORTH. The Borrower shall not permit the Consolidated Net Worth of Sames S.A. and its consolidated Subsidiaries at any time during any of the applicable period set forth below to be less than the amount set forth opposite such period below:

 ------------------------------------------------------------------------------
            Applicable Months                Minimum Consolidated  Net Worth
 ------------------------------------------------------------------------------
  February 1, 1998 through November 30, 1998            $12,750,000
  ------------------------------------------------------------------------------
  December 1, 1998 and thereafter                       $14,150,000
 ------------------------------------------------------------------------------

     (E) CAPITAL EXPENDITURES. The Borrower will not, nor will it permit SEI to, expend, or be committed to expend, for Capital Expenditures at any time from the date hereof through the Existing Loan Termination Date on a cumulative basis in excess of $1,000,000.

     7.5 SALE INITIATIVE. The Borrower has prior to the Effective Date engaged William Blair & Co., L.L.P. ("BLAIR") to pursue a sale of the Borrower and its Subsidiaries (the "SALE
 ------------------------------------------------------------------------------

INITIATIVE"). A true and accurate copy of the engagement letter between the Borrower and Blair is attached as EXHIBIT C to the Disclosure Letter. In connection therewith:

     (a) The Borrower shall at all times hereafter maintain the Blair engagement (or an engagement with another reputable investment bank reasonably acceptable to the Required Creditors (in which event all references herein to Blair shall be to such replacement investment bank)) as an active engagement to pursue a sale of the Borrower and its Subsidiaries.

     (b) The Borrower and Blair shall, prior to April 6, 1998, prepare a customary offering memorandum (a copy of which shall be promptly provided to the Lenders and the Agent on or prior to such date) and a list of potential buyers (to be provided to the Borrower only) to be contacted in connection with the Sale Initiative.

     (c) Subject to the fiduciary duties of the Board of Directors of the Borrower, the Borrower and Blair shall conduct negotiations with potential buyers and bidders selected for definitive purchase agreements and closing to occur in an expedited manner.

     (d) The Borrower and Blair shall provide periodic reporting to the Agent and the Lenders on a frequency and in a form and scope mutually acceptable to the Borrower, Blair, the Lenders and the Agent setting forth the efforts Since the last periodic report to accomplish the Sale Initiative. Without limiting the foregoing, the Borrower and Blair shall be required to promptly advise the Agent, the Lenders and the Noteholder of any material delay from the time line attached as EXHIBIT D to the Disclosure Letter and an explanation of the reasons for such delay. Notwithstanding any of the foregoing, neither the Borrower nor Blair shall be required to disclose the identities of any potential purchasers until the Board of Directors of the Borrower shall have approved execution of a letter of intent or understanding or a definitive purchase agreement with such potential purchaser. Without otherwise limiting the provisions of SECTION 13.4, Confidential Information received by the Agent and the Lenders in connection herewith shall be governed by the confidentiality terms set forth in SECTION
13.4 below.

     (e) On or prior to November 30, 1998, (i) the Board of Directors of the Borrower shall have approved a sale or series of sale transactions in connection with the Sale Initiative, the aggregate net cash proceeds of which sale or series of sale transactions shall be sufficient to repay all of the Secured Obligations (calculated with respect to the Senior Notes at the estimated redemption price) in full and (ii) shall have delivered to the Agent and the Lenders a copy of the binding letter of intent, commitment, purchase agreement or similar document or agreement with respect to such transaction or series of transactions.

     (f) Borrower and its Subsidiaries and their respective Board of Directors and officers shall at all times fully cooperate with the process identified by Blair to accomplish the Sale Initiative in an effort to consummate the Sale Initiative in an expeditious manner and on a basis consistent with the fiduciary duties of the Board of Directors of the Borrower.

     (g) Upon request by the Borrower in connection with the Sale Initiative, the Required Creditors may consent (which consent shall not be unreasonably withheld or delayed) to allow the


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


Borrower to enter into one or more transactions involving the sale, transfer or other disposition of a Subsidiary of the Borrower, or a business line of the Borrower or to make some other material asset disposition or transaction in connection with the Sale Initiative which is not expressly permitted under CLAUSES (i) through (viii) of SECTION 7.3(B); PROVIDED that (i) each of the Lenders have been provided, sufficiently in advance of such transaction in order to make a reasonably informed decision in respect thereof, with such information regarding the transaction and the impact thereof on the Borrower and the Sale Initiative as shall be reasonably requested by the Lenders in connection therewith, (ii) the Net Cash Proceeds thereof are applied to the repayment of the Secured Obligations in accordance with SECTION 2.5. Any of the Lenders will have the right to require, as a condition to its consent to such transaction, that the Borrower obtain from Blair a fairness opinion reasonably acceptable to the Required Lenders with respect to such transaction evidencing the fairness of such transaction to the Borrower's shareholders, a copy of which shall be provided to each of the Lenders. In addition, it is expressly understood and agreed that any Lender may withhold its consent to any such transaction if (i) any portion of the consideration (other than assumption of liabilities (other than the Secured Obligations which may not be assumed)) for such transaction is non-cash or (ii) the transaction involves the Borrower or a Subsidiary on the one hand and an Affiliate of the Borrower or a Subsidiary on the other.


ARTICLE VIII:  DEFAULTS

     8.1  DEFAULTS.   Each of the following occurrences shall constitute a
Default under this Agreement:

     (A) FAILURE TO MAKE PAYMENTS WHEN DUE. The Borrower shall (i) fail to pay when due any Reimbursement Obligation or any of the Obligations consisting of principal with respect to the Loans or (ii) shall fail to pay within five (5) Business Days of the date when due any of the other Obligations under this Agreement or the other Loan Documents.

     (B) BREACH OF CERTAIN COVENANTS. The Borrower shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on the Borrower under:

          (i) SECTIONS 7.2(F), SECTION 7.2(J), 7.2(K)(i), or 7.2(K)(iii) and such failure shall continue unremedied for ten (10) Business Days;

          (ii) SECTION 7.1(I) and such failure shall continue unremedied for two (2) Business Days; or

          (iii) SECTIONS 7.3, 7.4, or 7.5 .

     (C) BREACH OF REPRESENTATION OR WARRANTY. Any representation or warranty made or deemed made by the Borrower to the Agent or any Lender herein or by the Borrower or any of its Subsidiaries in any of the other Loan Documents or in any statement or certificate at any time given by any such Person pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made (or deemed made).


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     (D)  OTHER DEFAULTS.  The Borrower shall default in the performance of or compliance with any term contained in this Agreement (other than as covered by PARAGRAPHS (A), (B) or (C) of this SECTION 8.1), or the Borrower or any of its Subsidiaries shall default in the performance of or compliance with any term contained in any of the other Loan Documents, and such default shall continue for thirty (30) days after the earlier of (1) written notice thereof has been given to the Borrower; and (2) any member of senior executive management of the Borrower has "Knowledge" (as hereinafter defined) of such Default. For purposes hereof and CLAUSE (Q) below, "Knowledge" means with respect to any Person, the actual knowledge, after due inquiry, of any fact or circumstance or any fact or circumstance of which such Person should have known, with respect to any of the
(A) chairman of the board of directors, chief executive officer, chief financial officer, chief operating officer, executive vice president for operations, treasurer and/or controller of the Borrower (or persons performing the functions typically performed by persons with such titles) and (B) the senior corporate executive officers and chairman of the board of each Material Subsidiary of the Borrower; provided, however, with respect to Requirements of Law and other matters regulated by any Governmental Authority the list of Persons in CLAUSES
(A) and (B) shall include the persons primarily responsible for monitoring and ensuring compliance with such Requirements of Law and other regulatory matters or Persons succeeding to their respective duties as employees of such Person as of the Closing Date.

     (E)  DEFAULT AS TO OTHER INDEBTEDNESS.

          (i) SENIOR NOTE DEFAULTS. The Borrower or any of its Subsidiaries shall fail to pay any part of the principal of, the premium, if any, or the interest on, or any other payment of money due under the Senior Notes beyond any period of grace provided with respect thereto; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to the Senior Notes, beyond any period of grace, if any, provided with respect thereto, if the effect thereof is to cause an acceleration, mandatory redemption, a requirement that the Borrower offer to purchase the Indebtedness evidenced by the Senior Notes or other required repurchase of such Indebtedness, or permit the Noteholder to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness; or any such Indebtedness evidenced by the Senior Notes shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Borrower or any of its Subsidiaries (other than by a regularly scheduled required prepayment and other than any prepayment required under Section 3.1(a) of the Master Note Agreement) prior to the stated maturity thereof.

          (ii) OTHER INDEBTEDNESS. The Borrower or any of its Subsidiaries shall fail to pay any part of the principal of, the premium, if any, or the interest on, or any other payment of money due under any Indebtedness (other than Indebtedness hereunder), beyond any period of grace provided with respect thereto, which individually or together with other such Indebtedness as to which any such failure exists has an aggregate outstanding principal amount in excess of $1,000,000; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness having such aggregate outstanding principal amount,


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


     beyond any period of grace, if any, provided with respect thereto, if the effect thereof is to cause an acceleration, mandatory redemption, a requirement that the Borrower offer to purchase such Indebtedness or other required repurchase of such Indebtedness, or permit the holder(s) of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Borrower or any of its Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

     (F)  INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

          (i) An involuntary case shall be commenced against the Borrower or any of the Borrower's Material Subsidiaries and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any of the Borrower's Material Subsidiaries in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

          (ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of the Borrower's Material Subsidiaries or over all or a substantial part of the property of the Borrower or any of the Borrower's Material Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of the Borrower or any of the Borrower's Material Subsidiaries or of all or a substantial part of the property of the Borrower or any of the Borrower's Material Subsidiaries shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of the Borrower or any of the Borrower's Material Subsidiaries shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance.

     (G) VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC. The Borrower or any of the Borrower's Material Subsidiaries shall (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, (iii) consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, (iv) make any assignment for the benefit of creditors or
(v) take any corporate action to authorize any of the foregoing.

     (H) JUDGMENTS AND ATTACHMENTS. Any money judgment(s) (other than a money judgment covered by insurance as to which the insurance company has not disclaimed or reserved the right to disclaim coverage), writ or warrant of attachment, or similar process against the Borrower or any of its Material Subsidiaries or any of their respective assets, involving in any single case or in


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


the aggregate an amount in excess of (i) $1,000,000 with respect to matters other than the Disclosed Disputes or (ii) with respect to the Disclosed Disputes, the amounts set forth in the SECTION 1(b) of the Disclosure Letter, is or are entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than fifteen (15) days prior to the date of any proposed sale thereunder.

     (I) DISSOLUTION. Any order, judgment or decree shall be entered against the Borrower decreeing its involuntary dissolution and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or the Borrower shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

     (J) LOAN DOCUMENTS; FAILURE OF SECURITY. At any time, for any reason, (i) any Loan Document as a whole that materially affects the ability of the Agent, the Collateral Agent or any of the Lenders to enforce the Obligations or enforce their rights against the Collateral ceases to be in full force and effect and Borrower fails to cure any defect within ten (10) Business Days of written notice thereof by Agent to Borrower; (ii) the Borrower or any of the Borrower's Material Subsidiaries which is a party to any Loan Document seeks to repudiate its obligations under any Loan Document; (iii) Liens with respect to any material portion of the Collateral intended to be created by the Collateral Documents are invalid or unperfected other than solely as a result of an action or failure to act on the part of the Collateral Agent, (iv) the Borrower or any such Subsidiary seeks to render any Liens on the Collateral, invalid and unperfected, or (v) Liens on any material portion of the Collateral shall not have the priority contemplated by this Agreement or the Loan Documents other than solely as a result of an action or failure to act on the part of the Collateral Agent. When the phrase "priority contemplated by this Agreement or the Loan Documents" is used, it is meant by the parties to provide that (a) any failure on the part of the Borrower or SEI to obtain lien waiver agreements from landlords, bailees, consignees, or warehousemen with respect to such third parties as are in existence as of the date hereof shall not constitute a Default under this clause (J) and (b) so long as the Borrower and SEI are in compliance with any baskets provided in this Agreement and the other Loan Documents it shall not constitute a Default under this clause (J).

     (K) TERMINATION EVENT. Any Termination Event occurs which the Required Lenders believe is reasonably likely to subject the Borrower to liability in excess of $1,000,000.

     (L) WAIVER OF MINIMUM FUNDING STANDARD. If the plan administrator of any Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Code and the Agent reasonably believes the substantial business hardship upon which the application for the waiver is based could reasonably be expected to subject either the Borrower or any Controlled Group member to liability in excess of $1,000,000 .

     (M) CHANGE OF CONTROL.  A Change of Control shall occur.

     (N) HEDGING AGREEMENTS. Nonpayment by the Borrower or any Subsidiary of the Borrower of any obligation under any Hedging Agreement or the declared default by the


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Borrower or any Subsidiary of the Borrower of any material term, provision or condition contained in any such Hedging Agreement.

     (O) ENVIRONMENTAL MATTERS. Except as set forth in SCHEDULE 6.18, the Borrower or any of its Material Subsidiaries shall be the subject of any proceeding or investigation pertaining to (i) the Release by the Borrower or any of its Material Subsidiaries of any Contaminant into the environment, (ii) the liability of the Borrower or any of its Material Subsidiaries arising from the Release by any other Person of any Contaminant into the environment, or (iii) any violation of any Environmental, Health or Safety Requirements of Law which by the Borrower or any of its Material Subsidiaries, which, in any case, has or is reasonably likely to subject the Borrower to liability in excess of $5,000,000.

     (P) GUARANTOR REVOCATION. Any guarantor of the Obligations shall terminate or revoke any of its obligations under the applicable guarantee agreement or breach any of the material terms of such guarantee agreement.

     (Q) TERMINATION OF ADVISORS' ENGAGEMENTS. The engagement by the Borrower of Blair to sell the company shall have been terminated by any Person without the prompt engagement of a replacement investment bank reasonably acceptable to the Agent and the Lenders or the engagement by the Borrower of Dratt-Campbell without the prompt engagement of another reputable financial consultant reasonably acceptable to the Agent and the Lenders shall have occurred.

     A Default shall be deemed "continuing" until cured or until waived in writing in accordance with SECTION 9.3.


ARTICLE IX:  ACCELERATION, DEFAULTING LENDERS; WAIVERS, AMENDMENTS AND REMEDIES

     9.1  TERMINATION OF COMMITMENTS; ACCELERATION.  If any Default described in
SECTION 8.1(F) or 8.1(G) occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation of any Issuing Banks to issue Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation of the Issuing Banks to issue Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower expressly waives.

     9.2 DEFAULTING LENDER. In the event that any Lender fails to fund its Pro Rata Share of any Supplemental Advance requested or deemed requested by the Borrower, which such Lender is obligated to fund under the terms of this Agreement (the funded portion of such Supplemental Advance being hereinafter referred to as a "NON PRO RATA LOAN"), until the earlier of such


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Lender's cure of such failure and the termination of the Supplemental Loan
Commitments, the proceeds of all amounts thereafter repaid to the Agent by the Borrower and otherwise required to be applied to such Lender's share of all other Obligations pursuant to the terms of this Agreement shall be advanced to the Borrower by the Agent on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations. Notwithstanding anything in this Agreement to the contrary:

          (i) the foregoing provisions of this SECTION 9.2 shall apply only with respect to the proceeds of payments of Obligations;

          (ii) any such Lender shall be deemed to have cured its failure to fund its Pro Rata Share of any Supplemental Advance at such time as an amount equal to such Lender's original Pro Rata Share of the requested principal portion of such Supplemental Advance is fully funded to the Borrower, whether made by such Lender itself or by operation of the terms of this SECTION 9.2, and whether or not the Non Pro Rata Loan with respect thereto has been repaid, converted or continued;

          (iii) amounts advanced to the Borrower to cure, in full or in part, any such Lender's failure to fund its Pro Rata Share of any Supplemental Advance ("CURE LOANS") shall bear interest at the rate applicable to the Supplemental Loans and for all other purposes of this Agreement shall be treated as if they were Supplemental Loans;

          (iv) regardless of whether or not a Default has occurred or is continuing, and notwithstanding the instructions of the Borrower as to its desired application, all repayments of principal of the Obligations shall be applied FIRST, ratably to all Non Pro Rata Loans, SECOND, ratably to Supplemental other than those constituting Non Pro Rata Loans or Cure Loans and, THIRD, ratably to Cure Loans;

          (v) for so long as and until the earlier of any such Lender's cure of the failure to fund its Pro Rata Share of any Supplemental Advance and the termination of the Supplemental Loan Commitments, the term "Required Lenders" for purposes of this Agreement shall mean Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares of such Supplemental Advance have not been so cured) whose Pro Rata Shares represent greater than fifty percent (50%) of the aggregate Pro Rata Shares of such Lenders; and

          (vi) for so long as and until any such Lender's failure to fund its Pro Rata Share of any Supplemental Advance is cured in accordance with SECTION 9.2(ii), (A) such Lender shall not be entitled to, and Borrower shall not be obligated to pay, any commitment fees with respect to its Supplemental Loan Commitment and (B) such Lender shall not be entitled to any letter of credit fees.


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     9.3  AMENDMENTS.  Any term, covenant, agreement or condition of this
Agreement or of the Notes relating to administrative or other miscellaneous, non-remunerative matters particular to this Agreement (as to which the Noteholder could not reasonably be expected to wish to request a similar amendment or waiver under the Master Note Agreement) may, with the consent of the Borrower, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by one or more substantially concurrent written instruments signed by the Required Lenders; PROVIDED that only with the consent of the Required Creditors and the Borrower, and only if the Borrower shall concurrently enter into a substantially similar amendment or waiver with respect to the Master Note Agreement, a waiver or amendment may be affected for the purpose of (1) adding terms or provisions favorable to the Lenders under this Agreement and the Noteholder under the Master Note Agreement or (2) (A) modifying any affirmative covenants, negative covenants or financial covenants set forth in Article VII of this Agreement,
Article 7 of the Master Note Agreement or in the Collateral Documents (so long as such modification does not involve one of the Unanimous Voting Matters), (B) modifying any of the representations and warranties contained in this Agreement, the Master Note Agreement or any of the Collateral Documents (so long as such modification does not involve one of the Unanimous Voting Matters), (C) waiving any Default under this Agreement or any "Event of Default" under and as defined in the Master Note Agreement relating solely to such affirmative covenants, negative covenants, financial covenants, representations or warranties or (D) waiving any other Default under this Agreement or any "Event of Default" under and as defined in the Master Note Agreement (so long as such Default or Event of Default does not involve one of the Unanimous Voting Matters); PROVIDED, FURTHER, HOWEVER, in no event shall any such amendments or waivers of this Agreement or the Master Note Agreement including, without limitation, the Disclosure Letter provisions applicable thereto, involving any of the items in clauses (i) through (xiii) below be effective without the consent of each Lender or, if applicable, the Noteholder affected thereby:

          (i) change any maturity date or any other date fixed for any payment of principal of, or interest on, the Secured Obligations or any fees or other amounts payable to such Lender or Noteholder;

          (ii) reduce the principal amount of any Secured Obligations or the rate of interest thereon or any fees, prepayment charges or other amounts payable to such Lender or the Noteholder;

          (iii) change the definition of "Required Lenders", "Required Creditors" or "Majority Holders" (as defined in the Master Note Agreement) or any other term used to designate the applicable percentage in this Agreement, the Master Note Agreement or any Collateral Documents, as applicable to act on specified matters;

          (iv) increase the amount of the Supplemental Loan Commitment of any Lender or otherwise increase the principal amount which may be borrowed under this Agreement (other than as a result of a change of the Borrowing Base or the components thereof which is not covered by the terms of clause
     (ix) below);


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


          (v) permit the Borrower to assign its rights with respect to the Secured Obligations;

          (vi) amend this SECTION 9.3, the provisions of SECTION 30 of the Collateral Sharing Agreement or SECTION 15.2 of the Master Note Agreement;

          (vii) other than in connection with a transaction permitted by the terms of the Credit Agreement (including, without limitation SECTION 7.3(B) or SECTION 7.5(g)) and the Master Note Agreement, release any Collateral.

          (viii) change the definition of "Make Whole Premium" (as defined in the Master Note Agreement) or "Priority Obligations", "Ratable Obligations" or "Secured Obligations" (each as defined in the Collateral Sharing Agreement) or change the order of priority of payments as among the Priority Obligations, the Ratable Obligations and the Make Whole Premium, if any, with respect to the Senior Notes or among the Ratable Obligations;

          (ix) change (a) the dollar amount set forth in clause (iii) of the definition of Borrowing Base, (b) either of the percentages used in clauses (i) or (ii) in determining the Borrowing Base, (c) the definition of the Maximum Amount, or (d) the types of assets which are included in the Borrowing Base (i.e., expand the Borrowing Base to permit any assets other than Receivables and Inventory to have loan value); provided this clause
     (ix)(d) shall not apply to the eligibility criteria applied to Receivables and Inventory.

          (x) amend SECTION 7.3(F)(ii), SECTION 7.3(N) or the terms of any of CLAUSES (a), (b) or (e) of SECTION 7.5.

          (xi) amend any indemnity provision of the Credit Agreement, Loan Documents, Master Note Agreement or other related documents, instruments or agreements.

          (xii) amend SECTION 6.4 or 6.10 of this Agreement or consent to any waiver of any Default as a result of a material misrepresentation under such Sections or any "Event of Default" under the Master Note Agreement as a result of a material misrepresentation under SECTION 2.4 or SECTION 2.5 of the Master Note Agreement; or

          (xiii) waive any Default occurring under CLAUSES (F), (G) or (I) of
     SECTION 8.1 of this Agreement or CLAUSES (f), (g), or (i) of SECTION 12.1.

No amendment of any provision of this Agreement relating to (a) the Agent shall be effective without the written consent of the Agent or (b) the Issuing Banks shall be effective without the written consent of the Issuing Banks. The Agent may waive payment of the fee required under SECTION 13.3(B) without obtaining the consent of any of the Lenders.

     9.4 PRESERVATION OF RIGHTS. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any


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Default or an acquiescence therein, and the making of a Loan or the issuance of a Letter of Credit notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan or issuance of such Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Required Creditors required pursuant to SECTION 9.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.


ARTICLE X:  GENERAL PROVISIONS

     10.1 SURVIVAL OF REPRESENTATIONS. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

     10.2 GOVERNMENTAL REGULATION. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

     10.3 PERFORMANCE OF OBLIGATIONS. The Borrower agrees that the Agent or Collateral Agent may, but shall have no obligation to (i) at any time, pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against any Collateral and (ii) after the occurrence and during the continuance of a Default make any other payment or perform any act required of the Borrower or any of its Subsidiaries under any Loan Document or take any other action which the Agent in its discretion deems necessary or desirable to protect or preserve the Collateral, including, without limitation, any action to (y) effect any repairs or obtain any insurance called for by the terms of any of the Loan Documents and to pay all or any part of the premiums therefor and the costs thereof and (z) pay any rents payable by the Borrower which are more than 30 days past due, or as to which the landlord has given notice of termination, under any lease. The Agent shall use its reasonable efforts to give the Borrower notice of any action taken under this SECTION 10.3 prior to the taking of such action or promptly thereafter provided the failure to give such notice shall not affect the Borrower's obligations in respect thereof. The Agent shall use its reasonable efforts to give the Lenders notice of any action taken under this
SECTION 10.3 prior to the taking of such action or promptly thereafter and shall obtain the consent of the Required Lenders to any such action which involves amounts in excess of $50,000; provided the failure to give such notice shall not affect the Lenders' obligations in respect thereof for amounts under $50,000 for which the Lenders have not received such notice or shall not have provided consent. The Borrower agrees to pay the Agent, upon demand, the principal amount of all funds advanced by the Agent (in its capacity as Agent or Collateral Agent) under this SECTION 10.3, together with interest thereon at the rate from time to time applicable to the Supplemental Loans from the date of such advance until the outstanding principal balance thereof is paid in full. If the Borrower fails to make payment in respect of any such advance under this SECTION 10.3


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within three (3) Business Days after the date the Borrower receives written demand therefor from the Agent, the Agent shall promptly notify each Lender and each Lender agrees, subject to the third sentence of this SECTION 10.3, that it shall thereupon make available to the Agent, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of such advance. If such funds are not made available to the Agent by such Lender within one (1) Business Day after the Agent's demand therefor, the Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of such demand and ending on the date such amount is received. The failure of any Lender to make available to the Agent its Pro Rata Share of any such unreimbursed advance under this SECTION 10.3 shall neither relieve any other Lender of its obligation hereunder to make available to the Agent such other Lender's Pro Rata Share of such advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Agent. All outstanding principal of, and interest on, advances made under this SECTION 10.3 shall constitute Obligations secured by the Collateral until paid in full by the Borrower.

     10.4 HEADINGS. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

     10.5 ENTIRE AGREEMENT. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof.

     10.6 SEVERAL OBLIGATIONS; BENEFITS OF THIS AGREEMENT. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other Lender (except to the extent to which the Agent or Collateral Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

     10.7  EXPENSES; INDEMNIFICATION.

     (A) EXPENSES. The Borrower shall reimburse the Agent, Collateral Agent, the Arranger and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys' and paralegals' fees and time charges of attorneys and paralegals, which attorneys and paralegals may be employees of the Agent, Collateral Agent, Arranger or Lender) paid or incurred by the Agent, Collateral Agent, Arranger or the Lenders in connection with the preparation, negotiation, execution and delivery of the Loan Documents. The Borrower shall reimburse the Agent, Collateral Agent and the Arranger (but not the Lenders) for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys' and paralegals' fee and time charges of attorneys and paralegals fees, which attorneys and paralegal's may be the employees of the Agent, Collateral Agent or Arranger) paid or incurred by the Agent, Collateral


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Agent or Arranger in connection with the  syndication, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, Collateral Agent, the Arranger and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys' and paralegals' fees and time charges of attorneys and paralegals for the Agent, the Collateral Agent, the Arranger and the Lenders, which attorneys and paralegals may be employees of the Agent, Collateral Agent, the Arranger or the Lenders) paid or incurred by the Agent, Collateral Agent, the Arranger or any Lender in connection with matters relating to the Sale Initiative, in connection with any restructuring or workout relating to this Agreement and the Obligations, and in connection with the collection of the Obligations and enforcement of the Loan Documents.
 In addition to expenses set forth above, the Borrower agrees to reimburse the Agent or Collateral Agent, promptly after request therefor, for each audit, or other business analysis performed by or for the benefit of the Lenders in connection with this Agreement or the other Loan Documents in an amount equal to the Agent's or Collateral Agent's then reasonable customary charges for each person employed to perform such audit or analysis (which charges may be based upon internal charges if employees of the Agent or its Affiliates are utilized or which may be based upon the amount charges to the Agent or Collateral Agent if an third party performs the work) (provided, the Borrower shall not be required to reimburse the Agent in an amount in excess of $25,000 in connection with reviews conducted during any consecutive twelve-month period which are conducted at a time when no Default has occurred under the Credit Agreement), PLUS all reasonable costs and expenses (including without limitation, reasonable travel expenses) incurred by the Agent or Collateral Agent (or their agents) in the performance of such audit or analysis. The Agent, Collateral Agent, Arranger or Lender requesting reimbursement under this SECTION 10.7(A) shall provide the Borrower (with a copy to the Agent) with a detailed statement of all reimbursements requested under this SECTION 10.7(A).

     (B) INDEMNITY. The Borrower further agrees to defend, protect, indemnify, and hold harmless the Agent, the Collateral Agent, the Arranger and each and all of the Lenders and each of their respective Affiliates, and each of such Agent's, Collateral Agent's, Arranger's, Lender's, or Affiliate's respective officers, directors, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in ARTICLE V) (collectively, the "INDEMNITEES") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, reasonable costs and expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of:

          (i) this Agreement, the other Loan Documents, or any act, event or transaction related or attendant thereto or to the making of the Loans, and the issuance of and participation in Letters of Credit hereunder, the management of such Loans or Letters of Credit, the use or intended use of the proceeds of the Loans or Letters of Credit hereunder, or any of the other transactions contemplated by the Loan Documents; or


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          (ii) any liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, reasonable attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future relating to violation of any Environmental, Health or Safety Requirements of Law arising from or in connection with the past, present or future operations of the Borrower, its Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective property of the Borrower or its Subsidiaries, the presence of asbestos-containing materials at any respective property of the Borrower or its Subsidiaries or the Release or threatened Release of any Contaminant into the environment (collectively, the "INDEMNIFIED MATTERS");

PROVIDED, HOWEVER, the Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters arising from and to the extent caused by or resulting from the willful misconduct or Gross Negligence of such Indemnitee or breach of contract by such Indemnitee with respect to the Loan Documents, in each case, as determined by the final non-appealed judgment of a court of competent jurisdiction. If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

     (C) WAIVER OF CERTAIN CLAIMS; SETTLEMENT OF CLAIMS. The Borrower further agrees to assert no claim against any of the Indemnitees on any theory of liability seeking consequential, special, indirect, exemplary or punitive damages in an amount which exceeds $100,000. No settlement shall be entered into by the Borrower or any if its Subsidiaries with respect to any claim, litigation, arbitration or other proceeding relating to or arising out of the transactions evidenced by this Agreement or the other Loan Documents (whether or not the Agent or any Lender or any Indemnitee is a party thereto) unless such settlement releases all Indemnitees from any and all liability with respect thereto.

     (D) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN CONSIDERATION OF THE AGENT'S AND THE LENDERS' EXECUTION OF THIS AGREEMENT, THE BORROWER, AND BY ITS REAFFIRMATION, SEI, ON BEHALF OF THEMSELVES AND EACH OF THEIR SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE "RELEASORS"), DO HEREBY FOREVER RELEASE, DISCHARGE AND ACQUIT THE AGENT, THE COLLATERAL AGENT, THE ARRANGER, EACH LENDER, EACH ISSUING BANK AND EACH OF THEIR RESPECTIVE PARENTS, SUBSIDIARIES AND AFFILIATE CORPORATIONS OR PARTNERSHIPS, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, PARTNERS, TRUSTEES, SHAREHOLDERS, AGENTS, ATTORNEYS AND EMPLOYEES, AND THEIR RESPECTIVE SUCCESSORS, HEIRS AND ASSIGNS (COLLECTIVELY, THE "RELEASEES") OF AND FROM ANY AND ALL CLAIMS, DEMANDS, LIABILITIES, RESPONSIBILITIES, DISPUTES, CAUSES OF ACTION (WHETHER AT LAW OR EQUITY),


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INDEBTEDNESS AND OBLIGATIONS (COLLECTIVELY, "CLAIMS"), OF EVERY TYPE, KIND,
NATURE, DESCRIPTION OR CHARACTER, INCLUDING, WITHOUT LIMITATION, ANY SO-CALLED "LENDER LIABILITY" CLAIMS OR DEFENSES, AND IRRESPECTIVE OF HOW, WHY OR BY REASON OF WHAT FACTS, WHETHER SUCH CLAIMS HAVE HERETOFORE ARISEN, ARE NOW EXISTING OR HEREAFTER ARISE, OR WHICH COULD, MIGHT, OR MAY BE CLAIMED TO EXIST, OF WHATEVER KIND OR NAME, WHETHER KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, LIQUIDATED OR UNLIQUIDATED, EACH AS THOUGH FULLY SET FORTH HEREIN AT LENGTH, WHICH IN ANY WAY ARISE OUT OF, ARE CONNECTED WITH OR IN ANY WAY RELATE TO ACTIONS OR OMISSIONS WHICH OCCURRED ON OR PRIOR TO THE DATE HEREOF WITH RESPECT TO THE BORROWER, THE OBLIGATIONS, THIS AGREEMENT, THE ORIGINAL CREDIT AGREEMENT, ANY LOAN DOCUMENT OR ANY THIRD PARTIES LIABLE IN WHOLE OR IN PART FOR THE OBLIGATIONS. EACH OF THE RELEASORS FURTHER AGREES TO INDEMNIFY THE RELEASEES AND HOLD EACH OF THE RELEASEES HARMLESS FROM AND AGAINST ANY AND ALL SUCH CLAIMS WHICH MIGHT BE BROUGHT AGAINST ANY OF THE RELEASEES ON BEHALF OF ANY PERSON OR ENTITY, INCLUDING, WITHOUT LIMITATION, OFFICERS, DIRECTORS, AGENTS, TRUSTEES, CREDITORS OR SHAREHOLDERS OF ANY OF THE RELEASORS. FOR PURPOSES OF THE RELEASE CONTAINED IN THIS PARAGRAPH, ANY REFERENCE TO ANY RELEASOR SHALL MEAN AND INCLUDE, AS APPLICABLE, SUCH PERSON'S OR PERSONS' SUCCESSORS AND ASSIGNS, INCLUDING, WITHOUT LIMITATION, ANY RECEIVER, TRUSTEE OR DEBTOR-IN-POSSESSION, ACTING ON BEHALF OF SUCH PARTIES.

     (E) SURVIVAL OF AGREEMENTS. The obligations and agreements of the Borrower under this SECTION 10.7 shall survive the termination of this Agreement.

     10.8 NUMBERS OF DOCUMENTS. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

     10.9 ACCOUNTING. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

     10.10 SEVERABILITY OF PROVISIONS. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     10.11 NONLIABILITY OF LENDERS. The relationship between the Borrower and the Lenders, the Agent and Collateral Agent shall be solely that of borrower and lender. Neither the Agent, the Collateral Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent, the Collateral Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.


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     10.12  GOVERNING LAW.  THE AGENT ACCEPTS THIS AGREEMENT, ON BEHALF OF
ITSELF AND THE LENDERS, AT CHICAGO, ILLINOIS BY ACKNOWLEDGING AND AGREEING TO IT THERE. ANY DISPUTE BETWEEN THE BORROWER AND THE AGENT OR ANY LENDER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS.

     10.13  CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.

     (A) EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION (B), EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY BY STATE OR FEDERAL COURTS LOCATED IN CHICAGO, ILLINOIS, BUT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF CHICAGO, ILLINOIS. EACH OF THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO THIS SUBSECTION (A) ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

     (B) OTHER JURISDICTIONS. THE BORROWER AGREES THAT THE AGENT, OR ANY LENDER SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PERSON (1) TO OBTAIN PERSONAL JURISDICTION OVER THE BORROWER, (2) TO REALIZE ON THE COLLATERAL OR (3) IN ORDER TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PERSON. THE BORROWER AGREES THAT OTHER THAN IN A PROCEEDING BROUGHT PURSUANT TO SUBSECTION (A) ABOVE, IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY SUCH PERSON PURSUANT TO THIS SUBSECTION (B) TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PERSON. THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH SUCH PERSON HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION (B).

     (C) VENUE. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW


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OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT
TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.

     (D) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     (E) ADVICE OF COUNSEL. EACH OF THE PARTIES REPRESENTS TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF
SECTION 10.7 AND THIS SECTION 10.13, WITH ITS COUNSEL.

     10.14 NO STRICT CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Loan Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and each of the other Loan Documents shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.


ARTICLE XI:  THE AGENT

     11.1 APPOINTMENT; NATURE OF RELATIONSHIP. The First National Bank of Chicago is appointed by the Lenders as the Agent hereunder, the Collateral Agent under the Collateral Documents and the Agent and/or Collateral Agent, as applicable, under each other Loan Document. References to the Agent in this
ARTICLE XI shall include references to the Agent in its capacity as Collateral Agent. Each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this
ARTICLE XI. Notwithstanding the use of the defined term "Agent" or "Collateral Agent'" it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement and that the Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth


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


in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Agent (i) does not assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of SECTION 9-105 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender waives.

     11.2 POWERS. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by the Agent. Without limiting the foregoing, the Agent is hereby authorized to execute and deliver the Collateral Documents and the Collateral Sharing Agreement, in each case, in substantially the same form as last distributed to the Lenders prior to the Closing Date and shall be authorized to enter into amendments thereto on behalf of each of the Lenders upon the direction of or with the consent of the Required Creditors. Each Lender authorizes the Agent to enter, as Collateral Agent, into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Lender shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Collateral Agent for the benefit of the Holders of Secured Obligations upon the terms of the Collateral Documents.

     11.3 GENERAL IMMUNITY. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is found in a final judgment by a court of competent jurisdiction to have arisen from and to the extent of the Gross Negligence, willful misconduct or breach of this Agreement or any other Loan Documents by such Person.

     11.4 NO RESPONSIBILITY FOR LOANS, CREDITWORTHINESS, COLLATERAL, RECITALS, ETC. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify
(i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document; (iii) the satisfaction of any condition specified in ARTICLE V, except receipt of items required to be delivered solely to the Agent; (iv) the existence or possible existence of any Default or Unmatured Default or (v) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or in any of the other Loan Documents, for the perfection or priority of any of the Liens on any of the Collateral, or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or the transactions


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


contemplated thereby, or for the financial condition of any guarantor of any or all of the Obligations, the Borrower or any of its Subsidiaries.

     11.5 ACTION ON INSTRUCTIONS OF REQUIRED CREDITORS. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Creditors, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders (and, if applicable the Noteholder) pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

     11.6 EMPLOYMENT OF AGENTS AND COUNSEL. The Agent may execute any of its duties as the Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent's duties hereunder and under any other Loan Document; PROVIDED, HOWEVER, it is expressly understood and agreed that the expense reimbursement provisions of SECTION 10.7(A) shall not be applicable to the expenses for such counsel to the extent such expenses do not arise out of any action or omission on the part of the Borrower or any of its Subsidiaries or any request of the Borrower or its Subsidiaries hereunder or under any of the Loan Documents.

     11.7 RELIANCE ON DOCUMENTS; COUNSEL. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent; PROVIDED, HOWEVER, it is expressly understood and agreed that the expense reimbursement provisions of SECTION 10.7(A) shall not be applicable to the expenses for counsel rendering such opinion to the extent it relates to matters other than resulting from any action or omission on the part of the Borrower or any of its Subsidiaries or any request of the Borrower or its Subsidiaries hereunder or under any of the Loan Documents.

     11.8 THE AGENT'S REIMBURSEMENT AND INDEMNIFICATION. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Pro Rata Shares (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents,
(ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the Gross Negligence or willful misconduct of the Agent.

     11.9 RIGHTS AS A LENDER. With respect to its Supplemental Loan Commitment, Loans made by it, Letters of Credit issued by it and the Notes issued to it, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender or Issuing Bank and may exercise the same as through it were not the Agent, and the term "Lender" or "Lenders," "Issuing Bank" or "Issuing Banks" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which such Person is not prohibited hereby from engaging with any other Person.

     11.10 LENDER CREDIT DECISION. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Collateral Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Collateral Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

     11.11 SUCCESSOR AGENT. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent (which successor Agent shall also succeed to the position of Collateral Agent). If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Agent's giving notice of resignation, then the retiring Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent and Collateral Agent. Notwithstanding anything herein to the contrary, so long as no Default has occurred and is continuing, each such successor Agent shall be subject to approval by the Borrower, which approval shall not be unreasonably withheld or delayed. Such successor Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as the Agent hereunder (and Collateral Agent under the other Loan Documents) by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and Collateral Agent, and the retiring Agent and Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article XI shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent and/or Collateral Agent hereunder and under the other Loan Documents.

     11.12 Collateral Documents. Each Lender authorizes the Agent as Collateral Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Lender shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Collateral Agent for the benefit of the Holders of Secured Obligations upon the terms of the Collateral Documents.

ARTICLE XII:  SETOFF; RATABLE PAYMENTS

     12.1 SETOFF. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs and is continuing, any indebtedness from any Lender to the Borrower (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

     12.2 RATABLE PAYMENTS. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to SECTIONS 4.1, 4.2 or 4.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligation or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Holders of Secured Obligations share in the benefits of such collateral ratably in proportion to the obligations owing to them. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

     12.3 APPLICATION OF PAYMENTS. Subject to the provisions of SECTION 9.2, the Agent shall, unless otherwise specified at the direction of the Required Lenders which direction shall be consistent with the last sentence of this
SECTION 12.3, apply all payments and prepayments in respect of any Obligations and all proceeds of Collateral in respect of the Obligations in the following order:

          (A) first, to pay interest on and then principal of any portion of the Loans which the Agent may have advanced on behalf of any Lender for which the Agent has not then been reimbursed by such Lender or the Borrower;

          (B) second, to pay interest on and then principal of any advance made under SECTION 10.3 for which the Agent has not then been paid by the Borrower or reimbursed by the Lenders;

          (C) third, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Agent or Collateral Agent;

          (D) fourth, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders and the issuer(s) of Letters of Credit;

          (E) fifth, to pay interest and fees in respect of Supplemental Loans, Credit Support Obligations, Letters of Credit and other Priority Obligations;

          (F) sixth, to the ratable payment or prepayment of principal outstanding on the Priority Obligations;

          (G) seventh, to provide required cash collateral, if required pursuant to SECTION 3.10 and

          (H) eighth, to the ratable payment of all Ratable Obligations as provided in the Collateral Sharing Agreement.

The order of priority set forth in this SECTION 12.3 and the related provisions of this Agreement and the Collateral Sharing Agreement are set forth solely to determine the rights and priorities of the Agent, the Lenders, the issuer(s) of Letters of Credit as among themselves or between such parties and the Noteholder. The order of priority set forth in CLAUSES (D) through (H) of this
SECTION 12.3 may at any time and from time to time be changed by the Required Creditors without necessity of notice to or consent of or approval by the Borrower, or any other Person. The order of priority set forth in CLAUSES (A) through (C) of this SECTION 12.3 may be changed only with the prior written consent of the Agent.

     12.4  RELATIONS AMONG LENDERS.

     (A) Except with respect to the exercise of set-off rights of any Lender in accordance with SECTION 12.1, the proceeds of which are applied in accordance with this Agreement and the Collateral Sharing Agreement, and except as set forth in the following sentence, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder or with respect to any Collateral or any Loan Document, including, without limitation, under the Collateral Documents or the Collateral Sharing Agreement, without the prior written consent of the Required Creditors or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Agent.

     (B) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent or Collateral Agent) authorized to act for, any other Lender. The Agent shall have the exclusive right on behalf of the Lenders to enforce on the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.


ARTICLE XIII:  BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

     13.1 SUCCESSORS AND ASSIGNS. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Agent, the Collateral Agent, the Arranger, the Issuing Banks and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and
(ii) any assignment by any Lender must be made in compliance with Section 13.3 hereof. Notwithstanding CLAUSE (ii) of this SECTION 13.1, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; PROVIDED, HOWEVER, that no such assignment shall release the transferor Lender from its obligations hereunder. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with SECTION 13.3 hereof in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

     13.2  PARTICIPATIONS.

     (A) PERMITTED PARTICIPANTS; EFFECT. Subject to the terms set forth in this SECTION 13.2, any Lender (including any Lender which becomes a party hereto in connection with an assignment permitted pursuant to SECTION 13.3) may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (collectively, "PARTICIPANTS") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Supplemental Loan Commitment of such Lender, any L/C Interest of such Lender or any other interest of such Lender under the Loan Documents on a pro rata or non-pro rata basis. Notice of such participation to the Borrower and the Agent shall be required prior to any participation becoming effective with respect to a Participant which is not a Holder of Secured Obligations or an Affiliate thereof. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents except that, for purposes of ARTICLE IV hereof, the Participants shall be entitled to the same rights as if they were Lenders.

     (B) VOTING RIGHTS. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan, Letter of Credit or Supplemental Loan Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable pursuant to the terms of this Agreement with respect to any such Loan, Letter of Credit or Supplemental Loan

Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan, Letter of Credit or Supplemental Loan Commitment, or releases all or substantially all of the Collateral, if any, securing any such Loan or Letter of Credit. In the event any Lender desires to sell a participation and grant to the Participant any greater voting rights than set forth above, it shall not be permitted to do so without the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed.

     (C) BENEFIT OF SETOFF. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in SECTION 12.1 hereof in respect to its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, PROVIDED that each Lender shall retain the right of setoff provided in SECTION 12.1 hereof with respect to the amount of participating interests sold to each Participant except to the extent such Participant exercises its right of setoff. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in
SECTION 12.1 hereof, agrees to share with each Lender (and, if applicable under the Collateral Sharing Agreement, the Noteholder), any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with SECTION 12.2 hereof and SECTION 8 of the Collateral Sharing Agreement as if each Participant were a Lender.

     13.3  ASSIGNMENTS.

     (A) PERMITTED ASSIGNMENTS. Any Lender may, in the ordinary course of its business and in accordance with applicable law and the provisions of this
SECTION 13.3, assign all or a portion of its rights and obligations under this Agreement (including, without limitation, its Supplemental Loan Commitment, all Loans owing to it, all of its participation interests in existing Letters of Credit and its obligation to participate in additional Letters of Credit hereunder) as follows:

          (i) at any time to one or more of the Holders of Secured Obligations (or an Affiliate thereof) or one or more Eligible Assignees;

          (ii) at any time to one or more Persons consented to by the Borrower (which consent shall not be unreasonably withheld or delayed);

          (iii) following the occurrence of a Transfer Default or at any time after November 30, 1998, to any other banks or other entities (the purchasing entities under clauses (i) through (iii) being herein collectively, the "PURCHASERS").

Each assignment shall be of a constant, and not a varying, ratable percentage of all of the assigning Lender's rights and obligations under this Agreement. Such assignment shall be substantially in the form of EXHIBIT E hereto and shall not be permitted hereunder unless such assignment is either for all of such Lender's rights and obligations under the Loan Documents or, without the prior written consent of the Agent, involves loans and commitments in an aggregate amount of at least $5,000,000 (which minimum amount may be waived by the Required Lenders).

The consent of the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof.

     (B) EFFECT; EFFECTIVE DATE. Upon (i) delivery to the Agent of a notice of assignment, substantially in the form attached as APPENDIX I to EXHIBIT E hereto (a "NOTICE OF ASSIGNMENT"), together with any consent required by SECTION 13.3(A) hereof, and (ii) payment of a $3,500 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment, Loans and L/C Obligations under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser, if not already a Lender, shall for all purposes be a Lender party to this Agreement and any other Loan Documents executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Supplemental Loan Commitment, Loans and Letter of Credit participations assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this SECTION 13.3(B), the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Supplemental Loan Commitment and their Existing Loans, as adjusted pursuant to such assignment.

     (C)  THE REGISTER.  The Agent shall maintain at its address referred to in
SECTION 14.1 a copy of each assignment delivered to and accepted by it pursuant to this SECTION 13.3 and a register (the "REGISTER") for the recordation of the names and addresses of the Lenders and the Supplemental Loan Commitment of and principal amount of the Loans owing to, each Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an assignment under this SECTION 13.3. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and each of its Subsidiaries, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

     13.4 CONFIDENTIALITY. For purposes of this SECTION 13.4, "Confidential Information" means information delivered or presented to the Agent or the Lenders by or on behalf of the Borrower or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement and the other Loan Documents that is proprietary in nature and that was either (a) delivered or presented in connection with the Sale Initiative or (b) clearly marked or labeled or otherwise adequately identified when received as being confidential information of the Borrower or such Subsidiary; PROVIDED that such term does not include information that:

          (i) was publicly known or otherwise known to the Agent or any of the Lenders, as applicable, prior to the time of such disclosure;

           (ii) subsequently becomes publicly known to the Agent or any of the Lenders other than through disclosure by or on behalf of the Borrower or any of its Subsidiaries;

          (iii) otherwise becomes known to the Agent or any of the Lenders other than through a disclosure by or on behalf of the Borrower or its Subsidiaries; or

          (iv) constitutes financial statements delivered to the Agent or any of the Lenders under SECTION 7.1 that are otherwise publicly available.

Subject to SECTION 13.5, the Agent and the Lenders shall hold all Confidential Information in accordance with such Person's customary procedures adopted by such Person in good faith to protect confidential information of third parties delivered to it and in accordance with safe and sound banking practices; PROVIDED that the Agent and the Lenders, in any event may deliver or disclose the Confidential Information to:

          (1) the Agent, any other Lender or the Noteholder;

          (2) a prospective Transferee in connection with the contemplated participation or assignment permitted under the terms hereof to the extent reasonably required in connection therewith if such prospective Transferee has agreed in writing prior to its receipt of such Confidential Information to be bound by the terms of this SECTION 13.4;

          (3) the Agent's or any Lender's officers, trustees, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the Loans);

          (4) the Agent's or any Lender's financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this SECTION 13.4;

          (5) as required or requested by any Governmental Authority or representative thereof having jurisdiction over the Agent or any of the Lenders or which requires access to information about the Agent's or the Lender's loan portfolios; or

          (6) any other Person to which such delivery or disclosure may be necessary or appropriate (A) to effect compliance with any law, rule, regulation or order applicable to the Agent or the Lenders; (B) in response to subpoena or other legal process; (C) in connection with any litigation to which the Agent or any Lender is a party; or (D) if any Default has occurred and is continuing, to the extent the Agent or any Lender may reasonably determine such delivery and disclosure may be necessary or appropriate in the enforcement or for the protection of the rights and remedies under this Agreement and the other Loan Documents.

In no event shall the Agent or any Lender be obligated or required to return any materials furnished by the Borrower; PROVIDED, HOWEVER, each prospective Transferee shall be required to agree that if it does not become a participant or assignee it shall return all materials furnished to it by or on behalf of the Borrower in connection with this Agreement; PROVIDED, FURTHER, however if any such disclosure is to be made pursuant to legal process, the Agent or Lender, as applicable, which may make such disclosure shall use its reasonable efforts to notify the Borrower of such legal process prior to making such disclosure, provided the failure to provide such notice shall not result in any liability on the part of such Person.

     13.5 DISSEMINATION OF INFORMATION. The Borrower authorizes each Lender to disclose to any permitted Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "TRANSFEREE") and any prospective Transferee any and all information in such Lender's possession concerning the Borrower and its Subsidiaries; PROVIDED that prior to any such disclosure, such prospective Transferee shall agree to preserve in accordance with SECTION 13.4 the confidentiality of any confidential information described therein.

     13.6 GUARANTY TERMINATIONS AND PLEDGE RELEASES. Each of the Lenders, Issuing Banks and the Agent agrees that upon the consummation of any transaction involving the sale of all or substantially all of the assets or stock of a Material Subsidiary, which sale is permitted pursuant to the terms of SECTION 7.3(B), the Agent, for itself and on behalf of the Lenders and the Issuing Banks, shall release and terminate the Guaranty with respect to such Material Subsidiary which is the subject of such transaction or, as applicable, release the stock of such Material Subsidiary from the pledge to the Agent.


ARTICLE XIV:  NOTICES

     14.1 GIVING NOTICE. Except as otherwise permitted by SECTION 2.14 with respect to borrowing notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Documents shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).

     14.2 CHANGE OF ADDRESS. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.


ARTICLE XV:  WAIVERS

Effective as of the Effective Date, the Borrower's non-compliance with the following provisions of the Original Credit Agreement for the periods specified (the "SPECIFIED DEFAULTS") is hereby waived:


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


(a) Noncompliance with the provisions of SECTION 7.1(A) of the Credit Agreement requiring, without limitation, delivery of the Borrower's unaudited consolidating and consolidated financial information for the fiscal quarter ended November 30, 1997, together with an Officer's Certificate and compliance certificate on or prior to January 15, 1998 and plan and forecast for the fiscal year ending November 30, 1998;

(b) Noncompliance with the provisions of SECTION 7.1(A) of the Original Credit Agreement requiring, without limitation, delivery of the Borrower's audited consolidating and consolidated financial information for the year ended November 30, 1997, together with an Officer's Certificate, compliance certificate, audit report, management letters (if any) and accountant's certificate on or prior to March 2, 1998; PROVIDED, HOWEVER, such waiver shall remain effective only if such items are delivered on or prior to the date that is five (5) Business Days after the date hereof;

(c) Noncompliance with the provisions of SECTION 7.3(F)(vi) (Restricted Payments) of the Original Credit Agreement as a result of the Borrower's payment of a dividend on December 24, 1997 after the occurrence and during the continuance of an Unmatured Default;

(d) Noncompliance with the provisions of SECTION 7.3(M) of the Original Credit Agreement resulting from the amendment by Binks Sames Ltd. of its Articles of Association;

(e) Noncompliance with the provisions of SECTION 7.3(S) of the Original Credit Agreement prior to the date hereof resulting from the failure to evidence intercompany indebtedness with the promissory note(s) required thereunder;

(f) Noncompliance as of November 30, 1997 and February 28, 1998 with the provisions of SECTION 7.4(A) of the Original Credit Agreement;

(g) Noncompliance as of November 30, 1997 and February 28, 1998 with the provisions of SECTION 7.4(B) (Maximum Leverage Ratio) of the Original Credit Agreement;

(h) Noncompliance as of November 30, 1997 and February 28, 1998 with the provisions of SECTION 7.4(C) (Minimum Consolidated Tangible Net Worth) of the Original Credit Agreement;

(i) Noncompliance for the periods ending November 30, 1997 and February 28, 1998 with the provisions of SECTION 7.4(D) (Minimum Interest Expense Coverage Ratio) of the Credit Agreement;

(j) Noncompliance prior to the date hereof with the provisions of SECTION 7.1(B) of the Original Credit Agreement requiring, without limitation, the delivery of an Officer's Certificate concerning Defaults or Unmatured Defaults;


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


(k) Noncompliance prior to the date hereof with the provisions of SECTION 7.1(C) of the Original Credit Agreement requiring, without limitation, written notice of certain lawsuits or actions not previously disclosed and which are disclosed on SCHEDULE 6.7;

(l) Noncompliance prior to the date hereof with the provisions of SECTION 7.1(G) of the Original Credit Agreement requiring, without limitation, delivery to the Lenders of certain press releases;

(m) Noncompliance prior to the date hereof with the provisions of SECTION 7.2(A) requiring each Subsidiary to maintain its corporate existence with respect to the Borrower's Subsidiaries in Mexico and Italy.

(n) Noncompliance prior to the date hereof with the provisions of SECTION 7.2(C) of the Original Credit Agreement requiring, without limitation, payment of taxes as a result of the Borrower's failure to pay its real estate taxes for its property in Oregon which have been paid prior to the date hereof and material claims with respect to the Disclosed Disputes;

(o) Default under SECTION 8.1(E)(i) of the Original Credit Agreement resulting from the defaults under the Note Purchase Agreement which are being waived as of the date of this Agreement pursuant to the Waiver and Second Amendment thereto; and

(p) Other Defaults which may have resulted prior to the date hereof from the facts and matters which are within the actual knowledge of each of the Lenders, where "actual knowledge" means facts known to the Lenders' loan officers which had significant involvement in credit decisions involving the Borrower provided neither the Agent nor any Lenders shall have any duty of inquiry with respect thereto.

Each of the Agent and the Lenders represents that it does not have "actual knowledge" (as defined above) as of the date hereof of any Defaults or Unmatured Defaults other than those set forth above.

ARTICLE XVI:  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by telex or telephone, that it has taken such action.


                  [Remainder of This Page Intentionally Blank]

     IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.


                              BINKS SAMES CORPORATION,
                                as the Borrower


                              By: /s/ Jeffrey W. Lemajeur
                                 ------------------------------
                                   Jeffrey W. Lemajeur
                                   Vice President, Chief Financial Officer

                              Address:
                              9201 Belmont Avenue
                              Franklin Park, IL  60131-2887

                              Attention:  Jeffrey W. Lemajeur
                              Telephone No.: 847/671-3000
                              Facsimile No.: 847/671-5690


                              THE FIRST NATIONAL BANK OF
                              CHICAGO, as Agent and as a Lender


                              By: /s/ Linda M. Thompson
                                 ------------------------------
                                 Name: Linda M. Thompson
                                      -------------------------
                                 Title: -----------------------

                              Address:
                              One First National Plaza
                              Suite 0061
                              Chicago, Illinois  60670-0061
                              Attention:  Linda M. Thompson
                              Telephone No.: 312/732-6423
                              Facsimile No.: 312/732-1775

                              LASALLE NATIONAL BANK, as a Lender


                              By: /s/ Rob McMahon
                                 ------------------------------
                                 Name:  Rob McMahon
                                 Title:

                              Address:
                              135 South LaSalle Street
                              Chicago, Illinois  60603
                              Attention:  Rob McMahon
                              Telephone No.:  312/904-8618
                              Facsimile No.:  312/904-8169

                              COMERICA BANK, as a Lender


                              By: /s/ Cynthia B. Jones
                                 ------------------------------
                                 Name:  Cynthia B. Jones
                                 Title:

                              Address:
                              500 Woodward Avenue
                              3rd Floor
                              Detroit, Michigan  48226-3205
                              Attention:  Cynthia B. Jones
                              Telephone No.:  313/222-3780
                              Facsimile No.:  313/222-5706

                              HARRIS TRUST AND SAVINGS BANK,
                              as a Lender


                              By: /s/ Sandra J. Sanders
                                 ------------------------------
                                 Name:  Sandra J. Sanders
                                 Title:  Vice President

                              Address:
                              200 West Monroe Street
                              17th Floor
                              Chicago, Illinois  60606
                              Attention:  Sandra J. Sanders
                              Telephone No.:  312/461-7729
                              Facsimile No.:  312/765-1724